Exhibit 10.1

Execution Version

**********************************************************

AMENDMENT NO. 2

TRANCHE B-2 TERM LOANS

($900,000,000)

dated as of April 9, 2018

among

THE MEN’S WEARHOUSE, INC.,

as Borrower

The GUARANTORS party hereto

the LENDERS party hereto

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

JPMORGAN CHASE BANK, N.A.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

WELLS FARGO SECURITIES, LLC

as Joint Bookrunners and Joint Lead Arrangers

**********************************************************

AMENDMENT NO. 2

(TRANCHE B-2 TERM LOANS)

AMENDMENT NO. 2 (this “Amendment”) dated as of April 9, 2018 among THE MEN’S WEARHOUSE, INC., a Texas corporation (the “Borrower”), the Guarantors party hereto, the Additional Tranche B-2 Term Lender, and JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Lenders (together with its successors in such capacity, the “Administrative Agent”).

RECITALS

WHEREAS, the Borrower, certain lenders and the Administrative Agent entered into a Term Credit Agreement dated as of June 18, 2014 (as amended by Amendment No. 1, dated June 26, 2014, as further amended by Incremental Facility Agreement No. 1, dated as of April 7, 2015, and as further amended, restated, amended and restated, modified or supplemented and in effect on the date hereof, the “Existing Credit Agreement”).

WHEREAS, the Borrower has requested certain amendments to the Existing Credit Agreement as set forth in Exhibit A hereto (the Existing Credit Agreement as so amended, the “Amended Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Amended Credit Agreement).

WHEREAS, lenders constituting the Required Lenders have executed and returned a consent signature page counterpart in the form attached as Exhibit B hereto indicating affirmative consent (or have indicated affirmative consent online in accordance with instructions posted to lenders) to this Amendment.

WHEREAS, the Borrower has requested that additional term commitments be made available to it as of the date hereof.

WHEREAS, the Additional Tranche B-2 Term Lender is willing to provide the Additional Tranche B-2 Term Commitment on the terms and conditions set forth herein and in Exhibit A.

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I
AMENDMENTS

Subject to the occurrence of the Amendment No. 2 Effective Date, the Existing Credit Agreement is hereby amended as set forth in Exhibit A to insert the language marked as underscored and delete the language marked as ~~strikethrough~~.

The Administrative Agent and the Borrower are hereby authorized to enter into such amendments to the other Loan Documents as the Administrative Agent shall reasonably determine are necessary or desirable to effect this Amendment, including without limitation, amendments and/or releases to the Mortgages corresponding to the definitions of Mortgaged Property and Tranche B-2 Maturity Date in the Amended Credit Agreement, as applicable.

ARTICLE II

REAFFIRMATION OF LOAN DOCUMENTS

Each of the Loan Parties hereby confirms and ratifies all of its obligations under the Loan Documents to which it is a party and hereby confirms and ratifies all of its guarantees, pledges and grants of security interests under the Collateral Agreement and the other Collateral Documents to which it is a party and confirms that all references in the Loan Documents to the “Credit Agreement” (or words of similar import) refer to the Credit Agreement as amended and supplemented hereby without impairing any such guarantees, pledges and grants of security interests in any respect.  This Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement, the Collateral Agreement and the other Loan Documents.

Each of the Loan Parties further (i) hereby agrees that, after giving effect to this Amendment and any transactions contemplated to be consummated on the Amendment No. 2 Effective Date, such guarantees, pledges and grants of security interests, as applicable, shall continue to be in full force and effect and are made and reaffirmed as of the Amendment No. 2 Effective Date and shall continue to inure to the benefit of the Lenders and the other Secured Parties under the Collateral Agreement, and, to the extent it is the issuer of certificated shares of stock or certificated membership interests, as applicable, that are pledged to the Administrative Agent under and pursuant to the Collateral Agreement, in its capacity as issuer thereof, hereby consents to and ratifies such pledge, (ii) hereby ratifies, confirms and agrees that all Liens granted, conveyed, or assigned to the Administrative Agent by such Person pursuant to any Collateral Document to which it is a party remain in full force and effect, are not released or reduced, and after giving effect to this Amendment and any transactions contemplated to be consummated on the Amendment No. 2 Effective Date, continue to secure full payment and performance of the Loan Document Obligations and such Liens continue unimpaired with the same priority to secure repayment of such Loan Document Obligations whether heretofore or hereafter incurred and no new filings are required to be made and no other action is required to be taken to perfect or to maintain the perfection of such Liens, and (iii) hereby agrees that this Amendment shall not constitute a novation of the Credit Agreement or any other Loan Document and that nothing in this Amendment shall be construed as a substitution or novation of the Loan Document Obligations or any instruments securing the same or of any other obligations under any Collateral Document.  Each of the Loan Parties further agrees to take any action that may be required or that is requested by the Administrative Agent to ensure compliance by the Loan Parties with the provisions of Section 5.12 of the Amended Credit Agreement and hereby reaffirms its obligations under each similar provision of each Loan Document to which it is a party.

ARTICLE III
REPRESENTATION AND WARRANTIES; NO DEFAULTS

The Loan Parties represent and warrant to the Administrative Agent and the Lenders that (i) each of the representations and warranties made by any Loan Party in any Loan Document, is true and complete in all material respects on and as of the date hereof with the same force and effect as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, is true and complete in all material respects as of such specific date) and as if each reference therein to the Credit Agreement or Loan Documents included reference to this Amendment and (ii) no Default has occurred and is continuing.

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ARTICLE IV
CONDITIONS

(a)                                 Conditions to Effectiveness.  The effectiveness of this Amendment and the obligations of the Additional Tranche B-2 Term Lender to make Loans are subject to the conditions precedent that all of the following conditions shall have been satisfied (the date on which all of such conditions are satisfied, the “Amendment No. 2 Effective Date”):

(i)                  Counterparts to Amendment.  The Administrative Agent shall have received duly executed and delivered counterparts (or written evidence thereof satisfactory to the Administrative Agent, which may include telecopy transmission of, as applicable, a signed signature page) of this Amendment from each Loan Party, each Lender with Converted Tranche B Term Loans, each Lender with Converted Tranche B-1 Term Loans, and the Additional Tranche B-2 Term Lender.

(ii)               Consents.  The Administrative Agent shall have received evidence of the affirmative consent to this Amendment by Lenders constituting the Required Lenders.

(iii)            Opinion.  The Administrative Agent shall have received, on behalf of itself and the Lenders, a favorable written opinion dated the Amendment No. 2 Effective Date from (i) Vorys, Sater, Seymour & Pease LLP, counsel for the Loan Parties, and (ii) Berliner Cohen LLP, California counsel for the Loan Parties, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(iv)           Secretary’s Certificates; Organizational documents.  The Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing (or equivalent) of each Loan Party as of a recent date prior to the Amendment No. 2 Effective Date, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(v)              Officer’s Certificate. The Administrative Agent shall have received a certificate, dated the Amendment No. 2 Effective Date and signed by the chief financial officer of Parent, confirming that (x) on such date, both immediately prior to and immediately after giving effect to the Transactions, no Default or Event of Default shall have occurred and be continuing, and (y) on such date, and after giving effect to the making of Loans to be made on such date, the representations and warranties of each Loan Party set forth in the Loan Documents are true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date.

(vi)           Solvency Certificate. The Administrative Agent shall have received a certificate, dated the Amendment No. 2 Effective Date and signed by the chief financial officer of Parent, as to the solvency of Parent and the Subsidiaries on a consolidated basis after giving effect to the Transactions, in the form of Exhibit J to the Amended Credit Agreement.

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(vii)        Fees and expenses.  The Administrative Agent shall have received from the Borrower (x) for the account of each Lender with a Converted Tranche B Term Loan, a Converted Tranche B-1 Term Loan and an Additional Tranche B-2 Term Loan Commitment, an upfront fee equal to 0.50% of the principal amount of such Lender’s Loans and/or Commitments, as applicable, and (y) payment of all other fees and other amounts due and payable on or prior to the Amendment No. 2 Effective Date, including, to the extent invoiced, payment or reimbursement of all expenses (including fees, charges and disbursements of counsel) required to be paid or reimbursed under the Engagement Letter dated March 20, 2018 among Parent, the Borrower and the Arrangers, or any Loan Document.

(viii)     UCC Lien Searches.  The Administrative Agent shall have received results of Uniform Commercial Code searches of a recent date listing all effective financing statements that name any Loan Party as debtor and that are filed in those state jurisdictions in which any Loan Party is organized, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than Permitted Encumbrances).

(ix)           Flood Determinations.  The Administrative Agent shall have received a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower).

(x)              Borrowing Request.  The Administrative Agent shall have received a Borrowing Request in respect of the Tranche B-2 Term Loans to be funded or converted on the Amendment No. 2 Effective Date.

(xi)           Repayment of Certain Loans.  The Administrative Agent shall be satisfied that, on the Amendment No. 2 Effective Date, substantially concurrently with the establishment of the Tranche B-2 Term Loans, (i) all Tranche B Term Loans that are not Converted Tranche B Term Loans will be repaid in full together with all accrued and unpaid interest thereon, and (ii) all Tranche B-1 Term Loans that are not Converted Tranche B-1 Term Loans will be repaid in full together with all accrued and unpaid interest thereon.

(xii)        “Know Your Customer” information. The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, at least five Business Days prior to the Amendment No. 2 Effective Date.

The Administrative Agent shall notify the Borrower and the Lenders of the Amendment No. 2 Effective Date, and such notice shall be conclusive and binding.

(b)                                 Post-Effectiveness Conditions.  Within sixty (60) days after the Amendment No. 2 Effective Date, unless waived or extended by the Administrative Agent in its sole discretion, with respect to the Mortgaged Property located in Harris County, Texas, the Administrative Agent shall have received, the following, in each case in form and substance reasonably acceptable to the Administrative Agent:

(A)                               an amendment to the existing deed of trust (the “DOT Amendment”) to reflect the matters set forth in this Amendment, duly executed and acknowledged by the

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applicable Loan Party, and in form for recording in the recording office where such deed of trust (the “TX DOT”) was recorded, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof under applicable law;

(B)                               a favorable opinion, addressed to the Administrative Agent and the Secured Parties covering, among other things, the due authorization, execution, delivery and enforceability of the TX DOT as amended by the DOT Amendment (such opinion may take assumptions for any matters addressed in the local counsel opinion originally delivered in connection with the TX DOT);

(C)                               a date down endorsement or modification endorsement (if a date down endorsement is not available in the application jurisdiction) to the existing title policy or new title policy (if neither a date down endorsement nor modification endorsement are available in the applicable jurisdiction), which shall be in form and substance reasonably satisfactory to the Administrative Agent and reasonably assure the Administrative Agent as of the date of such endorsement or title policy that the real property subject to the lien of the TX DOT is free and clear of all defects and encumbrances except those Liens permitted under the TX DOT;

(D)                               evidence of payment by the Borrower of all search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the DOT Amendment referred to above; and

(E)                                such affidavits, certificates, information and instruments of indemnification as shall be required to induce the title insurance company to issue the endorsement to the title policy or new title policy contemplated in subclause (C) and evidence of payment of all applicable title insurance premiums, search and examination charges, mortgage recording taxes and related charges required for the issuance of the endorsement to the title policy or new title policy contemplated in subclause (C).

ARTICLE V
MISCELLANEOUS

Section 5.01.                          Counterparts; Integration; Effectiveness.  This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Amendment shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof and thereof which, when taken together, bear the signatures of each of the other parties hereto and thereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Amendment by telecopy shall be effective as delivery of a manually executed counterpart of this Amendment.

Section 5.02.                          Governing Law.  This Amendment shall be governed by, and construed in accordance with, the law of the State of New York.

Section 5.03.                          Headings.  Article and Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

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Section 5.04.                          Acknowledgment of Intercreditor Agreement.  Each Lender acknowledges that the obligations of the Borrower under the Credit Agreement are secured by Liens on assets of the Borrower and the Guarantors that constitute Collateral and that the relative Lien priority and other creditor rights of the Secured Parties and the secured parties under the ABL Credit Agreement are set forth in the Intercreditor Agreement.  Each Lender hereby acknowledges that it has received a copy of the Intercreditor Agreement.  Each Lender hereby irrevocably (a) consents to the subordination of the Liens on the ABL Priority Collateral securing the Secured Obligations on the terms set forth in the Intercreditor Agreement, (b) agrees that such Lender is bound by the provisions of the Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of the Intercreditor Agreement and (c) agrees that no Lender shall have any right of action whatsoever against the Administrative Agent as a result of any action taken by the Administrative Agent in accordance with the terms of the Intercreditor Agreement.  Each Lender hereby further irrevocably authorizes and directs the Administrative Agent (i) to take such actions as shall be required to release Liens on the Collateral in accordance with the terms of the Intercreditor Agreement and (ii) to enter into such amendments, supplements or other modifications to the Intercreditor Agreement in connection with any extension, renewal, refinancing or replacement of any Secured Obligations or the ABL Credit Agreement as are reasonably acceptable to the Administrative Agent to give effect thereto, in each case on behalf of such Lender and without any further consent, authorization or other action by such Lender.  The Administrative Agent shall have the benefit of the provisions of Article VIII of the Amended Credit Agreement with respect to all actions taken by it in accordance with the terms of the Intercreditor Agreement to the full extent thereof.  The secured parties under the ABL Credit Agreement are intended third party beneficiaries of this provision.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

THE MEN’S WEARHOUSE, INC.,
as Borrower

By:	/s/ Jack P. Calandra
	Name:	Jack P. Calandra
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

TAILORED BRANDS, INC.,
as a Guarantor

By:	/s/ Jack P. Calandra
	Name:	Jack P. Calandra
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

TWIN HILL ACQUISITION COMPANY, INC.
RENWICK TECHNOLOGIES, INC.
TMW MERCHANTS LLC
MWDC HOLDING INC.
K&G MEN’S COMPANY INC.
JA APPAREL CORP.
NASHAWENA MILLS CORP.
JOSEPH ABBOUD MANUFACTURING CORP.
JOS. A. BANK CLOTHIERS, INC.
THE JOSEPH A. BANK MFG. CO., INC.
TAILORED SHARED SERVICES, LLC
TAILORED BRANDS PURCHASING LLC
TAILORED BRANDS GIFT CARD CO LLC,
each as a Guarantor

By:	/s/ Jack P. Calandra
	Name:	Jack P. Calandra
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

[The Men’s Wearhouse, Inc. - Amendment No. 2 Signature Page]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:	/s/ Blakely Engel
	Name:	Blakely Engel
	Title:	Vice President

JPMORGAN CHASE BANK, N.A.,
as Additional Tranche B-2 Term Lender

By:	/s/ Blakely Engel
	Name:	Blakely Engel
	Title:	Vice President

[The Men’s Wearhouse, Inc. - Amendment No. 2 Signature Page]

EXHIBIT A

AMENDED CREDIT AGREEMENT

EXHIBIT A to Amendment No. 2

(inserted text marked as underscored and deleted text marked as ~~strikethrough~~)

J.P. Morgan

TERM CREDIT AGREEMENT

dated as of

June 18, 2014,

as amended by

Amendment No. 1 dated as of June 26, 2014, ~~and~~
Incremental Facility Agreement No. 1 dated as of April 7, 2015, and

Amendment No. 2 dated as of April 9, 2018,

among

THE MEN’S WEARHOUSE, INC.,
as Borrower

The LENDERS Party Hereto

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

                                            ~~J.P. MORGAN SECURITIES LLC and~~

JPMORGAN CHASE BANK, N.A.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, and
WELLS FARGO SECURITIES, LLC,
as Joint ~~Book runners~~Bookrunners and Joint Lead Arrangers

~~BANK OF AMERICA, N.A.,~~
~~as Syndication Agent~~

TABLE OF CONTENTS

Page

ARTICLE I

Definitions

SECTION 1.01.	Defined Terms	1
SECTION 1.02.	Classification of Loans and Borrowings	~~28~~31
SECTION 1.03.	Terms Generally	~~28~~32
SECTION 1.04.	Accounting Terms; GAAP	~~29~~32
SECTION 1.05.	~~Effectuation of Transactions~~	~~29~~[Reserved]32
SECTION 1.06.	Classification of Actions	~~29~~33
SECTION 1.07.	Interest Rates	33

ARTICLE II

The Credits

SECTION 2.01.	Commitments ~~29~~ and Conversions	33
SECTION 2.02.	Loans and Borrowings	~~29~~33
SECTION 2.03.	Requests for Borrowings	~~30~~34
SECTION 2.04.	Funding of Borrowings	~~31~~34
SECTION 2.05.	Interest Elections	~~31~~35
SECTION 2.06.	Termination of Commitments	~~32~~36
SECTION 2.07.	Repayment of Loans; Evidence of Debt	~~32~~36
SECTION 2.08.	Amortization of Term Loans	~~33~~37
SECTION 2.09.	Prepayment of Loans	~~33~~37
SECTION 2.10.	Fees	~~35~~40
SECTION 2.11.	Interest	~~36~~40
SECTION 2.12.	Alternate Rate of Interest	~~36~~41
SECTION 2.13.	Increased Costs	~~37~~42
SECTION 2.14.	Break Funding Payments	~~38~~42
SECTION 2.15.	Taxes	~~38~~43
SECTION 2.16.	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	~~40~~45
SECTION 2.17.	Mitigation Obligations; Replacement of Lenders	~~42~~47
SECTION 2.18.	Incremental Term Facilities	~~42~~47
SECTION 2.19.	Extension Offers	~~44~~49

ARTICLE III

Representations and Warranties

SECTION 3.01.	Organization; Powers	~~44~~49
SECTION 3.02.	Authorization; Enforceability; Benefit to Loan Parties	~~44~~49
SECTION 3.03.	Governmental Approvals; No Conflicts	~~45~~50
SECTION 3.04.	Financial Condition; No Material Adverse Change	~~45~~50
SECTION 3.05.	Properties	~~46~~51
SECTION 3.06.	Litigation and Environmental Matters	~~46~~51
SECTION 3.07.	Compliance with Laws and Agreements	~~46~~52
SECTION 3.08.	Investment Company Status ~~47~~, etc.	52
SECTION 3.09.	Taxes	~~47~~52
SECTION 3.10.	ERISA; Labor Matters	~~47~~52
SECTION 3.11.	Disclosure	~~47~~53
SECTION 3.12.	Subsidiaries and Joint Ventures	~~48~~53

i

Page

SECTION 3.13.	Insurance	~~48~~53
SECTION 3.14.	Federal Reserve Regulations	~~48~~53
SECTION 3.15.	Solvency	~~48~~53
SECTION 3.16.	Collateral Matters	~~48~~54
SECTION 3.17.	Use of Proceeds	~~49~~54
SECTION 3.18.	Brokers	~~49~~54
SECTION 3.19.	Plan Assets; Prohibited Transactions	54

ARTICLE IV

Conditions

ARTICLE V

Affirmative Covenants

SECTION 5.01.	Financial Statements and Other Information	~~51~~56
SECTION 5.02.	Notices of Material Events	58
SECTION 5.03.	Additional Subsidiaries	~~53~~58
SECTION 5.04.	Information Regarding Collateral	~~53~~59
SECTION 5.05.	Existence; Conduct of Business	59
SECTION 5.06.	Payment of Obligations	~~54~~59
SECTION 5.07.	Maintenance of Properties	~~54~~59
SECTION 5.08.	Insurance	~~54~~59
SECTION 5.09.	Books and Records; Inspection and Rights	~~54~~60
SECTION 5.10.	Compliance with Laws	60
SECTION 5.11.	Use of Proceeds	~~55~~60
SECTION 5.12.	Further Assurances	~~55~~60
SECTION 5.13.	Maintenance of Ratings	~~55~~60
SECTION 5.14.	Certain Post-Closing Collateral Obligations	~~55~~61
SECTION 5.15.	Pledge of Capital Stock	~~55~~61
SECTION 5.16.	Lender Conference Calls	~~55~~61
SECTION 5.17.	Designation of Subsidiaries	61

ARTICLE VI

Negative Covenants

SECTION 6.01.	Indebtedness; Certain Equity Securities	~~56~~61
SECTION 6.02.	Liens	~~57~~63
SECTION 6.03.	Fundamental Changes; Business Activities	~~59~~64
SECTION 6.04.	Investments, Loans, Advances, Guarantees and Acquisitions	~~59~~65
SECTION 6.05.	Asset Sales	~~60~~66
SECTION 6.06.	Sale/Leaseback Transactions	~~61~~67
SECTION 6.07.	Swap Agreements	~~61~~67
SECTION 6.08.	Restricted Payments; Certain Payments of Indebtedness	~~61~~67
SECTION 6.09.	Transactions with Affiliates	~~62~~69
SECTION 6.10.	Restrictive Agreements	~~63~~69
SECTION 6.11.	Amendment of Organizational Documents	~~63~~69
SECTION 6.12.	Changes in Fiscal Periods	~~63~~69

Page

ARTICLE VII

Events of Default

ARTICLE VIII

The Administrative Agent

ARTICLE IX

Miscellaneous

SECTION 9.01.	Notices	~~70~~76
SECTION 9.02.	Waivers; Amendments	~~71~~77
SECTION 9.03.	Expenses; Indemnity; Damage Waiver	~~72~~79
SECTION 9.04.	Successors and Assigns	~~73~~80
SECTION 9.05.	Survival	~~77~~83
SECTION 9.06.	Counterparts; Integration; Effectiveness	~~77~~83
SECTION 9.07.	Severability	~~77~~84
SECTION 9.08.	Right of Setoff	~~77~~84
SECTION 9.09.	Governing Law; Jurisdiction; Consent to Service of Process	~~78~~84
SECTION 9.10.	WAIVER OF JURY TRIAL	~~78~~85
SECTION 9.11.	Headings	~~78~~85
SECTION 9.12.	Confidentiality	~~79~~85
SECTION 9.13.	Several Obligations; Nonreliance; Violation of Law	~~79~~86
SECTION 9.14.	USA Patriot Act Notice	~~79~~86
SECTION 9.15.	Interest Rate Limitation	~~79~~86
SECTION 9.16.	Release of Liens and Guarantees	~~79~~86
SECTION 9.17.	No Fiduciary ~~Relationship~~	~~80~~Duty, etc 87
SECTION 9.18.	Non-Public Information	~~80~~87
SECTION 9.19.	Intercreditor Agreement	~~80~~88
SECTION 9.20.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	89
SECTION 9.21.	Posting of Communications	89
SECTION 9.22.	Credit Bidding	90
SECTION 9.23.	Certain ERISA Matters	91

SCHEDULE:

Schedule ~~2.01~~	~~—~~	~~Commitments~~1.01	—	Disqualified Institutions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	~~Form of Guarantee and~~ Collateral Agreement
Exhibit D	—	Form of Compliance Certificate
Exhibit E	—	Form of Interest Election Request
Exhibit F	—	Form of Perfection Certificate
Exhibit G	—	~~Form of Supplemental Perfection Certificate~~[Reserved]
Exhibit H-1	—	Form of U.S. Tax Certificate for Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit H-2	—	Form of U.S. Tax Certificate for Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes

Exhibit H-3	—	Form of U.S. Tax Certificate for Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit H-4	—	Form of U.S. Tax Certificate for Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit I	—	~~Form of~~ Intercreditor Agreement
Exhibit J	—	Form of Solvency Certificate
Exhibit K	—	Form of Junior Lien Intercreditor Agreement
Exhibit L	—	Form of Pari Passu Lien Intercreditor Agreement

TERM CREDIT AGREEMENT dated as of June 18, 2014, among THE MEN’S WEARHOUSE, INC., the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The Borrower (such term and each other capitalized term used herein having the meaning assigned to it in Article I of this Agreement), the Lenders and the Administrative Agent have agreed to enter into this Agreement to provide for, among other things, an extension of credit in the form of ~~Tranche B Term~~ Loans from the Lenders to the Borrower ~~in an aggregate principal amount of up to $1,100,000,000.~~.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.                     Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABL Credit Agreement” means the Credit Agreement dated as of June 18, 2014, among the Borrower, certain Subsidiaries party thereto, the lenders party thereto and JPMCB, as administrative agent ~~as~~, as amended by that certain Amendment No. 1 dated July 28, 2014, that certain Amendment No. 2 dated October 25, 2017 and as further amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements (in each case with the same or new agents, lenders or institutional investors), including any agreement adding or changing the borrower or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“ABL Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Alternate Base Rate.

“~~Acquired Company” means Jos. A. Bank Clothiers, Inc., a Delaware corporation.~~Additional Tranche B-2 Term Lender” means JPMorgan Chase Bank, N.A., in its capacity as such.

“~~Acquired Company Acquisition Agreement Representations” means the representations and warranties made by the Acquired Company in the Acquisition Agreement, but only to the extent that Parent or Merger Sub has the right under the Acquisition Agreement not to consummate the Acquisition Tender Offer or the Merger as a result of such representations and warranties in the Acquisition Agreement being inaccurate.~~Additional Tranche B-2 Term Commitment” means the commitment of the Additional Tranche B-2 Term Lender to make a Tranche B-2 Term Loan to the Borrower on the Amendment No. 2 Effective Date in an amount equal to $900,000,000 minus the aggregate amount of Converted Term Loans of all Lenders.

~~“Acquisition” means the Acquisition Tender Offer and the Merger, collectively.~~

~~“Acquisition Agreement” means the Agreement and Plan of Merger dated as of March 11, 2014, among Parent, Merger Sub and the Acquired Company, together with the exhibits thereto and the related disclosure letter.~~

~~“Acquisition Tender Offer” means the offer to purchase for cash all the outstanding shares of common stock in the Acquired Company by Merger Sub pursuant to the Acquisition Agreement.~~

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum ~~(rounded upwards, if necessary, to the next 1/16 of 1%)~~ equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that, notwithstanding the foregoing, in the case of the Tranche B-2 Term Loans, the Adjusted LIBO Rate shall at no time be less than 1.00% per annum.

“Administrative Agent” means JPMCB, in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Term Credit Agreement, as modified, amended or restated from time to time.

“All-in Yield” means, as to any Indebtedness, the effective interest rate with respect thereto as reasonably determined by the Administrative Agent in consultation with the Borrower taking into account the interest rate, margin, original issue discount, upfront fees and “LIBOR floors” or “base rate floors”; provided that (i) original issue discount and upfront fees shall be equated to interest rate assuming a four-year life to maturity of such Indebtedness, (ii) customary arrangement, structuring, underwriting, amendment or commitment fees paid solely to the applicable arrangers or agents with respect to such Indebtedness shall be excluded ~~and~~, (iii) for the purpose of Section 2.17, if the “LIBOR floor” or “base rate floor” for the Incremental Term Loans exceeds 100 basis points or 200 basis points, respectively, such excess shall be equated to interest rate margins for the purpose of this definition and (iv) fixed rate debt shall be equated to floating rate debt for purposes of comparing “All-in-Yield” on a swap equivalent basis as determined by the Administrative Agent in its sole discretion in consultation with the Borrower.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the ~~Federal Funds Effective~~NYFRB Rate in effect on such day plus ½ of 1% ~~per annum~~ and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) ~~for a deposit in dollars with a maturity of one month~~ plus 1% ~~per annum;~~, provided that, for the ~~avoidance~~purpose of ~~doubt~~this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m.~~,~~ London time~~,~~ on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the ~~Federal Funds Effective~~NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the ~~Federal Funds Effective~~NYFRB Rate or the Adjusted LIBO Rate, respectively.  Notwithstanding the foregoing, in the case of the Tranche B-2 Term Loans, the Alternate Base Rate shall at no time be less than 2.00% per annum.  If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above.  For the avoidance of doubt, if the Alternate Base Rate as so determined would be less than 2.00%, such rate shall be deemed to be 2.00% for purposes of this Agreement.

“Amendment No. 1” means Amendment No. 1 to this Agreement, dated as of June 26, 2014, by and among the Loan Parties, the Administrative Agent and the Lenders party thereto.

“Amendment No. 2” means Amendment No. 2 to this Agreement, dated as of April 9, 2018, by and among the Loan Parties, the Administrative Agent and the Lenders party thereto.

“Amendment No. 2 Effective Date” means the first Business Day on which all of the conditions set forth in Article IV of Amendment No. 2 were satisfied, which day was April 9, 2018.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Parent and its affiliated companies from time to time concerning or relating to bribery or corruption.

“Applicable ~~Prepayment Premium” with respect to any Tranche B-1 Term Loan on any date means (i) prior to the first anniversary of the Tranche B-1 Effective Date, the sum of (A) 2% of the principal amount thereof and (B) the present value as determined by the Administrative Agent of the amount of interest that would accrue on the principal amount thereof during the period from such date to but excluding the first anniversary of the Tranche B-1 Effective Date based on the Applicable Rate and assuming that the full principal amount thereof remained outstanding~~

~~during such period discounted to such date based on a discount rate equal to the Treasury Rate on such date plus 50 basis points, (ii) from and including the first anniversary of the Tranche B-1 Effective Date to but excluding the second anniversary of the Tranche B-1 Effective Date, 2% of the principal amount thereof, (iii) from and including the second anniversary of the Tranche B-1 Effective Date to but excluding the third anniversary of the Tranche B-1 Effective Date, 1% of the principal amount thereof and (iv) from and after the third anniversary of the Tranche B-1 Effective Date, 0% of the principal amount thereof.~~ Parties” has the meaning provided in Section 9.21.

“Applicable Rate” means, for any day, (a) with respect to any Tranche B-2 Term Loan, (i) 3.50% in the case of Eurodollar Tranche B-2 Term Loans and (ii) 2.50% in the case of ABR Tranche B-2 Term Loans, and (b~~) with respect to any Tranche B-1 Term Loan, 5.00%, and (c~~) with respect to any Incremental Term Loan or Extended Term Loans of any Series, the rate per annum specified in the Incremental Facility Agreement or Extension Agreement establishing the Incremental Term Commitments or Extended Term  Loans of such Series.

“~~Applicable Ticking Fee Rate” means a rate per annum equal to (x) 0% until June 1, 2014, (y) 50% of the Applicable Rate for Eurodollar Tranche B Term Loans for the period from and including June 1, 2014 through and including June 30, 2014 and (z) 100% of the Applicable Rate for Eurodollar Tranche B Term Loans for the period on and after July 1, 2014.~~Approved Electronic Platform” has the meaning provided in Section 9.21.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means ~~J.P. Morgan Securities LLC and~~JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement) and Wells Fargo Securities, LLC, in their capacities as joint bookrunners and joint lead arrangers ~~for the credit facility established hereby and the Tranche B-1 Term Loans~~.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 9.04, and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Auction” has the meaning provided in Section 9.04(e)(i).

“Auction Manager” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Auction Procedures pursuant to Section 9.04(e)(i); provided that the Borrower shall not designate the Administrative Agent as the Auction Manager without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Manager); provided, further, that neither the Borrower nor any of its Affiliates may act as the Auction Manager.

“Auction Procedures” means the Dutch auction procedures reasonably satisfactory to the Administrative Agent.

“Available Amount” means, as of any date of determination, an amount not less than zero, determined on a cumulative basis equal to, without duplication:

(a)                                 $25,000,000, plus

(b)                                 the Available ECF Amount at such time, plus

(c)                                  the cumulative amount of net cash proceeds received by Parent (other than from a Restricted Subsidiary) from (i) the sale of Equity Interests of Parent after the Amendment No. 2 Effective

Date and on or prior to such time (including upon exercise of warrants or options) and (ii) Indebtedness of Parent or any Restricted Subsidiary issued following the Amendment No. 2 Effective Date that has been converted into Equity Interests of Parent (other than Disqualified Stock), plus

(d)                                 the net cash proceeds received by Parent or any Restricted Subsidiary from any distribution, dividend, return of capital, repayment of loans or upon the disposition of any Investment, in each case to the extent received in respect of an Investment made in reliance on pursuant to Section 8.04(f) and the fair market value of the Investments by Parent and its Restricted Subsidiaries made in any Unrestricted Subsidiary pursuant to Section 8.04(f) at the time it is redesignated as or merged into a Restricted Subsidiary in reliance on the Available Amount, plus

(e)                                  Declined Proceeds, minus

(f)                                   any amount of the Available Amount used to make Investments pursuant to Section 6.04(f) after the Amendment No. 2 Effective Date and prior to such time, minus

(g)                                  any amount of the Available Amount used to make Restricted Payments pursuant to Section 6.08(a)(vi) after the Amendment No. 2 Effective Date and prior to such time, minus

(h)                                 any amount of the Available Amount used to make payments in respect of Indebtedness pursuant to Section 6.08(b)(vi) after the Amendment No. 2 Effective Date and prior to such time, in each case as of such date of determination.

“Available ECF Amount” means, on any date, an amount determined on a cumulative basis equal to (a) $75,000,000, plus (b)  Excess Cash Flow for each year, commencing with the fiscal year ending ~~January 30, 2016~~February 2, 2019 and ending with the fiscal year of Parent most recently ended prior to the date of determination for which financial statements and a Compliance Certificate have been delivered pursuant to Section 5.01(c) to the extent not applied or required to be applied to prepay ~~Term~~ Loans pursuant to Section 2.09 (without regard to any credit against such obligation).

“~~Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.~~Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it (including any corporate law or other law permitting a Person to obtain a stay of proceedings or compromise of claims of its creditors against it), or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or Canada or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Borrower” means The Men’s Wearhouse, Inc., a Texas corporation, and its successors.

“Borrowing” means Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means the sum of (x) 70.0% of the net book value of inventory plus (y) 85.0% of the net book value of accounts receivable, in each case, of Parent and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP, as of the date of the most recent balance sheet of Parent delivered pursuant to Section 5.01(a) or (b).

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be, in the case of any such written request, in the form of Exhibit B or any other form approved by the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means:

(a)                                 marketable direct obligations issued or unconditionally guaranteed by the United States Government, the Government of Canada, or the UK government, or issued by an agency thereof and backed by the full faith and credit of the United States Government, the Government of Canada, or the UK government, as the case may be, in each case maturing within two years after the date of acquisition thereof;

(b)                                 marketable direct obligations issued by any state of the United States of America or any province of Canada, or any political subdivision of any such state or province or any public instrumentality thereof, in each case maturing within two years after the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor’s or Moody’s (or, if at any time neither Standard & Poor’s nor Moody’s shall be rating such obligations, then from such other nationally recognized rating services acceptable to the Administrative Agent);

(c)                                  commercial paper maturing no more than nine months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either Standard & Poor’s or Moody’s (or, if at any time neither Standard & Poor’s nor Moody’s shall be rating such obligations, then the highest rating from such other nationally recognized rating services acceptable to the Administrative Agent);

(d)                                 certificates of deposit or bankers acceptances denominated in US Dollars, Canadian Dollars, Sterling or Euro and maturing within ninety (90) days after the date of acquisition thereof issued by any Lender or any other commercial bank organized under the laws of the United States of America or Canada or any state or province thereof or the District of Columbia, or the UK, in each case having combined capital and surplus of not less than $250,000,000 (or the foreign currency equivalent thereof);

(e)                                  repurchase agreements of the Administrative Agent, any Lender or any other commercial bank organized under the laws of the United States of America or Canada or any state or province thereof or the District of Columbia, or the UK, in each case having combined capital and surplus of not less than $250,000,000 (or the foreign currency equivalent thereof);

(f)                                   overnight investments with the Administrative Agent, any Lender or any other commercial bank organized under the laws of the United States of America or Canada or any state or province thereof or the District of Columbia, or the UK, in each case having combined capital and surplus of not less than $250,000,000 (or the foreign currency equivalent thereof);

(g)                                  other readily marketable instruments issued or sold by the Administrative Agent, any Lender or any other commercial bank organized under the laws of the United States of America or Canada or any state or province thereof or the District of Columbia, or the UK, in each case having combined capital and surplus of not less than $250,000,000 (or the foreign currency equivalent thereof); and

(h)                                 funds invested in brokerage accounts with nationally recognized brokerage houses or money market accounts, in each case for less than thirty (30) days.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“CFC Holdco” means a Domestic Subsidiary with no material assets other than equity interests of one or more Foreign Subsidiaries that are CFCs.

“Change in Control” means (a) any transaction (including a merger or consolidation) the result of which is that any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50 percent (50%) of the total voting power of all classes of the voting stock of Parent or the surviving Person and/or warrants or options to acquire such voting stock, calculated on a fully diluted basis, (b) the sale, lease or transfer of all or substantially all of Parent’s assets (whether Equity Interest in its Subsidiaries, the assets of its Subsidiaries, or some combination thereof) to any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), except to Parent or one or more of its Restricted Subsidiaries, or (c) ~~at any time after a Permitted Borrower Reorganization,~~ Parent shall cease to beneficially own, directly or indirectly, 100% of the issued and outstanding Equity Interests of the Borrower.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated or issued.

“Charges” has the meaning set forth in Section 9.15.

“Class,” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Tranche B Term Loans, Tranche B-1 Term Loans, Tranche B-2 Term Loans, or Incremental Term Loans or Extended Term Loans of any Series, (b) any Commitment, refers to whether such Commitment is ~~a~~an Additional Tranche B-2 Term Commitment~~, Tranche B-1 Term Commitments~~ or an Incremental Term Commitment of any Series and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.  Additional Classes of Loans, Borrowings, Commitments and Lenders may be established pursuant to Sections 2.18 and 2.19.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Collateral Documents as security for the Secured Obligations.

“Collateral Agreement” means the Guarantee and Collateral Agreement dated as of June 18, 2014, among ~~Parent~~Borrower, the other Loan Parties and the Administrative Agent, ~~substantially in the form of~~a copy of which is attached as Exhibit C, together with all supplements thereto.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)                                 the Administrative Agent shall have received from Parent and each Designated Subsidiary either (i) a counterpart of the Collateral Agreement, duly executed and delivered on behalf of such Person, or (ii) in the case of any Person that becomes a Designated Subsidiary after the Effective Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, a Supplemental Perfection Certificate with respect to such Designated Subsidiary in the form attached as Exhibit G, together with such documents and opinions with respect to such Designated Subsidiary as may reasonably be requested by the Administrative Agent;

(b)                                 all Equity Interests owned by or on behalf of any Loan Party shall have been pledged pursuant to, and to the extent required by, the Collateral Agreement and, in the case of Equity Interests entitled to vote (within the meaning of Treas.  Reg.  Section 1.956-2(c)(2)) in any CFC or CFC Holdco, the Loan Parties shall not be required to pledge more than 65% of such Equity Interests entitled to vote of any such CFC or CFC Holdco or enter into any pledge agreement governed by the laws of any jurisdiction outside the United States of America, and the Administrative Agent shall, to the extent required by the Collateral Agreement, have received certificates or other instruments representing all such certificated Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c)                                  all Indebtedness of Parent and any Subsidiary and all Indebtedness of any other Person, in each case that is owing to any Loan Party and in a principal amount of $1,000,000 or more, shall be evidenced by a promissory note and shall have been pledged pursuant to the Collateral Agreement, and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d)                                 all documents and instruments, including UCC financing statements, required by the Collateral Documents or this Agreement with the priority required by the Collateral Documents shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;

(e)                                  the Administrative Agent shall have received (within 90 days after the Effective Date with respect to Mortgaged Properties of the Loan Parties on the Effective Date ~~after giving effect to the Acquisition~~) (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance, naming the Administrative Agent as the insured for the benefit of the Secured Parties, issued by a nationally recognized title insurance company reasonably acceptable to the Administrative Agent insuring the Lien of each such Mortgage as a valid and enforceable Lien on the Mortgaged Property described therein, free of any other Liens except as permitted under Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, (iii) prior to the execution and delivery of each Mortgage, a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to the Mortgaged Property encumbered by such Mortgage (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower), and if any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, a copy of, or a certificate as to coverage under, and a declaration page relating to, the flood insurance policies required by Section 5.08 and the applicable provisions of the Collateral Documents, each of which shall (u) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (v) identify the addresses of each property located in a special flood hazard area, (x) indicate the applicable flood zone designation, the flood insurance coverage and the deductible relating thereto, (y) provide that the insurer will give the Administrative Agent 45 days written notice of cancellation or non-renewal and (z) shall be otherwise in form and substance satisfactory to the Administrative Agent, and (iv) such surveys, abstracts, appraisals, legal opinions and other documents as the Administrative Agent may reasonably request with respect to any such Mortgage or Mortgaged Property;

(f)                                   the Administrative Agent shall have received a counterpart, duly executed and delivered by the applicable Loan Party and the applicable depositary bank or securities intermediary, as the case may be, of a Control Agreement with respect to (i) each Deposit Account maintained by any Loan Party and (ii) each securities account maintained by any Loan Party with any securities intermediary, in each case, other than Excluded Accounts, within the time periods required by the Collateral Agreement; and

(g)                                       each Loan Party shall have obtained all material consents and approvals required in connection with the execution and delivery of all Collateral Documents to which it is a party and the performance of its obligations thereunder.

Notwithstanding the foregoing, any Designated Subsidiary formed or acquired after the ~~consummation of the Acquisition~~Effective Date shall not be required to comply with the foregoing requirements prior to the time specified in Section 5.03.  The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or, subject to the requirements of applicable law, flood insurance, legal opinions, appraisals, surveys or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Restricted Subsidiary, if and for so long as the Administrative Agent, in consultation with Parent, determines that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance or flood insurance, legal opinions, appraisals, surveys or other deliverables in respect of such assets, or providing such Guarantees, shall be excessive in view of the benefits to be obtained by the Lenders therefrom.  The Administrative Agent may in its sole discretion, grant extensions of time for the creation and perfection of security interests in (including delivery of promissory notes as required by clause (c) above) or the obtaining of title insurance or, subject to the requirements of applicable law, flood insurance, legal opinions, appraisals, surveys or other deliverables with respect to particular assets or the provision of any Guarantee by any Designated Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Designated Subsidiaries formed or acquired, after the Effective Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Collateral Documents, it being acknowledged and agreed that Administrative Agent shall take the cooperation of and constraints upon third party providers into consideration when making such determination.

“Collateral Documents” means the Collateral Agreement, each Control Agreement, each Mortgage, each IP Security Agreement and each other document granting a Lien upon any assets of any Loan Party as security for payment of the Secured Obligations.

“Commitment” means ~~a Tranche B Term Commitment, a~~an Additional Tranche B-~~1~~2 Term Commitment, an Incremental Term Commitment of any Series or a combination thereof (as the context requires).

“Commitment Letter” means the Commitment Letter dated March 11, 2014, among JPMCB, J.P.  Morgan Securities LLC, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Parent.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” ~~means, collectively, any written notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to Section 9.01, including through the Platform.~~has the meaning provided in Section 9.21.

“Compliance Certificate” means a Compliance Certificate in the form of Exhibit D or any other form approved by the Administrative Agent.

“Confidential Information Memorandum” means the ~~Confidential Information Memorandum~~lender presentation dated ~~April 2014,~~March 2018, relating to the credit facility provided for herein.

“Consolidated Capital Expenditures” means, for any period for Parent and its Restricted Subsidiaries, without duplication, all expenditures (whether paid in cash or other consideration and including deferred and accrued liabilities) during such period that, in accordance with GAAP, are or should be included in additions to property, plant and equipment or similar items reflected in the consolidated statement of cash flows for such period and expressly including, without limitation, the purchase of rental products; provided that Consolidated Capital Expenditures shall not include, for purposes hereof, (a) expenditures in connection with any acquisition of a Person or line of business permitted hereunder or (b) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or property.

“Consolidated Current Assets” means, as at any date of determination, the consolidated current assets of Parent and its Restricted Subsidiaries that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the consolidated current liabilities of Parent and its Restricted Subsidiaries that may property be classified as current liabilities in conformity with GAAP, excluding, without duplication, the current portion of any long-term Indebtedness.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus (a) without duplication and to the extent deducted (and not added back) in determining such Consolidated Net Income, the sum of (i) consolidated interest expense (and, to the extent not reflected therein, bank and letter of credit fees and costs of surety bonds in connection with financing activities) for such period (including imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations), (ii) consolidated income tax expense  for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any non-cash extraordinary charges for such period, (v) any non-cash compensation charges, including charges arising from restricted stock ~~and~~, stock-option grants, deferred stock units and performance units, for such period, (vi) any other non-cash charges (other than the write-down or write-off of current assets, any additions to bad debt reserve or bad debt expense or any accruals for estimated sales discounts, returns or allowances) for such period, (vii) any losses for such period attributable to early extinguishment of Indebtedness or obligations under any Swap Agreement, (viii) any costs, fees, losses and expenses paid in connection with, and other unusual or non-recurring charges (or losses) relating to, the Transactions, in each case, paid or incurred on or prior to the Effective Date or prior to the end of the first full fiscal quarter ending after the Effective Date, (ix) any net after-tax extraordinary, unusual or nonrecurring losses, costs, charges or expenses (including, without limitation, restructuring, business optimization costs, charges or reserves (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives), recruiting fees, fees of restructuring or business optimization consultants, integration and non-recurring severance, relocation, consolidation, transition, integration or other similar charges and expenses, contract termination costs, excess pension charges, system establishment charges, start-up or closure or transition costs, expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to curtailments or modifications to pension and post-retirement employee benefit plans and litigation settlements or losses outside the ordinary course of business), provided that the aggregate amount added back pursuant to this clause (ix) may not exceed, when aggregated with the amount of any increase for such period to Consolidated EBITDA pursuant to clause (ii) of the definition of “Pro Forma Basis,” 10% ~~(or, for any four fiscal quarter period ending prior to the end of the eighth full fiscal quarter ending after the Effective Date, 20%, so long as any such amount above 10% is attributable to the Transactions and the integration of the Acquired Company and its Subsidiaries)~~ of Consolidated EBITDA for such period (prior to giving effect to any increase pursuant to such clause (ii) or this clause (a)(ix)) (x) costs, fees, losses, expenses, premiums or penalties incurred during such period in connection with Permitted Acquisitions (whether or not consummated), other Investments consisting of acquisitions or assets or equity constituting a business unit, line of business, division or entity (whether or not consummated) and permitted Asset Sales (whether or not consummated), other than Asset Sales effected in the ordinary course of business, (xi) any expense or charges incurred during such period in connection with any permitted issuance of debt, equity securities or any refinancing transactions, (xii) amortization of ~~tuxedo~~ rental products and (xiii) the excess of rent expense in respect of operating leases in accordance with GAAP for such period over cash rent expense in respect of operating leases for such period (to the extent exceeding cash rent) and minus (b) without duplication (i) to the extent not deducted in determining such Consolidated Net Income, all cash payments made during such period on account of non-cash charges that were or would have been added to Consolidated Net Income pursuant to clauses (a)(iv), (a)(v) or (a)(vi) above in such period or in a previous period, (ii) to the extent included in determining such Consolidated Net Income, (A) any extraordinary gains and all non-cash items of income (other than normal accruals in the ordinary course of business) for such period and (B) any gains for such period attributable to early extinguishment of Indebtedness or obligations under any Swap Agreement, all determined on a consolidated basis in accordance with GAAP and (iii) the amount, if any, by which cash rent expense for such period exceeded rent expense in respect of operating leases in accordance with GAAP for such period; provided that Consolidated EBITDA shall be calculated so as to exclude the effect of any gain or loss that represents after-tax gains or losses attributable to any sale, transfer or other disposition of assets by Parent or any Restricted Subsidiary, other than dispositions in the ordinary course of business.  For purposes of calculating Consolidated EBITDA for any period, if during such period Parent or any Restricted Subsidiary shall have consummated a Pro Forma Event since the first day of such period, Consolidated EBITDA for such period shall be calculated on a Pro Forma Basis after giving effect thereto.

“Consolidated Net Income” means, for any period, the net income or loss of Parent and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Person (other than Parent) that is not a Restricted Subsidiary except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to Parent or, subject to clauses (b) and (c) below, any of the Restricted Subsidiaries during such period, (b) the income of, and any amounts referred to in clause (a) above paid to, any Restricted Subsidiary (other than a Loan Party) to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such Restricted Subsidiary is restricted by operation of the terms of its organizational documents or any agreement, instrument, judgment, decree, statute, rule or regulation applicable to such Restricted Subsidiary, and (c) the income or loss of, and any amounts referred to in clause (a) above paid to, any Restricted Subsidiary that is not wholly owned by Parent to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such Restricted Subsidiary.

“Consolidated Working Capital” means, as of the date of determination, Consolidated Current Assets minus Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period, an amount (which may be positive or negative) equal to Consolidated Working Capital as of the beginning of such period, minus the Consolidated Working Capital as of the end of such period.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means, with respect to any deposit account or securities account maintained by any Loan Party, a control agreement in form and substance reasonably satisfactory to the Administrative Agent, duly executed and delivered by such Loan Party and the depositary bank or the securities intermediary, as the case may be, with which such account is maintained.

“Converted Term Loans” means the Converted Tranche B Term Loans and the Converted Tranche B-1 Term Loans.

“Converted Tranche B Term Loan” means, as to each Lender that has validly executed and returned to the Administrative Agent an executed counterpart to Amendment No. 2 indicating such Lender’s election to convert all of its Tranche B Term Loans into Tranche B-2 Term Loans, all of such Lender’s outstanding Tranche B Term Loan (or, if less, the amount notified by the Administrative Agent to such Lender prior to the Amendment No. 2 Effective Date).

“Converted Tranche B-1 Term Loan” means, as to each Lender that has validly executed and returned to the Administrative Agent an executed counterpart to Amendment No. 2 indicating such Lender’s election to convert all of its Tranche B-1 Term Loans into Tranche B-2 Term Loans, all of such Lender’s outstanding Tranche B-1 Term Loan (or, if less, the amount notified by the Administrative Agent to such Lender prior to the Amendment No. 2 Effective Date).

“Credit Party” means the Administrative Agent or any Lender.

“Declined Proceeds” has the meaning set forth in Section 2.09(c).

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Deposit Account” has the meaning set forth in the Collateral Agreement.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by Parent or any of its Restricted Subsidiaries in connection with an asset sale that is so designated as Designated Noncash Consideration pursuant to a certificate of a Financial Officer of Parent delivered to the Administrative Agent setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Designated Persons” means any person or entity listed on a Sanctions List.

“Designated Subsidiary” means each Subsidiary other than any Excluded Subsidiary.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Section 3.06 of the Disclosure Letter, as updated by the Disclosure Letter Supplement.

“Disclosure Letter” means the letter ~~form~~from the Borrower to the Lenders delivered on or prior to the ~~date hereof~~Effective Date.

“Disclosure Letter Supplement” means the letter from the Borrower to the Lenders delivered on the Amendment No. 2 Effective Date.

“Disqualified Institutions” means (x) (i) the Persons listed on Schedule 1.01 and (ii) any Person that is a direct competitor of Parent or any of its Restricted Subsidiaries, identified in writing by the Borrower to the Administrative Agent and the Lenders from time to time by e-mail to JPMDQ_Contact@jpmorgan.com and (y) any Affiliate thereof (excluding any Affiliate that is a bona fide debt fund, bank or institutional investor) that is either (I) identified in writing by the Borrower to the Administrative Agent and the Lenders from time to time by e-mail to JPMDQ_Contact@jpmorgan.com or (II) readily identifiable as such on the basis of its name.  Any change in the list of Disqualified Institutions pursuant to clauses (x)(ii) or (y)(I) shall become effective on the third Business Day following the receipt of such e-mail; provided that  (A) the Administrative Agent shall have no duty to monitor the list of Disqualified Institutions and shall have no liability in connection therewith and (B) no designation of a Person as a Disqualified Institution shall operate retroactively to disqualify any Person that is a Lender or Participant or is a party to a pending trade at the time such designation would otherwise become effective.

“Disqualified Stock” means any Equity Interests which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the ~~date hereof~~Effective Date, the ~~date hereof~~Effective Date), or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) cash, (ii) debt securities or (iii) any Equity Interests referred to in (a) above, in each case at any time prior to the first anniversary of the latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the ~~date hereof~~Effective Date, the ~~date hereof~~Effective Date).  Notwithstanding the foregoing, any Equity Interests that would constitute Disqualified Stock solely because holders of the Equity Interests have the right to require the issuer of such Equity Interests to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Equity Interests provide that the issuer may not repurchase or redeem any such Equity Interests pursuant to such provisions unless such repurchase or redemption is permitted under the terms of this Agreement.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of Parent that is organized under the laws of the United States, any state of the United States or the District of Columbia.

“ECF Percentage” means, as of the date of determination, (a) if the Senior Secured Leverage Ratio as of the last day of the applicable fiscal year of Parent is greater than 2.50:1.00, 50%, (b) if the Senior Secured Leverage Ratio as of the last day of the applicable fiscal year of Parent is less than or equal to 2.50:1.00 but greater than 2.00:1.00, 25% and (c) otherwise, 0%.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.  “EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means ~~the date on which the conditions specified in Article IV are satisfied (or waived in accordance with Section 9.02).~~June 18, 2014.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person or Parent, any Subsidiary or any other Affiliate of Parent.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata & natural resources such as wetlands, flora and fauna.

“Environmental Laws” means all applicable federal, state, and local laws (including common law), regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and binding agreements with any Governmental Authority in each case, relating to pollution or protection of the Environment, human health and safety (to the extent related to exposure to Hazardous Materials), or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” means any liability, claim, action, suit, agreement, judgment or order arising under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those arising from or relating to:  (a) compliance or non-compliance with any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threat of Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest (other than, prior to the date of such conversion, any Indebtedness that is convertible into any such Equity Interests).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or 414(o) of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section

302 of ERISA) applicable to such Plan, in each case whether or not waived or a failure to make a required contribution to a Multiemployer Plan, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by any Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA (other than PBGC premiums due but not delinquent under Section 4007 of ERISA, (f) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 4042 of ERISA, (g) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; (h) the incurrence by any Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan (including any liability under Section 4062(e) of ERISA) or Multiemployer Plan, (i) the receipt by any Loan Party or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is insolvent or in reorganization, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status, within the meaning of Section 305 of ERISA or Section 432 of the Code, (j) a failure by any Loan Party or any ERISA Affiliate to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability, or (k) the occurrence of a non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to which any Loan Party or any ERISA Affiliate is a “disqualified person” (within the meaning of Section 4975 of the Code) or a “party in interest” (within the meaning of Section 406 of ERISA) or could otherwise reasonably be expected to be liable.

“Eurodollar,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Events of Default” has the meaning set forth in Article VII.

“Excess Cash Flow” means, for any fiscal year of Parent, the excess of (a) the sum, without duplication, of (i) Consolidated EBITDA for such fiscal year (but without giving effect to any inclusion of Consolidated EBITDA pursuant to the definition of Pro Forma Basis) and (ii) the Consolidated Working Capital Adjustment for such fiscal year (if positive) and minus (b) the sum, without duplication, of (i) the amount of any taxes payable in cash by Parent and its Restricted Subsidiaries with respect to such fiscal year, (ii) consolidated interest expense for such fiscal year payable in cash, (iii) Consolidated Capital Expenditures made in cash during such fiscal year except to the extent financed with the proceeds of Indebtedness (other than Indebtedness under the ABL Credit Agreement), (iv) permanent repayments of Indebtedness (other than repayments (x) of Loans, except for repayments of Loans under Section 2.07, (y) of revolving Indebtedness except to the extent there is an equivalent permanent reduction of commitments thereunder or (z) from the proceeds of other Indebtedness (other than Indebtedness under the ABL Credit Agreement)) made in cash by Parent or any of its Restricted Subsidiaries during such fiscal year, (v) the Consolidated Working Capital Adjustment for such fiscal year (if negative), (vi) the sum of, in each case, to the extent paid in cash and added back in the calculation of Consolidated EBITDA for such fiscal year, all fees, costs, losses, expenses, charges, proceeds or other amounts identified in clauses (a)(viii), (ix), (x), (xi),  and (xiii) of the definition thereof and (vii) except to the extent funded with the proceeds of Indebtedness (other than Indebtedness under the ABL Credit Agreement), the aggregate amount of Investments pursuant to clauses (h) and (n) of Section 6.04 during such period and the aggregate amount of Restricted Payments pursuant to clauses (a)(iii), (v), (~~vii~~viii) and (~~viii~~ix) of Section 6.08 during such period.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Excluded Account” means any deposit account or securities account of a Loan Party of the type described in the definition of “Excluded Accounts” in the Collateral Agreement.

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly-owned Subsidiary of Parent, (b)(i) any Foreign Subsidiary of Parent, (ii) any Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary of Parent that is a CFC and (iii) any CFC Holdco, (c) any Subsidiary that is prohibited or restricted by applicable law from providing a Guarantee of the Obligations or if such Guarantee would require governmental (including regulatory) consent, approval, license or authorization unless such consent, approval, license or authorization has been received, (d) any Subsidiary that is a not-for-profit organization, (e) any Unrestricted Subsidiary, (f) any Restricted Subsidiary that is an Immaterial Subsidiary (unless Parent otherwise elects), and (g) any other Restricted Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to

Parent), the cost or other consequences of becoming a Guarantor shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by such Recipient’s net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, imposed by a jurisdiction as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, such jurisdiction or as a result of any other present or former connection between such Recipient and such jurisdiction (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document and/or sold or assigned an interest in any Loan Document), (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the applicable ~~Loan or~~ Commitment (or, to the extent a Lender acquires an interest in a Loan not funded pursuant to a prior Commitment, acquires such interest in such Loan) (in each case, other than ~~an assignee~~ pursuant to an assignment request by the Borrower under Section 2.17(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Commitment, as applicable, or to such Lender immediately before it changed its lending office, (c) any Taxes attributable to a Lender’s failure to comply with Section 2.15(e) and (d) any U.S. federal withholding Taxes imposed under FATCA.

~~“Existing Credit Agreement” means the Second Amended and Restated Credit Agreement dated as of January 26, 2011, by and among Parent, certain of its subsidiaries party thereto, the lenders party thereto, JPMCB, as agent for such lenders, and certain other parties thereto.~~

“Extended Term Loans” has the meaning set forth in the definition of “Extension Permitted Amendments.”

“Extending Lender” has the meaning set forth in Section 2.19(a).

“Extension Agreement” means an Extension Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Loan Parties, the Administrative Agent and one or more Extending Lenders, effecting an Extension Permitted Amendment and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.19.

“Extension Offer” has the meaning set forth in Section 2.19(a).

“Extension Permitted Amendment” means an amendment to this Agreement and the other Loan Documents, effected in connection with an Extension Offer pursuant to Section 2.19, providing for an extension of the Maturity Date applicable to the Extending Lenders’ Loans of the applicable Extension Request Class (any such Loans with an extended Maturity Date being referred to as the “Extended Loans”) and, in connection therewith, (a) an increase or decrease in the rate of interest accruing on such Extended Loans, (b) a modification of the scheduled amortization applicable to such Extended Term Loans, provided that the Weighted Average Life to Maturity of such Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity (determined at the time of such Extension Offer) of the Loans of the applicable Extension Request Class, (c) a modification of voluntary or mandatory prepayments applicable thereto (including prepayment premiums and other restrictions thereon), provided that such requirements may provide that such Extended Term Loans may participate in any mandatory prepayments on a pro rata basis (or on a basis that is less than a pro rata basis) with the Loans of the applicable Extension Request Class, but may not provide for mandatory prepayment requirements that are more favorable than those applicable to the Loans of the applicable Extension Request Class, (d) an increase in the fees payable to, or the inclusion of new fees to be payable to, the Extending Lenders in respect of such Extension Offer or their Extended Term Loans and/or (e) an addition of any affirmative or negative covenants applicable to Parent and the Restricted Subsidiaries, provided that any such additional covenant with which Parent and the Restricted Subsidiaries shall be required to comply prior to the latest Maturity Date in effect immediately prior to such Extension Permitted Amendment for the benefit of the Extending Lenders providing such Extended Loans shall also be for the benefit of all other Lenders.

“Extension Request Class” has the meaning set forth in Section 2.19(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future Treasury regulations or other official administrative interpretations thereof, ~~and~~ any ~~agreements~~agreement entered into pursuant to ~~current~~ Section 1471(b)(1) of the Code ~~(or any amended or successor version described above)~~and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the ~~weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as~~rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the ~~Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it~~NYFRB as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter” means the Fee Letter dated March 11, 2014, among Parent, the Administrative Agent and the other parties thereto.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person.

“Fixed Rate Term Loans” means~~, collectively, the Tranche B-1 Term Loans and any other~~ any Class of ~~Term~~ Loans established following the ~~Tranche B-1~~Amendment No. 2 Effective Date that bears interest at a fixed interest rate (subject to Section 2.11(c)).

“Flood Insurance Laws” means, collectively, (i) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary of Parent, other than a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America, applied in accordance with the consistency requirements thereof.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, local, county, provincial or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by the chief financial officer of Parent)).

“Guarantors” means (a) each Subsidiary of Parent (other than the Borrower and any Excluded Subsidiary ~~and, after a Permitted Borrower Reorganization, the New Subsidiary Borrower~~), in each case, until any such Subsidiary is released as a Guarantor in accordance with the Loan Documents and (b) ~~from and after the occurrence of a Permitted Borrower Reorganization,~~ Parent.

“Hazardous Materials” means any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any applicable Environmental Law, including, without limitation, any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances or mold.

“Immaterial Subsidiary” means, at any date of determination, any Restricted Subsidiary (other than the Borrower) that, at the last day of the most recently ended fiscal quarter of Parent for which financial statements have theretofore been most recently delivered pursuant to Section 5.01(a) or (b), accounted for less than (x) 2.5% of Total Assets at such date and (y) less than 2.5% of the consolidated revenues of Parent and its Restricted Subsidiaries for the most recent four fiscal quarter period ending on or prior to such date; provided that, notwithstanding the above, “Immaterial Subsidiary” shall exclude any of the Parent’s Restricted Subsidiaries designated in writing to the Administrative Agent, by a responsible officer of Parent (which Parent shall be required to designate (and hereby undertakes to designate) to the extent necessary to ensure that Immaterial Subsidiaries, in the aggregate, accounted for, at the last day of any fiscal quarter of Parent for which financial statements have theretofore been most recently delivered pursuant to Section 5.01(a) or (b), less than 5.0% of Total Assets at such date and less than 5.0% of consolidated revenues of Parent and its Restricted Subsidiaries for the four fiscal quarter period ending on such date.  ~~In no event shall the New Subsidiary Borrower at any time constitute an Immaterial Subsidiary.~~

“Impacted Interest Period” has the meaning set forth in the definition of “LIBO Rate.”

“Incremental Equivalent Debt” means Indebtedness identified as “Incremental Equivalent Debt” by the Borrower in an officer’s certificate as required by this definition (in the form of (x) notes secured by Collateral on a pari passu basis with the Loans, (y) notes or loans secured by Collateral on a basis junior in priority to the Loans or (z) unsecured notes or loans) incurred by the Borrower; provided, that the aggregate principal amount of Indebtedness incurred by Borrower and identified as “Incremental Equivalent Debt”, when aggregated with the aggregate principal amount of Incremental Term Loans (other than Refinancing Term Loans) established following the Amendment No. 2 Effective Date shall not exceed the Maximum Incremental Amount; provided, further, that (1) with respect to all Indebtedness incurred pursuant to this definition, except for interim or bridge financings that provide for automatic conversion, subject to customary conditions, to Indebtedness meeting the requirements of this subclause (1), such Indebtedness does not have a final maturity date earlier than the Tranche B-2 Maturity Date and its Weighted Average Life to Maturity shall not be shorter than the then longest remaining Weighted Average Life to Maturity of the Tranche B-2 Term Loans; (2) such Indebtedness shall not have mandatory prepayment, redemption or offer to purchase events prior to the date that is 91 days after the latest maturity date of any then outstanding Class of Loans (other than (i) customary prepayments, redemptions or offers to purchase upon a change of control, asset sale event or casualty event, (ii) customary acceleration rights upon the occurrence of an event of default or (iii) customary prepayments, redemptions or offer to purchases set forth in any bridge facility or similar interim credit facility from equity proceeds or refinancing Indebtedness); (3) the covenants, events of default, guarantees and other terms of such Indebtedness, when taken as a whole (other than interest rate, redemption premiums and other pricing terms), are not more restrictive to Parent and the Restricted Subsidiaries than those set forth in this Agreement, if any (other than with respect to terms and conditions applicable after the latest maturity date of any Class of Term Loans in effect at the time of the incurrence or issuance of such Indebtedness); provided that any such Indebtedness may contain more restrictive covenants and events of default than those set forth in this Agreement so long as such more restrictive covenants and events of default are also added for the benefit of the Lenders, which shall not require consent of the Lenders; provided, further, that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent in good faith at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in this clause (3), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Agent provides notice to the Borrower of its objection during such five (5) Business Days; (4) such Indebtedness is not incurred or Guaranteed by any Subsidiary of Parent that is not a Loan Party; (5) such Indebtedness is not secured by any Liens on any property or assets of Parent or any Subsidiary that do not constitute Collateral; and (6) in the case of secured Indebtedness a duly authorized representative of the holders of such Incremental Equivalent Debt shall have entered into the Intercreditor Agreement and the Pari Passu Lien Intercreditor Agreement (if such Incremental Equivalent Debt is secured on a pari passu basis with the Loans) or the Junior Lien Intercreditor Agreement (if such Incremental Equivalent Debt is secured on a basis junior to the Loans), as applicable.

“Incremental Facility Agreement” means Incremental Facility Agreement No. 1 and any other Incremental Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Loan Parties, the Administrative Agent and one or more Incremental Lenders, establishing Incremental Term Commitments of any Series and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.18.

“Incremental Facility Agreement No. 1” means that certain Incremental Facility Agreement, dated as of April 7, 2015, by and among the Borrower, the Guarantors, the Tranche B-1 Term Lender party thereto and the Administrative Agent

“Incremental Lender” means a Lender with an Incremental Term Commitment or an outstanding Incremental Term Loan.

“Incremental Term Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant an Incremental Facility Agreement and Section 2.18, to make Incremental Term Loans of any Series hereunder, expressed as an amount representing the maximum principal amount of the Incremental Term Loans of such Series to be made by such Lender.

“Incremental Term Loan” means a Loan made by an Incremental Lender to the Borrower pursuant to Section 2.18.

“Incremental Term Maturity Date” means, with respect to Incremental Term Loans of any Series, the scheduled date on which such Incremental Term Loans shall become due and payable in full hereunder, as specified in the applicable Incremental Facility Agreement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) current accounts payable incurred in the ordinary course of business, (ii) deferred compensation payable to directors, officers or employees of Parent or any Restricted Subsidiary and (iii) any purchase price adjustment or earnout incurred in connection with an acquisition, except to the extent that the amount payable pursuant to such purchase price adjustment or earnout is, or becomes, reasonably determinable), (e) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (f) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person (but only to the extent of the lesser of (x) the amount of such Indebtedness and (y) the fair market value of such property, if such Indebtedness has not been assumed by such Person), and (i) all Guarantees by such Person of Indebtedness of others.  The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor by contract, as a matter of law or otherwise as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), all Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Intercreditor Agreement” means the Intercreditor Agreement dated as of June 18, 2014, among the Loan Parties, the Administrative Agent and the administrative agent, collateral agent, collateral trustee or a similar representative for the ABL Credit Agreement and any other representative that becomes a party thereto, ~~in substantially the form of Exhibit I, with such changes therefrom as are contemplated or permitted by Section 9.19.~~a copy of which is attached as Exhibit I.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05, which shall be, in the case of any such written request, in the form of Exhibit E or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan, the first Business Day of each calendar quarter and the Maturity Date applicable to such ABR Loan, (b) with respect to any Fixed Rate Term Loan, the first Business Day following the last day of each January, April, July and October, and (c) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, such day or days prior to the last day of such Interest Period as shall occur at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date applicable to such Eurodollar Loan.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender participating therein, twelve months) thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate)  determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between~~:~~   (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” means, with respect to a specified Person, any Equity Interests, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or any capital contribution or loans or advances (other than advances made in the ordinary course of business that would be recorded as accounts receivable on the balance sheet of the specified Person prepared in accordance with GAAP) to, Guarantees of any Indebtedness or other obligations of, or any other investment (including any investment in the form of transfer of property for consideration that is less than the fair value thereof (as determined reasonably and in good faith by the chief financial officer of Parent)) in, any other Person that are held or made by the specified Person.  The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be determined in accordance with the definition of the term “Guarantee,” (c) any Investment in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any Person shall be the fair value (as determined reasonably and in good faith by the chief financial officer of Parent) of the consideration therefor (including any Indebtedness assumed in connection therewith), plus the fair value (as so determined) of all additions, as of such date of determination, thereto, and minus the amount, as of such date of determination, of any portion of such Investment repaid to the investor in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such Investment, (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) in the form of a transfer of Equity Interests or other property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair value (as determined reasonably and in good faith by the chief financial officer of Parent) of such Equity Interests or other property as of the time of such transfer (less, in the case of any investment in the form of transfer of property for consideration that is less than the fair value thereof, the fair value (as so determined) of such consideration as of the time of the transfer), minus the amount, as of such date of determination, of any portion of such Investment repaid to the investor in cash as a return of capital, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such transfer, and (e) any Investment (other than any Investment referred to in clause (a), (b), (c) or (d) above) in any Person resulting from the issuance by such Person of its Equity Interests to the investor shall be the fair value (as determined reasonably and in good faith by the chief financial officer of Parent) of such Equity Interests at the time of the issuance thereof.

“IP Security Agreements” has the meaning set forth in the Collateral Agreement.

“IRS” means the United States Internal Revenue Service.

“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit K hereto (which such changes thereto the Administrative Agent may agree) between the Administrative Agent and one or more collateral agents or representatives for the holders of Indebtedness that is secured by a Lien on the Collateral ranking junior to the Liens of the Loan Documents.

“Lenders” means ~~the Persons listed on Schedule 2.01~~, collectively, the Lenders holding Converted Term Loans, the Additional Tranche B-2 Term Lender, and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an Incremental Facility Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Association (or any other Person that takes over the administration of such rate) for dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion (in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that, if the LIBO Screen Rate ~~shall~~as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and provided, further, if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated  Rate, provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LIBO Screen Rate” has the meaning assigned to it in the definition of “LIBO Rate.”

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Document Obligations” has the meaning set forth in the Collateral Agreement.

“Loan Documents” means this Agreement, Amendment No. 1, Amendment No. 2, the Incremental Facility Agreements, the Extension Agreements, the Refinancing Facility Agreements, the Collateral Agreement, the other Collateral Documents, the Intercreditor Agreement and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.05(e).

“Loan Parties” means the Borrower and the Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority in Interest,” when used in reference to Lenders of any Class, means, at any time, Lenders holding outstanding Loans of such Class representing more than 50% of all Loans of such Class outstanding at such time.

“Material Acquisition” means any acquisition, or a series of related acquisitions, of (a) Equity Interests in any Person if, after giving effect thereto, such Person will become a Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor (including Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith) exceeds $25,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the results of operations, assets,  business or financial condition of Parent and the Restricted Subsidiaries, taken as a whole, (b) the ability of the Loan Parties to perform any of their monetary obligations under the Loan Documents to which it is a party or (c) the rights of or benefits available to the Administrative Agent or the Lenders under the Loan Documents.

“Material Disposition” means any sale, transfer or other disposition, or a series of related sales, transfers or other dispositions, of (a) all or substantially all the issued and outstanding Equity Interests in any Person that are owned by Parent or any Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor (including Indebtedness assumed by the transferee in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith) exceeds $25,000,000.

“Material Indebtedness” means Indebtedness (other than the Loans and Guarantees under the Loan Documents), or obligations in respect of one or more Swap Agreements, of any one or more of Parent and the Restricted Subsidiaries in an aggregate principal amount exceeding $50,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Parent or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Parent or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means each Subsidiary that is not an Immaterial Subsidiary.

“Maturity Date” means ~~the Tranche B Term Maturity Date, the Incremental Term Maturity Date (which~~, in the case of the Tranche B-~~1~~2 Term Loans, ~~shall be~~ the Tranche B-~~1~~2 Term Maturity Date~~) with respect to~~, and, in the case of the Incremental Term Loans of any Series or the Maturity Date of any Extended Term Loans of any Series, as the context requires.

“Maximum Incremental Amount” means the sum of (x) $250,000,000, plus (y) an unlimited amount so long as on a Pro Forma Basis (but excluding the cash proceeds thereof), the Senior Secured Leverage Ratio (calculated as of the last day of the most recent fiscal quarter of Parent for which financial statements have been delivered pursuant to Section 5.01(a) or (b) and treating all Incremental Equivalent Debt as Senior Secured Indebtedness for this purpose) would not exceed 2.50 to 1.00; provided that (i) the Borrower may incur Incremental Term Loans and Incremental Equivalent Debt in reliance on clause (y) prior to clause (x), (ii) in the event that the Borrower does not make an election as to which clause of this definition it is relying on, it shall be deemed to have incurred all Incremental Term Loans and Incremental Equivalent Debt pursuant to clause (y) to the full extent permitted thereby prior to being deemed to have incurred any amounts in reliance on clause (x) of this definition, (iii) the Borrower may incur Incremental Term Loans and/or Incremental Equivalent Debt in reliance on clauses (x) of this definition concurrently with any incurrence of Incremental Term Loans and/or Incremental Equivalent Debt in reliance on clause (y) of this definition and, in such event, amounts incurred in reliance on clause (x) (and the proceeds thereof) shall be excluded from the calculation of Senior Secured Indebtedness for purposes of the determination of the Senior Secured Leverage Ratio for such concurrent incurrence pursuant to clause (y).

“Maximum Rate” has the meaning set forth in Section 9.15.

~~“Merger” means the merger of Merger Sub with and into the Acquired Company, with the Acquired Company surviving such merger as a wholly owned Subsidiary of Parent.~~

~~“Merger Sub” means Java Corp., a Delaware corporation.~~

“MNPI” means material information concerning Parent, any Subsidiary or any Affiliate of any of the foregoing or their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act.  For purposes of this definition, “material information” means information concerning Parent, the Subsidiaries or any Affiliate of any of the foregoing, or any of their securities, that would reasonably be expected to be material for purposes of the United States federal and state securities laws.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations.  Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Mortgaged Property” means each parcel of real property (together with any adjoining or other parcels of real property integral to the operation of any facility owned by any Loan Party; provided that such additional parcels of real property shall not constitute Mortgaged Property if the applicable Loan Party is unable to deliver a Mortgage encumbering such additional parcels despite using commercially reasonable efforts to deliver them) located in the United States of America owned in fee by a Loan Party, and the improvements thereto, that (together with such improvements) has a fair market value of $~~10,000,000~~25,000,000 or more on the Amendment No. 2 Effective Date or at the time of acquisition thereof by any Loan Party or, with respect to real property owned by a Subsidiary that becomes a Loan Party after the Amendment No. 2 Effective Date, at the time such Subsidiary becomes a Loan Party.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions or has any ongoing obligation with respect to withdrawal liability (within the meaning of Title IV of ERISA).

“Net Proceeds” means, with respect to any event, (a) the cash (which term, for purposes of this definition, shall include Cash Equivalents) proceeds (including, in the case of any casualty, condemnation or similar proceeding, insurance, condemnation or similar proceeds) received in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all actual fees and out-of-pocket expenses paid in connection with such event by Parent and the Restricted Subsidiaries to Persons that are not Affiliates of Parent or any Restricted Subsidiary, (ii) in the case of a sale, transfer, lease or other disposition (including pursuant to a Sale/Leaseback Transaction or a casualty or a condemnation or similar proceeding) of an asset, the amount of all payments required to be made by Parent and the Restricted Subsidiaries as a result of such event to repay Indebtedness (other than Loans and Indebtedness under the ABL Credit Agreement) secured by such asset on a basis prior to the Liens, if any, on such assets securing the Secured Obligations and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by Parent and the Restricted Subsidiaries, and the amount of any reserves established by Parent and the Restricted Subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities (other than any earnout obligations) reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by the chief financial officer of Parent).  For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(iii) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such reduction, of cash proceeds in respect of such event.

~~“New Parent” has the meaning set forth in the definition of “Permitted Borrower Reorganization.”~~

“Not Otherwise Applied” means, with reference to any Excess Cash Flow, that such amount was not required to prepay Loans pursuant to Section 2.09(c) (other than as a result of Section 2.09(d)).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“OFAC” means the United States Treasury Department Office of Foreign Assets Control.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes that arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, excluding any such Taxes imposed with respect to an assignment by a Lender (other than an assignment made pursuant to Section 2.17) if such Tax is imposed as a result of a present or former connection between the assigner or assignee and the jurisdiction imposing such Tax (other than connections arising from such having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, and/or sold or assigned an interest in any Loan Document).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent” means ~~(i) prior to a Permitted Borrower Reorganization, the Borrower and (ii) from and after the occurrence of a Permitted Borrower Reorganization, the New Parent.~~Tailored Brands, Inc., a Texas corporation.

“Pari Passu Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit L hereto (with such changes thereto as the Administrative Agent may agree) between the Administrative

Agent and one or more collateral agents or representatives for the holders of other Indebtedness that is secured by a Lien on the Collateral that is intended to rank pari passu with the Liens of the Loan Documents.

“Participant Register” has the meaning set forth in Section 9.04(c)(ii).

“Participants” has the meaning set forth in Section 9.04(c)(i).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub.L. No. 107-56 (Signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” means a certificate in the form of Exhibit F or any other form approved by the Administrative Agent.

“Permitted Acquisition” means the purchase or other acquisition by Parent or any Restricted Subsidiary of Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person if (a) in the case of any purchase or other acquisition of Equity Interests in a Person, such Person will be, upon the consummation of such acquisition a Restricted Subsidiary, in each case including as a result of a merger or consolidation between any Subsidiary and such Person, or (b) in the case of any purchase or other acquisition of other assets, such assets will be owned by Parent or a Restricted Subsidiary; provided that (i) no Event of Default exists or would result therefrom, (ii) on a Pro Forma Basis, the Total Leverage Ratio as of the last day of the most recent fiscal quarter of Parent for which financial statements have been delivered pursuant to Section 5.01(a) or (b) does not exceed ~~3.75~~4.00 to 1.00 and (iii) the aggregate consideration paid in all Permitted Acquisitions by the Loan Parties (other than in the form of Equity Interests (other than Disqualified Stock) of Parent) in respect of Equity Interest in Persons that do not become Guarantors and assets that are not owned by Loan Parties shall not, except as otherwise permitted by another provision of Section 8.04, exceed $50,000,000.

~~“Permitted Borrower Reorganization” means the formation of a holding company of the Borrower organized under the laws of Texas (the “New Parent”) (including through the merger of the Borrower into a wholly-owned Domestic Subsidiary of the New Parent) pursuant to which (i) the shareholders of the Borrower immediately prior to the Permitted Borrower Reorganization acquire Equity Interests in the New Parent corresponding to their Equity Interests in the Borrower immediately prior to such transaction in exchange for their Equity Interests in the Borrower, (ii) the New Parent becomes the holder of 100% of the Equity Interests of the Borrower and (iii) the New Parent becomes a Guarantor and complies with the Guarantee and Collateral Requirement so long as, immediately after giving effect thereto, no Event of Default shall have occurred and is continuing and the New Parent has no material assets or liabilities other than through its ownership of the Borrower and its Subsidiaries and the Acquired Company and liabilities in respect of guarantees of obligations of the Borrower and the other Restricted Subsidiaries; provided that the Borrower shall have provided at least 30 days prior written notice to the Administrative Agent and shall have furnished all “know your customer” information requested by the Lenders with respect to the New Parent at least 10 Business Days prior to such reorganization.~~

“Permitted Debt” means Indebtedness of any Loan Party (including any Guarantee thereof by a Loan Party) so long as (i) no portion of such Indebtedness has a scheduled maturity prior to the date that is 91 days after the ~~final~~latest Maturity Date, (ii) except as contemplated by the final proviso to Section 6.01(a)(xii), no Subsidiary of the Borrower that is not a Loan Party is an obligor in respect of such Indebtedness, (iii) the terms and conditions of such Indebtedness (other than interest rates, fees and call protection) are not, taken as a whole, more restrictive than the terms of this Agreement (as determined in good faith by Parent) and (iv) such Indebtedness is not secured by any Liens on any assets of Parent or any Restricted Subsidiary other than Liens permitted by clause (l) of Section 6.02.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for Taxes that are not yet delinquent or (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) Parent or such Restricted Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP and (iii) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.06;

(c)           pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of Parent or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(d)           pledges and deposits made to secure the performance of bids, trade contracts (other than Indebtedness for borrowed money), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f)            easements, zoning restrictions, rights-of-way, site plan agreements, development agreements, operating agreements, cross-easement agreements, reciprocal easement agreements and similar encumbrances and exceptions to title on real property that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of Parent or any Subsidiary or the ordinary operation of such real property;

(g)           customary rights of setoff upon deposits of cash in favor of banks and other depository institutions and Liens of a collecting bank arising under the UCC in respect of payment items in the course of collection;

(h)             Liens arising from precautionary UCC financing statement filings (or similar filings under applicable law) regarding operating leases or consignments;

(i)              Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease (other than Capital Lease Obligations), license or sublicense or concession agreement permitted by this Agreement;

(j)              Liens arising in the ordinary course of business in favor of custom and forwarding agents and similar Persons in respect of imported goods and merchandise in the custody of such Persons;

(k)             Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(l)              Liens or rights of setoff against credit balances of Parent or any Subsidiary with credit card issuers or credit card processors to secure obligations of Parent or such Subsidiary, as the case may be, to any such credit card issuer or credit card processor incurred in the ordinary course of business as a result of fees and chargebacks; and

(m)           other Liens that are contractual rights of set-off;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, other than Liens referred to in clause (c) above securing letters of credit, bank guarantees or similar instruments.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan,” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

~~“Platform” has the meaning set forth in Section 9.01(d).~~

“Post Closing Letter Agreement” means that certain letter agreement dated as of the ~~date hereof~~Effective Date by and between Parent and the Administrative Agent.

“Prepayment Event” means:

(a)           any sale, transfer, lease or other disposition (including pursuant to a Sale/Leaseback Transaction or by way of merger or consolidation) of any asset of Parent or any Restricted Subsidiary, including any sale or issuance to a Person other than Parent or any Restricted Subsidiary of Equity Interests in any Subsidiary, other than (i) dispositions described in clauses (a) through (f) of Section 6.05 and (ii) other dispositions resulting in aggregate Net Proceeds not exceeding $~~10,000,000~~25,000,000 for any individual transactions or series of related transactions;

(b)           any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of Parent or any Restricted Subsidiary resulting in aggregate Net Proceeds of $~~10,000,000~~25,000,000 or more;  or

(c)           the incurrence by Parent or any Restricted Subsidiary of any Indebtedness, other than any Indebtedness permitted to be incurred by Section 6.01 other than Refinancing Term Loans and Refinancing Debt Securities.

“Prime Rate” means the rate of interest ~~per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City.~~ last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

~~“Private Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.~~

“Pro Forma Basis” means, with respect to any computation hereunder required to be made on a pro forma basis giving effect to any proposed Investment or other acquisition (including any Permitted Acquisition or any Material Acquisition), any Material Disposition, any Restricted Payment or any payment of or in respect of any Indebtedness (collectively, “Pro Forma Events”), computation thereof after giving pro forma effect to adjustments in connection with such Pro Forma Event that are either (i) in accordance with Regulation S-X under the Securities Act or (ii) set forth in a certificate of a Responsible Officer of Parent delivered to the Administrative Agent and believed in good faith by Parent to be probable based on actions take or to be taken within 12 months following the consummation of the relevant Pro Forma Event; provided that the aggregate amount of any increase in Consolidated EBITDA resulting from adjustments pursuant to this clause (ii) for any four fiscal quarter period of Parent, when aggregated with the amount of any addback to Consolidated EBITDA pursuant to clause (a)(ix) of the definition thereof for such period, shall not exceed 10% ~~(or, for any four fiscal quarter period ending prior to the end of the eighth full fiscal quarter ending after the Effective Date, 20%, so long as any such amount above 10% is attributable to the Transactions and the integration of the Acquired Company and its Subsidiaries)~~ of Consolidated EBITDA for such period (prior to giving effect to any increase pursuant to such clause (a)(ix) or this clause (ii)), in each case, using, for purposes of making such computation, the consolidated financial statements of Parent and the Restricted Subsidiaries (and, to the extent applicable, the historical financial statements of any entities or assets so acquired or to be acquired, or so disposed or to be disposed), which shall be reformulated as if such Pro Forma Event (and, in the case of any pro forma computations made hereunder to determine whether such Pro Forma Event is permitted to be consummated hereunder, to any other Pro Forma Event consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation), and any Indebtedness or other liabilities incurred in connection with any such Pro Forma Event, had been consummated and incurred at the beginning of such period.

“Pro Forma Event” has the meaning set forth in the definition of “Pro Forma Basis.”

“Proceeds Collateral Account” means a Deposit Account in which the Net Proceeds of Term Priority Collateral in respect of any Prepayment Event described in clause (a) or (b) of the definition of the term “Prepayment Event” are deposited by Parent or any Restricted Subsidiary to be held pending release as contemplated by Section 2.09(b) for reinvestment or prepayment, and which has no other funds contained therein (other than interest on any such proceeds) and is subject to a Control Agreement in favor of the Administrative Agent.

~~“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.~~

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document.

~~“Refinancing”  means  (i) the repayment in full of all principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Credit Agreement, the termination of the commitments and letters of credit outstanding thereunder and the discharge and release of the guarantees and liens existing in connection therewith and (ii) the repayment in full of all existing Indebtedness of the Acquired Company on the Effective Date; provided that capital leases, intercompany indebtedness, letters of credit, Indebtedness of the Acquired Company permitted by the Acquisition Agreement and capital leases and other ordinary course Indebtedness of Parent and its Subsidiaries not to exceed $10,000,000 and other Indebtedness reasonably agreed to by the Administrative Agent will be allowed to remain outstanding after the Effective Date.~~

“Refinancing Debt Securities” means Permitted Debt issued in reliance on Section 6.01(a)(xiii) so long as prior to the incurred of such Indebtedness, Parent has delivered to the Administrative Agent a certificate of a Responsible Officer designating such Permitted Debt as “Refinancing Debt Securities.”

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness except by an amount no greater than accrued and unpaid interest with respect to such Original Indebtedness; (b) the stated final maturity of such Refinancing Indebtedness shall not be earlier than that of such Original Indebtedness; (c) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become pursuant to the terms of the Original Indebtedness) an obligor in respect of such Original Indebtedness and shall constitute an obligation of such Subsidiary only to the extent of their obligations in respect of such Original Indebtedness; and (d) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof).

“Refinancing Term Loan” means ~~the Tranche B-1 Term Loans and~~ any ~~other~~ Incremental Term Loans that are designated in the applicable Incremental Facility ~~Amendment~~Agreement as “Refinancing Term Loans.”

“Register” has the meaning set forth in Section 9.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Relevant Entities” has the meaning provided in Section 9.18(c).

“Repricing Event” means (a) any prepayment or repayment of any Tranche B-2 Term Loan with the proceeds of any Indebtedness (other than Permitted Revolving Indebtedness), or any conversion of any Tranche B-2 Term Loan into any new or replacement tranche of term loans, in each case having an All-in Yield lower than the All-in Yield (excluding for this purpose, upfront fees and original discount on the Tranche B-2 Term Loans) of such Tranche B-2 Term Loan at the time of such prepayment or repayment or conversion and (b) any amendment or other modification of this Agreement that, directly or indirectly, reduces the All-in Yield of any Tranche B ~~Term Loan~~-2 Term Loan; provided, that in each case, the term “Repricing Event” shall exclude any prepayment, refinancing, substitution or replacement of all or a portion of the Tranche B-2 Term Loans in connection with any transaction that would, if consummated, result in a Change in Control or constitute a Transformative Acquisition.

“Required Lenders” means, at any time, Lenders having aggregate Loans ~~(or, prior to the borrowing hereunder on the date hereof, Commitments)~~ representing more than 50% of the aggregate principal amount of the Loans ~~(or, prior to the borrowing hereunder on the date hereof, the aggregate Commitments)~~ at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Parent or any Restricted Subsidiary, or any payment or distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, exchange, conversion, cancellation or termination of any Equity Interests in Parent or any Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of Parent other than an Unrestricted Subsidiary.  For ~~the~~ avoidance of doubt~~, following a Permitted Borrower Reorganization~~, the Borrower shall be a Restricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by Parent or any Restricted Subsidiary whereby Parent or such Restricted Subsidiary sells or transfers such property to any Person and Parent or any Restricted Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates.

“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person  listed in any Sanctions-related list of ~~Designated~~designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, ~~or by~~ the United Nations Security Council, the European Union ~~or~~, any ~~EU~~European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country ~~or~~, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the

European Union ~~or~~, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“SEC” means the United States Securities and Exchange Commission.

“Secured Obligations” has the meaning set forth in the Collateral Agreement.

“Secured Parties” has the meaning set forth in the Collateral Agreement.

“Securities Act” means the United States Securities Act of 1933.

“Senior Notes” means $600,000,000 aggregate principal amount of 7.00% senior notes due 2022 of the Borrower issued under the Senior Notes Indenture on the Effective Date.

“Senior Notes Indenture” means the indenture by and among The Men’s Wearhouse, Inc., as issuer, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee, dated June 18, 2014.

“Senior Secured Indebtedness” means, as of any date, the excess of (i) sum, without duplication, of (a) the aggregate principal amount of Indebtedness of Parent and the Restricted Subsidiaries outstanding as of such date that is secured by any Lien on any asset of Parent or any Restricted Subsidiary (other than Indebtedness of any Foreign Subsidiary that is secured by a Lien only on assets of one or more Foreign Subsidiaries), in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but without giving effect to any election to value any Indebtedness at “fair value,” as described in Section 1.04(a), or any other accounting principle that results in the amount of any such Indebtedness (other than zero coupon Indebtedness) as reflected on such balance sheet to be below the stated principal amount of such Indebtedness), (b) the aggregate amount of Capital Lease Obligations and Synthetic Lease Obligations of Parent and the Restricted Subsidiaries outstanding as of such date (other than Capital Lease Obligations and Synthetic Lease Obligations of any Foreign Subsidiary that is not Guaranteed by, or otherwise recourse to, Parent or any Domestic Subsidiary), determined on a consolidated basis, and (c) the aggregate obligations of Parent and the Restricted Subsidiaries as an account party in respect of letters of credit or letters of guaranty that is secured by any Lien on any asset of Parent or any Restricted Subsidiary (other than any such obligations of any Foreign Subsidiary that is not Guaranteed by, or otherwise recourse to, Parent or any Domestic Subsidiary), other than contingent obligations in respect of any letter of credit or letter of guaranty to the extent such letter of credit or letter of guaranty does not support Indebtedness over (ii) the lesser of (x) the aggregate amount of unrestricted cash and cash equivalents of Parent and its Restricted Subsidiaries that would be reflected on a consolidated balance sheet of Parent in accordance with GAAP on such date (other than the cash proceeds of any Indebtedness being incurred on such date) and (y) $~~100,000,000.~~125,000,000.

“Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Senior Secured Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of Parent most recently ended on or prior to such date.

“Series” means ~~the Tranche B-1 Term Loans and any other~~any Incremental Term Loans or Extended Term Loans that are not established as an increase in any previously established Class of Loans and that are intended to constitute a single Class of Loans for purposes of this Agreement.

“Specified Indebtedness” means ~~the Senior Notes,~~ any Permitted Debt that is not secured on a pari passu basis with the Secured Obligations and any Refinancing Indebtedness in respect of any of the foregoing.

“Specified Representations” means the representations and warranties set forth in Sections 3.01 (as it relates to the Loan Parties), 3.02, 3.03(b), 3.07(b), 3.08, 3.14, 3.15 and 3.16(a).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board of Governors to which the Administrative Agent is subject for eurocurrency funding (currently referred to as

“Eurocurrency Liabilities” in Regulation D of the Board of Governors).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Loan Agreement Obligations.

“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other Person (i) of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of Parent.

“Supplemental Perfection Certificate” means a certificate in the form of Exhibit G or any other form approved by the Administrative Agent.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Parent or any Subsidiary shall be a Swap Agreement.

“Syndication Agent” means Bank of America, N.A.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for US federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” means, as to any Person, an amount equal to the sum, without duplication, of (a) the obligations of such person to pay rent or other amounts under any Synthetic Lease which are attributable to principal and (b) the amount of any purchase price payment under any Synthetic Lease assuming the lessee exercises the option to purchase the leased property at the end of the lease term.  For purposes of Section 6.02, a Synthetic Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“Total Assets” means, at any date of determination, the consolidated total assets of Parent as of the last day of the most recent fiscal quarter of Parent for which financial statements have been delivered pursuant to Section 5.01(a) or (b) as adjusted to (i) exclude amounts attributed to Unrestricted Subsidiaries and (ii) give effect to any Pro Forma Event occurring since such date.

“Total Indebtedness” means, as of any date, the excess of (i) the sum, without duplication, of (a) the aggregate principal amount of Indebtedness of Parent and the Restricted Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but without giving effect to any election to value any Indebtedness at “fair value,” as described in Section 1.04(a), or any other accounting principle that results in the amount of any such Indebtedness (other than zero coupon Indebtedness) as reflected on such balance sheet to be below the stated principal amount of such Indebtedness), (b) the aggregate amount of Capital Lease Obligations and Synthetic Lease Obligations of Parent and the Restricted Subsidiaries outstanding as of such date, determined on a consolidated basis, and (c) the aggregate obligations of Parent and the Restricted Subsidiaries as an account party in respect of letters of credit or letters of guaranty, other than contingent obligations in respect of any letter of credit or letter of guaranty to the extent such letter of credit or letter of guaranty does not support Indebtedness over (ii) the lesser of (x) the aggregate amount of unrestricted cash and cash equivalents of Parent and its Restricted Subsidiaries that would be reflected on a consolidated balance sheet of Parent in accordance with GAAP on such date (other than the cash proceeds of any Indebtedness being incurred on such date) and (y) $~~100,000,000.~~125,000,000.

“Total Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of Parent most recently ended on or prior to such date.

~~“Tranche B Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche B Term Loan on the Effective Date, expressed as an amount representing the maximum principal amount of the Tranche B Term Loan to be made by such Lender, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Tranche B Term Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche B Term Commitment, as applicable.  The initial aggregate amount of the Tranche B Term Commitments on the Effective Date is $1,100,000,000.~~

~~“Tranche B Term Lender” means a Lender with a Tranche B Term Commitment or an outstanding Tranche B Term Loan.~~

“Tranche B Term Loan” means ~~a Loan made pursuant to Section 2.01.~~  all Tranche B Term Loans outstanding under this Agreement immediately prior to the Amendment No. 2 Effective Date.

“~~Tranche B Term Maturity Date” means June 18, 2021.~~

~~“Tranche B-1 Effective Date” means the first Business Day on which each of the conditions set forth in Article IV of Incremental Facility Agreement No. 1 was satisfied, which day was April 7, 2015.”Tranche B-1 Term Commitment” means, with respect to each Tranche B-1 Term Lender, the commitment of such Lender to make~~ Tranche B-1 Term Loans ~~on the~~” means all Tranche B-1 Term Loans outstanding under this Agreement immediately prior to the Amendment No. 2 Effective Date.  ~~The amount of the Tranche B-1 Term Lender’s Tranche B-1 Term Commitment is set forth on Schedule I hereto~~

“Tranche B-2 Term Loans” means collectively, the term loans established pursuant to Section 2.01(a) on the Amendment No. 2 Effective Date.  The aggregate principal amount of ~~the~~ Tranche B-~~1~~2 Term ~~Commitments~~Loans on the ~~Tranche B-1~~Amendment No. 2 Effective Date is $~~400,000,000.~~900,000,000.

“Tranche B-~~1~~2 Term ~~Lender” means a Lender that holds a Tranche B-1 Term Commitment or a Tranche B-1 Term Loan.~~

~~“Tranche B-1 Term Loans” means the Incremental Term Loans established pursuant to Incremental Facility Agreement No. 1 which are hereby designated as “Refinancing Term Loans” for all purposes of the Credit Agreement.”Tranche B-1~~Maturity Date” means April 9, 2025; provided that, if on April 1, 2022, any Senior Notes remain outstanding, then the Tranche B-2 Term Maturity Date~~” means June 18, 2021 (which shall be the “Incremental Term Maturity Date” of the Tranche B-1 Term Loans for purposes of the Credit Agreement).~~  shall be April 1, 2022.

“Transactions” means the (a) execution, delivery and performance by the Loan Parties of ~~this Agreement,~~Amendment No. 2, (b) the borrowing of the Tranche B-2 Term Loans and the use of the proceeds thereof, (~~b) the execution, delivery and performance by the Loan Parties of the ABL Credit Agreement, (c) the issuance of the Senior Notes, (d~~c) the creation and perfection and continuation as applicable of the security interests provided for in the Collateral Documents, ~~(e) the consummation of the Acquisition, (f) the Refinancing, and (g~~and (d) the payment of all fees, commissions, costs and expenses in connection with the foregoing.

“Transformative Acquisition” shall mean any acquisition by Parent or any Restricted Subsidiary that either (a) is not permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or (b) if permitted by the terms of this Agreement immediately prior to the consummation of such acquisition, would not provide Parent and its Restricted Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of the combined operations following such consummation, as determined by the Borrower acting in good faith.

“Treasury Rate” means on any date, the most recently published weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year as determined by the Administrative Agent.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate or whether such Loan is a Fixed Rate Term Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the perfection of security interests created by the Collateral Documents.

“Unrestricted Subsidiary” means any Subsidiary of Parent designated by the Board of Directors of Parent as an Unrestricted Subsidiary pursuant to Section 5.17 subsequent to the Effective Date.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.15(f)(ii)(B)(3).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (i) the sum of the products obtained by multiplying (a) the amount of each then remaining instalment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“wholly-owned,” when used in reference to a subsidiary of any Person, means that all the Equity Interests in such subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly-owned subsidiary of such Person or any combination thereof.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02.       Classification of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class or by Type or by Class and Type.

SECTION 1.03.       Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities.  Except as otherwise provided herein and unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein,” “hereof’ and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.04.       Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with GAAP as in effect from time to time; provided that (a) if Parent notifies the Administrative Agent that Parent requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Parent that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided that Parent, on the one hand, and the Lenders, on the other hand, agree to negotiate in good faith with respect to any proposed amendment to eliminate or adjust for the effect of any such change in GAAP at no cost to the Loan Parties other than the reimbursement of the Administrative Agent’s costs and expenses; and (b) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of Parent or any Restricted Subsidiary at “fair value,” as defined therein, and (ii) any change in GAAP occurring after the ~~date hereof~~Effective Date as a result of the adoption of any proposals set forth in the ~~Proposed~~ Accounting Standards Update~~,~~ 2016-2 — Leases ~~(Topic 840)~~, issued by the Financial Accounting Standards Board on ~~August 17, 2010,~~February 25, 2016 or any other proposals issued by the Financial Accounting Standards Board ~~in connection therewith~~relating thereto, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect on the ~~date hereof.~~

~~SECTION 1.05.       Effectuation of Transactions.  All references herein to Parent and the Restricted Subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of Parent and the other Loan Parties contained in this Agreement and the other Loan Documents shall be deemed made, in each case, after giving effect to the Acquisition and the other Transactions to occur on the Effective Date, unless the context otherwise requires~~Effective Date.

SECTION 1.05.       [Reserved]

SECTION 1.06.       Classification of Actions.  For purposes of determining compliance at any time with the covenants set forth in Article VI (or, in each case, any defined terms used therein), in the event that the subject transaction meets the criteria of more than one of the categories of transactions permitted pursuant to the Sections (or related defined terms) in Article VI, the Borrower may, in its sole discretion, classify the applicable transaction (or any portion thereof) under such Section (or defined term); it being understood that the Borrowers may divide and include such transaction under one or more of the clause of such Section (or any relevant portion thereof or of the applicable related defined term) that permit such transaction.

SECTION 1.07.       Interest Rates.  The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any comparable or successor rate thereto, or replacement rate therefor.

ARTICLE II

The Credits

SECTION 2.01.       Commitments and Conversions.  ~~(a)~~

(a)           Subject to the terms and conditions set forth ~~herein, each Lender agrees to make a Tranche B Term Loan to the Borrower on the Effective Date in a principal amount not exceeding its Tranche B Term Commitment.  Amounts repaid or~~in Amendment No. 2, (i) the Converted Term Loans of each Lender outstanding immediately prior to the Amendment No. 2 Effective Date shall be converted into a like principal amount of a Tranche B-2 Term Loans in Dollars of such Lender on the Amendment No. 2 Effective Date and (ii) the Additional Tranche B-2 Term Lender shall make a loan in Dollars to the Borrower on the Amendment No. 2 Effective Date in an amount equal to the Additional Tranche B-2 Term Loan Commitment.  Amounts prepaid or repaid in respect of Tranche B-2 Term Loans may not be reborrowed.

~~(b)           Subject to the terms and conditions set forth in Incremental Facility Agreement No. 1 and as set forth herein, the Tranche B-1 Term Lender agrees to make a Tranche B-1 Term Loan to the Borrower on the Tranche B-1 Effective Date.  Amounts prepaid or repaid in respect of Tranche B-1 Term Loans may not be reborrowed~~

(b)           [Reserved].

SECTION 2.02.       Loans and Borrowings.

(a)           Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.

(b)           Subject to Section 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement; provided that, notwithstanding the foregoing, ~~all Tranche B-1~~any Class of Loans established as Fixed Rate Term Loans shall at all times be Fixed Rate Term Loans.

(c)           At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that a Eurodollar Borrowing that results from a continuation of an outstanding Eurodollar Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate principal amount that is an integral multiple of $500,000 and not less than $1,000,000.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of six (or such greater number as may be agreed to by the Administrative Agent) Eurodollar Borrowings outstanding.

(d)           Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert to or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable thereto.

SECTION 2.03.       Requests for Borrowings.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request either in writing (delivered by hand or facsimile) or by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing (or, in the case of any Eurodollar Borrowing to be made on the Amendment No. 2 Effective Date, such shorter period of time as may be agreed to by the Administrative Agent) or (b) in the case of an ABR Borrowing or a Borrowing of Fixed Rate Term Loans, not later than 12:00 p.m., New York City time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or ~~facsimile~~electronic mail to the Administrative Agent of ~~an executed~~a written Borrowing Request signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)      whether the requested Borrowing is to be a Tranche B-2 Term Borrowing or an Incremental Term Borrowing of a particular Series;

(ii)     the aggregate amount of such Borrowing;

(iii)    the date of such Borrowing, which shall be a Business Day;

(iv)    except in the case of a Borrowing of Fixed Rate Term Loans, whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v)     in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)    the location and number of the account of the Borrower to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing~~; provided that all Borrowings of Tranche B-1 Term Loans shall be Fixed Rate Term Loans~~.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.       Funding of Borrowings.

(a)           Each Lender (other than Lenders holding Converted Term Loans) shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly remitting the amounts so received, in like funds, to an account of the Borrower specified by the Borrower in the applicable Borrowing Request; provided that on the Amendment No. 2 Effective Date, the Administrative Agent shall apply the proceeds of the Tranche B-2 Term Loans funded on the Amendment No. 2 Effective Date that is sufficient to make the repayment required by Section 2.09(h) (or, if less, all such proceeds) to make such repayment, and then shall remit any remaining proceeds thereof as directed by the Borrower.

(b)           Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans of the applicable Class (or, in the case of any Fixed Rate Term Loan, the interest rate applicable to such Fixed Rate Term Loan).  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.05.       Interest Elections.

(a)           Each Borrowing initially shall be of the Type and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in the applicable Borrowing Request or as otherwise provided in Section 2.03.  Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type (except that (i) ~~Tranche B-1~~any Class of Loans established as Fixed Rate Term Loans shall at all times be Fixed Rate Term Loans and (ii) neither the Tranche B-2 Term Loans nor any other Class of Loans that is not established as a Class of Fixed Rate Term Loans may be converted to Fixed Rate Term Loans) or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  Except with respect to Fixed Rate Term Loans, the Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)           To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or ~~facsimile~~electronic mail to the Administrative Agent of ~~an executed~~a written Interest Election Request.  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)      the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)     the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)    if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(c)           Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d)           If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Borrowing for an additional Interest Period of one month.  Notwithstanding any contrary provision hereof, if an Event of Default under clause (i) or (j) of Article VII has occurred and is continuing with respect to the Borrower, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of a Majority in Interest of Lenders of any Class, has notified the Borrower of the election to give effect to this sentence on account of such other Event of Default, then, in each such case, so long as such Event of Default is continuing, (i) no outstanding Borrowing of such Class may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing of such Class shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.06.       Termination of Commitments.

(a)           ~~Unless previously terminated, the Tranche B Term Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Effective Date.~~ The Additional Tranche B-~~1~~2 Term Commitments shall automatically terminate at 5:00 p.m., New York City time, on the ~~Tranche B-1~~Amendment No. 2 Effective Date.

(b)           The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

(c)           The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying the effective date thereof.   Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable.  Any termination or reduction of the Commitments of any Class shall be permanent.  Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.07.       Repayment of Loans; Evidence of Debt.

(a)           The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender as provided in Section 2.08.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof

(d)           The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement.

(e)           Any Lender may request that Loans of any Class made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.08.       Amortization of Term Loans.

(a)           (i)  The Borrower shall repay Tranche B-2 Term Borrowings on the first Business Day following the last day of each January, April, July and October, beginning with ~~October 31, 2014,~~May 1, 2018, and ending with the last such day to occur prior to the Tranche B-2 Term Maturity Date, in an aggregate principal amount for each such date equal to 0.25% of the aggregate principal amount of the Tranche B-2 Term Loans outstanding on the Amendment No. 2 Effective Date (as such amount may be adjusted pursuant to paragraph (c) of this Section).  ~~The Tranche B-1 Term Loans shall not be subject to any amortization repayment prior to the Tranche B-1 Term Maturity Date~~

(ii) [Reserved].

(iii)           The Borrower shall repay Incremental Term Loans of any Series ~~(other than the Tranche B-1 Term Loans)~~ in such amounts and on such date or dates as shall be specified therefor in the Incremental Facility Agreement establishing the Incremental Term Commitments of such Series (as such amounts may be adjusted pursuant to paragraph (c) of this Section or pursuant to such Incremental Facility Agreement).  The Borrower shall repay Extended Term Loans of any Series in such amounts and on such date or dates as shall be specified therefore in the Extension Agreement establishing such Extended Term Loans (as such amounts may be adjusted pursuant to paragraph (c) of this Section).

(b)           To the extent not previously paid, (i) all Tranche B-2 Term Loans shall be due and payable on the Tranche B-2 Term Maturity Date, and (ii) all ~~Tranche B-1 Term Loans shall be due and payable on the Tranche B-1 Term Maturity Date, and (iii) all~~ Incremental Term Loans ~~(other than the Tranche B-1 Term Loans)~~ of any Series shall be due and payable on the Incremental Term Maturity Date applicable thereto.

(c)           Any prepayment of a Borrowing of any Class shall be applied to reduce the subsequent scheduled repayments of the Borrowings of such Class to be made pursuant to this Section ratably based on the amount of such scheduled repayments; provided that any prepayment of a Borrowing of any Class made pursuant to Section 2.09(a) shall be applied to reduce the subsequent scheduled repayments of Borrowings of such Class to be made pursuant to this Section in the manner specified by the Borrower in the applicable notice of prepayment (or, if no such specification is made therein, ratably as provided above).  In the event any Extended Term Loans shall be established from any Class of Loans, the amount of any future payment pursuant to clause (a) with respect to such existing Class of Loans shall be reduced on the date such Extended Term Loans in proportion to the principal amount of such existing Class of Loans that were converted to Extended Term Loans on such date.

(d)           Prior to any repayment of any Borrowings of any Class under this Section, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent by telephone (confirmed by hand delivery or facsimile) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment.  Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing.  Repayments of Borrowings shall be accompanied by accrued interest on the amounts repaid.

SECTION 2.09.       Prepayment of Loans.

(a)           The Borrower shall have the right at any time and from time to time to prepay any Borrowing of any Class in whole or in part, subject to the requirements of this Section. ~~Tranche B-1 Term Loans may be optionally prepaid on a pro rata basis or less than pro rata basis with any other Class of Term Loans in the sole discretion of the Borrower.~~

(b)           In the event and on each occasion that any Net Proceeds are received by or on behalf of Parent or any Restricted Subsidiary in respect of any Prepayment Event following the Amendment No. 2 Effective Date, the Borrower shall, on the day such Net Proceeds are received (or, in the case of a Prepayment Event described in clause (a) or (b) of the definition of the term “Prepayment Event,” within three Business Days after such Net Proceeds are received), prepay Borrowings in an amount equal to 100% of such Net Proceeds; provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event,” if the Borrower shall (a) prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of a Financial Officer of Parent to the effect that Parent intends to cause the Net Proceeds from such event (or a portion thereof specified in such certificate) to be applied within 365 days after receipt of such Net Proceeds to acquire real property, equipment or other tangible assets to be used in the business of Parent or the Restricted Subsidiaries, or to consummate any Permitted Acquisition (or any other acquisition of all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person) permitted hereunder, and certifying that no Default has occurred and is continuing, and (b) in the case of a sale of Term Priority Collateral, deposit all such Net Proceeds in a Proceeds Collateral Account pending such application, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds from such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds that have not been so applied by the end of such 365-day period (or within a period of 180 days thereafter if by the end of such initial 365-day period Parent or one or more Restricted Subsidiaries shall have entered into an agreement with a third party to acquire such real property, equipment or other tangible assets, or to consummate such Permitted Acquisition or other acquisition, with such Net Proceeds) or at such earlier date as the Parent or applicable Restricted Subsidiary may elect by written notice to the Administrative Agent in accordance with Section 2.09(d), at which time a prepayment shall be required in an amount equal to the Net Proceeds that have not been so applied (and no prepayment shall be required to the extent the aggregate amount of such Net Proceeds that are not reinvested in accordance with this Section does not exceed $~~15,000,000~~25,000,000 in any fiscal year, in which case, the Administrative Agent shall cause such funds to be returned to the Borrower); provided, further, that to the extent any such Net Proceeds shall be received in respect of assets owned by a Loan Party, such Net Proceeds may be reinvested only in assets owned by a Loan Party or, in the case of a Permitted Acquisition or other acquisition, by any Person that shall become a Guarantor upon the consummation thereof (other than, in each case, Equity Interests in Foreign Subsidiaries, except to the extent such Net Proceeds shall have resulted from the sale of Equity Interests in one or more Foreign Subsidiaries).  Notwithstanding the foregoing, the Net Proceeds received by Parent or any Restricted Subsidiary in respect of any Prepayment Event described in clause (a) or (b) of the definition of the term “Prepayment Event” involving any ABL Priority Collateral (whether in the form of a direct sale, transfer or other disposition of such ABL Priority Collateral or a sale, transfer or other disposition of Equity Interests in any Restricted Subsidiary owning such ABL Priority Collateral) that secures any obligations in respect of the ABL Credit Agreement at the time such Prepayment Event occurs shall not, solely to the extent such Net Proceeds are attributable to the fair value of such ABL Priority Collateral (net of any related transferred liabilities, in each case as determined reasonably and in good faith by a Financial Officer of Parent), be subject to the requirements of this Section 2.09(b).

(c)           In the event that Parent has Excess Cash Flow for any fiscal year of Parent, commencing with the first fiscal year ending ~~January 30, 2016,~~after the Amendment No. 2 Effective Date, the Borrower shall, not later than 90 days following the end of such fiscal year, prepay Loans ~~(other than Tranche B-1 Term Loans)~~ in an amount equal to the excess of (x) the ECF Percentage of Excess Cash Flow for such fiscal year over (y) the amount of prepayments of Loans pursuant to Section 2.09(a) during such fiscal year (other than with the proceeds of Indebtedness (excluding Indebtedness under the ABL Credit Agreement)).

(d)           Prior to any optional or mandatory prepayment of Borrowings under this Section, the Borrower shall, subject to the next sentence, specify the Borrowing or Borrowings to be prepaid in the notice of such prepayment delivered pursuant to paragraph (f) of this Section.  In the event of any mandatory prepayment of Borrowings from a Prepayment Event under clause (a) or (b) of the definition thereof made at a time when Borrowings of more than one Class remain outstanding, the Borrower shall select Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated among the Borrowings pro rata based on the aggregate principal amounts of outstanding Borrowings of each such Class; provided that to the extent provided in the relevant Incremental Facility Agreement or Extension Agreement, any Class of Incremental Term Loans or Extended Term Loans may be paid on a pro rata basis or less than pro rata basis with any other Class of Loans~~; provided, further that no prepayment of the Tranche B-1 Term Loans shall be made pursuant to clause (c) above~~.  Any prepayment of Loans from a Prepayment Event described in clause (c) of the definition of “Prepayment Event” shall be applied to the Class or Classes of Loans selected by the Borrower.  Notwithstanding the foregoing, any Lender may elect, by notice to the Administrative Agent by telephone (confirmed by hand delivery or facsimile) at least one Business Day (or such shorter period as may be established by the Administrative Agent) prior to the required prepayment date, to decline all or any portion of any prepayment of its Loans pursuant to this Section (other than an optional prepayment pursuant to paragraph (a) of this

Section or a prepayment pursuant to clause (c) of the definition of “Prepayment Event,” which may not be declined), in which case the aggregate amount of the payment that would have been applied to prepay Loans but was so declined shall first, be offered to Lenders who did not decline its pro rata share of the prepayment and second, if declined by such ~~Tranche B~~ Lenders, may be retained by the Borrower and shall constitute “Declined Proceeds.”

(e)           In the event any Tranche B-2 Term Loans are subject to a Repricing Event prior to the date that is ~~one year~~six months after the Amendment No. 2 Effective Date, then each Lender whose Tranche B-2 Term Loans are prepaid or repaid in whole or in part, or which is required to assign any of its Tranche B-2 Term Loans pursuant to Section 2.17, in connection with such Repricing Event or which holds a Tranche B-2 Term Loan the All-in Yield of which is reduced as a result of a Repricing Event shall be paid an amount equal to 1.00% of the aggregate principal amount of such Lender’s Tranche B-2 Term Loans so prepaid, repaid, assigned or repriced.

(f)            ~~In the event that prior to third anniversary of the Tranche B-1 Effective Date (x) any Tranche B-1 Term Loan is prepaid pursuant to Section 2.09(a) or, to the extent resulting from a prepayment pursuant to clause (c) of the definition of “Prepayment Event,” Section 2.09(b), such prepayment shall be accompanied by the Applicable Prepayment Premium or (y) any Lender is required to assign its Tranche B-1 Term Loans pursuant to Section 2.17(b), the Borrower shall pay such Lender the Applicable Prepayment Premium with respect to its Tranche B-1 Term Loans so required to be assigned.~~[Reserved].

(g)           The Borrower shall notify the Administrative Agent by telephone (confirmed by ~~hand delivery~~telecopy or ~~facsimile~~electronic mail) of any optional prepayment and, to the extent practicable, any mandatory prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing or Fixed Rate Term Loan, not later than 11:00 a.m., New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of prepayment of Borrowings pursuant to paragraph (a) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest as required by Section ~~2.11.~~2.11 and any break funding payments required by Section 2.14.

(h)           On the Amendment No. 2 Effective Date the Borrower shall (i) repay to each Lender with Tranche B Term Loans (other than Converted Tranche B Term Loans) the full principal amount of such Tranche B Term Loans together with all accrued and unpaid interest thereon; and (ii) repay to each Lender with Tranche B-1 Term Loans (other than Converted Tranche B-1 Term Loans) the full principal amount of such Tranche B-1 Term Loans together with all accrued and unpaid interest thereon.

(i)            Notwithstanding any other provisions of this Section 2.09, (x) to the extent that any or all of the Net Proceeds in respect of any Prepayment Event described in clause (a) or (b) of the definition of the term “Prepayment Event” is received by a Restricted Subsidiary that is a Foreign Subsidiary (a “Foreign Prepayment Event”), or Excess Cash Flow is attributable to a Restricted Subsidiary that is a Foreign Subsidiary (in each case as determined reasonably and in good faith by a Financial Officer of Parent and set forth in an officer’s certificate delivered to the Administrative Agent), and such Restricted Subsidiary is prohibited or delayed by applicable local law from repatriating such amounts to the United States, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Borrowings of any Class at the times provided in this Section 2.09 but may be retained by the applicable Restricted Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Parent hereby agreeing to cause the applicable Restricted Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be promptly effected and an amount equal to such repatriated Net Proceeds or Excess Cash Flow will be promptly (and in any event not later than two (2) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof as determined reasonably and in good faith by a Financial Officer of Parent and set forth in an officer’s certificate delivered to the Administrative Agent) to the repayment of the Borrowings pursuant to this Section 2.09 to the extent otherwise provided herein, and (y) to the extent that the foregoing clause (i) does not apply and repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event or Excess Cash Flow attributable to a Restricted Subsidiary that is Foreign Subsidiary would have material adverse tax consequences (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) for  Parent and the Restricted Subsidiaries, taken as a whole (as determined reasonably and in good faith by a Financial Officer of Parent and set forth in an officer’s certificate delivered to the Administrative Agent), the Net Proceeds or Excess Cash Flow so affected may be retained by the applicable Restricted Subsidiary.

SECTION 2.10.       Fees.

(a)           The Borrower agrees to pay on the Amendment No. 2 Effective Date to each Tranche B-2 Term Lender, as fee compensation for the funding of such Lender’s Tranche B-2 Term Loan or conversion of such Lender’s Tranche B Term Loan into a Tranche B-2 Term Loan, a closing fee in an amount equal to ~~1.00~~0.50% of the aggregate principal amount of such Tranche B-2 Term Lender’s Tranche B-2 Term Loan.

(b)           ~~The Borrower agrees to pay on the Effective Date to each Tranche B Term Lender, a ticking fee for the period from April 15, 2014 to but excluding the Effective Date equal to a per annum rate (calculated based on a year of 365 days and the actual number of days expired) equal to the Applicable Ticking Fee Rate multiplied by the aggregate principal amount of such Tranche B Term Lender’s Tranche B Term Commitment.~~[Reserved].

(c)           The Borrower agrees to pay to the Administrative Agent, for its own account, fees in the amounts and payable at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)           All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of closing fees, to the ~~Tranche B Term~~ Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances (absent manifest error in the amount paid).

SECTION 2.11.       Interest.

(a)           The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate. ~~The Tranche B-1~~Fixed Rate Term Loans shall bear interest at the Applicable Rate for such Loans.

(b)           The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)           Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due (after giving effect to any applicable grace period), whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other overdue amount, 2% per annum plus the rate applicable to ~~ABR Tranche B~~Loans comprising ABR Borrowings or Fixed Rate Term Loans as provided in paragraph (a) of this Section.

(d)           Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar quarter and for Fixed Rate Term Loans, accrued through the last day of each January, April, July and October) shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)                                  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate and interest on all Fixed Rate Term Loans shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.12.                     Alternate Rate of Interest.

(a)                                 If prior to the commencement of any Interest Period for a Eurodollar Borrowing ~~of any Class~~:

(i)                  ~~(a)~~                                 the Administrative Agent determines ~~in good faith~~ (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including because the LIBO Screen Rate is not available or published on a current basis), for such Interest Period; or

(ii)               ~~(b)~~                                 the Administrative Agent is advised by ~~a Majority in Interest of~~ the Required Lenders ~~of such Class~~(treating all Fixed Rate Loans as not outstanding for purposes of the calculation of Required Lenders) that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such ~~Eurodollar~~ Borrowing for such Interest Period;

then the Administrative Agent shall give notice ~~(which may be telephonic)~~ thereof to the Borrower and the Lenders ~~of such Class~~by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders ~~of such Class~~ that the circumstances giving rise to such notice no longer exist ~~(which notification shall be made promptly after the Administrative Agent obtains knowledge of the cessation of such circumstances), (i~~, (A) any Interest Election Request that requests the conversion of any Borrowing ~~of such Class~~ to, or continuation of any Borrowing ~~of such Class~~ as, a Eurodollar Borrowing ~~of such Class~~ shall be ineffective~~, and such Borrowing shall be continued as an ABR Borrowing, and (ii)~~ and (B) if any Borrowing Request ~~for~~requests a Eurodollar Borrowing ~~of such Class shall be treated as a request for~~, such Borrowing shall be made as an ABR Borrowing.

(b)                                 If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement at no cost to the Loan Parties other than the reimbursement of the Administrative Agent’s costs and expenses to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate); provided that, with respect to the Tranche B-2 Term Loans, if such alternate rate of interest as so determined would be less than 1.00%, such rate shall be deemed to be 1.00% for the purposes of this Agreement.  Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Majority in Interest of each Class of Loans (other than Fixed Rate Loans then outstanding) stating that such Lenders object to such amendment.  Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.12(b), only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (y) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.13.                     Increased Costs.

(a)                                 If any Change in Law shall:

(i)                  impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii)               impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender; or

(iii)            subject any Recipient to any Taxes (other than any (A) Indemnified Taxes or (B) Excluded Taxes) on or with respect to its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, from time to time upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs or expenses incurred or reduction suffered.

(b)                                 If any Lender determines that any Change in Law regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then, from time to time upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                                  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s or intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)                                  Notwithstanding the above, a Lender will not be entitled to demand compensation for any increased cost or reduction set forth in this Section 2.13 at any time if it is not the general practice and policy of such Lender to demand such compensation from similarly situated borrowers in similar circumstances under agreements containing provisions permitting such compensation to be claimed at such time.

SECTION 2.14.                     Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(e) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense (excluding any loss  of margin) attributable to such event.  Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate such Lender would bid if it were to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank market.  The Borrower shall also compensate each Lender for the loss, cost and expense attributable to any failure by the Borrower to deliver a timely Interest Election Request with respect to a Eurodollar Loan.  A certificate of any Lender delivered to the Borrower and setting forth and explaining in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

Notwithstanding the foregoing, each Lender holding Converted Term Loans hereby waives break funding payments in connection with the conversion of such Loans on the Amendment No. 2 Effective Date.

SECTION 2.15.                     Taxes.

(a)                                 Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by any applicable withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.15) the applicable ~~Recipient~~ Lender (or, in the case of payments made to any Administrative Agent for its own account, such Administrative Agent) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)                                 Payment of Other Taxes by the Loan Parties.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the, option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)                                  Evidence of Payment.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.15, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)                                 Indemnification by the Loan Parties.  The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) payable or paid by such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)                                  Status of Lenders.  ~~(i)~~

(i)                                Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.15(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

~~(ii)~~          (ii)                                      Without limiting the generality of the foregoing:

(A)                               any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), ~~two~~an executed ~~originals~~copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding;

(B)                               any Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable (in such number of copies as shall be requested by the recipient):

(1)                                 an executed ~~originals~~copy of IRS Form W-8BEN or W-8BEN-E (or any ~~success~~successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party;

(2)                                 an executed ~~originals~~copy of IRS Form W-8ECI (or any successor forms);

(3)                                 in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payments in connection with any Loan Document are effectively connected with the Foreign Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E (or any successor forms); or

(4)                                 to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), an executed ~~originals~~copy of IRS Form W-8IMY (or any successor forms), accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed ~~originals~~copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and to determine, if any, the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered (including any specific documentation required in this Section 2.15(e)) expires or becomes obsolete or inaccurate in any respect, it shall deliver promptly to the Borrower or Administrative Agent updated or other appropriate documentation (including any new documentation reasonably request by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any other successor Administrative Agent any documentation provided by such Lender pursuant to this Section 2.15(e).

(f)                                   Treatment of Certain Refunds.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 2.15 (including by the payment of additional amounts pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.15 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.15(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 2.15(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section 2.15(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(g)                                  Defined Terms.  For the avoidance of doubt, for purposes of this Section 2.15, the term “applicable law” includes FATCA.

(h)                                 For purposes of FATCA, from and after the Amendment No. 2 Effective Date, the Loan Parties and the Administrative Agents shall treat (and the Lenders hereby authorize the Administrative Agents to treat) this Agreement and any Loans made hereunder (including any Loans already outstanding) as not qualifying as “grandfathered obligations” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

SECTION 2.16.                     Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)                                 The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document on or prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, on or prior to 3:00 p.m., New York City time), on the date when due, in immediately available funds, without any defense, setoff, recoupment or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to such account as may be specified by the Administrative Agent; provided that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder or under any other Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Loan Document shall be made in dollars.

(b)                                 If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied towards payment of the amounts then due hereunder ratably among the parties entitled thereto, in accordance with the amounts then due to such parties.

(c)                                  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall notify the Administrative Agent of such fact and shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of principal of and accrued interest on their Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any Person in accordance with the terms of Section 9.04.  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.  For purposes of subclause (b)(i) of the definition of Excluded Taxes, a Lender that acquires a participation pursuant to this Section 2.16(c) shall be treated as having acquired such participation on the earlier date(s) on which such Lender acquired the applicable interest(s) in the Commitment(s) and/or Loan(s) to which such participation relates.

(d)                                 Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)                                  If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged and/or (ii) hold any such amounts in a segregated account as cash collateral for, and apply any such amounts to, any future payment obligations of such Lender hereunder to or for the account of the Administrative Agent.

SECTION 2.17.                     Mitigation Obligations; Replacement of Lenders.

(a)                                 If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b)                                 If (i) any Lender requests compensation under Section 2.13, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or (iii) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders or all the Lenders of the affected Class) and with respect to which the Required Lenders (or, in circumstances where Section 9.02 does not require the consent of the Required Lenders, a Majority in Interest of the Lenders of the affected Class) shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent by the Borrower, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.13 or 2.15) and obligations under this Agreement and the other Loan Documents (or, in the case of any such assignment and delegation resulting from a failure to provide a consent, all its interests, rights and obligations under this Agreement and the other Loan Documents as a Lender of a particular Class) to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including, if applicable, the applicable prepayment premium pursuant to Section 2.09(e) or (f)) (if applicable, in each case only to the extent such amounts relate to its interest as a Lender of a particular Class) from the assignee (in the case of such principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments, (D) such assignment and delegation does not conflict with applicable law and (E) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment, waiver, discharge or termination can be effected.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply.  Each party hereto agrees that an assignment ~~and delegation~~ required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee ~~and that~~(or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an  Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (b) the Lender required to make such assignment ~~and delegation~~ need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.

SECTION 2.18.                     Incremental Term Facilities.

(a)                                 The Borrower may on one or more occasions, by written notice to the Administrative Agent, request the establishment of Incremental Term Commitments, provided that the aggregate amount of all the Incremental Term Commitments (other than Incremental Term Commitments in respect of Refinancing Term Loans) established hereunder when aggregated with the aggregate principal amount of Incremental Equivalent Debt shall not exceed

~~$250,000,000 during the term of this Agreement~~the Maximum Incremental Amount.  Each such notice shall specify (i) the date on which the Borrower proposes that the Incremental Term Commitments shall be effective, which shall be a date not less than 5 Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent, and (ii) the amount of Incremental Term Commitments being requested (it being agreed that (x) any Lender approached to provide any Incremental Term Commitment may elect or decline, in its sole discretion, to provide such Incremental Term Commitment and (y) any Person that the Borrower proposes to become an Incremental Lender, if such Person is not then a Lender, must be an Eligible Assignee and must be reasonably acceptable to the Administrative Agent).

(b)                                 The terms and conditions of any Incremental Term Commitments and the Incremental Term Loans to be made thereunder shall be, except as otherwise set forth herein or in the applicable Incremental Facility Agreement, identical to those of the Tranche B ~~Term Commitments and the Tranche B~~-2 Term Loans; provided that (i) if the All-in Yield for any Incremental Term Loans (other than Refinancing Term Loans) exceeds the All-in Yield for the Tranche B-2 Term Loans by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”), then the Applicable Rate for the Tranche B-2 Term Loans shall automatically be increased by the Yield Differential, effective upon the making of such Incremental Term Loans, (ii) no Incremental Term Maturity Date shall be earlier than the Tranche B-2 Term Maturity Date, (iii) the Weighted Average Life to Maturity of any Incremental Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Tranche B-2 Term Loans, (iv) the Incremental Term Loans may participate on a pro rata basis (or on a basis that is less than pro rata) in any mandatory prepayments of the Tranche B-2 Term Loans~~,~~ but may not provide for mandatory prepayment requirements that are more favorable than those applicable to the Tranche B-2 Term Loans, (vi) the Incremental Term Loans will rank pari passu in right of payment and with respect to security with the Tranche B-2 Term Loans and none of the obligors or guarantors with respect thereto shall be a Person that is not a Loan Party and (vii) to the extent the terms of the Incremental Term Loans are inconsistent with the terms of the Tranche B-2 Term Loans (except as set forth in clauses (i), (ii) and (iii) above), such terms shall be reasonably satisfactory to the Administrative Agent.  Any Incremental Term Commitments established pursuant to an Incremental Facility Agreement that have identical terms and conditions, and any Incremental Term Loans made thereunder, shall be designated as a separate Series of Incremental Term Commitments and Incremental Term Loans for all purposes of this Agreement unless intended to constitute an increase in any previously established Class of Loans.

(c)                                  The Incremental Term Commitments shall be effected pursuant to one or more Incremental Facility Agreements executed and delivered by the Loan Parties, each Incremental Lender providing such Incremental Term Commitments and the Administrative Agent; provided that no Incremental Term Commitments shall become effective unless (i) on the date of effectiveness thereof, both immediately prior to and immediately after giving effect to such Incremental Term Commitments (and assuming that the full amount of such Incremental Term Commitments shall have been funded as Loans on such date), no Default or Event of Default shall have occurred and be continuing, (ii) on the date of effectiveness thereof, and after giving effect to the making of Loans to be made on such date, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date; provided that if the proceeds of such Incremental Term Loans are being used to finance a Permitted Acquisition, only the accuracy of the Specified Representations shall be conditions precedent to the incurrence of such Incremental Term Loans~~, (iii) except in the case of Refinancing Term Loans after giving effect to such Incremental Term Commitments (and assuming that the full amount of such Incremental Term Commitments shall have been funded as Loans on such date), and any related transaction on a Pro Forma Basis, the Senior Secured Leverage Ratio (calculated as of the last day of the fiscal quarter of Parent then most recently ended for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b)) would not exceed 2.50:1.00, and (iv~~ and (iii) the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates, reaffirmation agreement and other documents as shall reasonably be requested by the Administrative Agent in connection with any such transaction.  Each Incremental Facility Agreement may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section.

(d)                                 Upon the effectiveness of an Incremental Term Commitment of any Incremental Lender, such Incremental Lender shall be deemed to be a “Lender” (and a Lender in respect of Commitments and Loans of the applicable Class) hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and under the other Loan Documents.

(e)                                  Subject to the terms and conditions set forth herein and in the applicable Incremental Facility Agreement, each Lender holding an Incremental Term Commitment shall make a loan to the Borrower in an amount equal to such Incremental Term Commitment on the date specified in such Incremental Facility Agreement.

(f)                                   The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Borrower referred to in Section 2.18(a) and of the effectiveness of any Incremental Term Commitments, in each case advising the Lenders of the details thereof.

SECTION 2.19.                     Extension Offers.

(a)                                 The Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, an “Extension Offer”) to all the Lenders of one or more Classes on a pro rata basis (each Class subject to such an Extension Offer, an “Extension Request Class”) to make one or more Extension Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower.  Such notice shall set forth (i) the terms and conditions of the requested Extension Permitted Amendment and (ii) the date on which such Extension Permitted Amendment is requested to become effective (which shall not be less than 5 Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent).  Extension Permitted Amendments shall become effective only with respect to the Loans of the Lenders of the Extension Request Class that accept the applicable Extension Offer (such Lenders, the “Extending Lenders”) and, in the case of any Extending Lender, only with respect to such Lender’s Loans of such Extension Request Class as to which such Lender’s acceptance has been made.

(b)                                 An Extension Permitted Amendment shall be effected pursuant to an Extension Agreement executed and delivered by the Borrower, each applicable Extending Lender and the Administrative Agent; provided that no Extension Permitted Amendment shall become effective unless the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates, reaffirmation agreements and other documents as shall reasonably be requested by the Administrative Agent in connection therewith.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Agreement.

ARTICLE III

Representations and Warranties

Parent (and, if Parent is not the Borrower, the Borrower) represents and warrants to the Lenders as follows:

SECTION 3.01.                     Organization; Powers.  Parent and each Restricted Subsidiary is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction and, in the case of any Restricted Subsidiary, except where the failure to be so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect) in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02.                     Authorization; Enforceability; Benefit to Loan Parties.

(a)                                 The Transactions, insofar as they are to be carried out by each Loan Party, are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, shareholder or other equityholder action.  This Agreement has been duly executed and delivered by Parent (and, if Parent is not the Borrower, the Borrower) and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Parent or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)                                 Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrower hereunder.  Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

SECTION 3.03.                     Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been ~~(or, in the case of filings relating to the consummation of the Merger, substantially contemporaneously with the funding of Loans on the Effective Date will be)~~ obtained or made and are (or will so be) in full force and effect and except for filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law, including any order of any Governmental Authority, (c) will not violate  the charter, by-laws or other organizational documents of Parent or any Restricted Subsidiary, (d) will not violate or result in a default under any indenture or agreement (including the ABL Credit Agreement, the Senior Notes Indenture or other material instrument binding upon Parent or any Restricted Subsidiary or any of their assets), or give rise to a right thereunder to require any payment to be made by Parent or any Restricted Subsidiary, and (e) will not result in the creation or imposition of any Lien on any asset of Parent or any Restricted Subsidiary, except Liens created pursuant to the Loan Documents or Liens created in connection with the ABL Credit Agreement, in the case of clauses (b) and (d) above, except for a violation or creation, as applicable, which would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04.                     Financial Condition; No Material Adverse Change.

(a)                                 Parent has heretofore furnished to the Lenders ~~(i)(A)~~ the audited consolidated balance sheets and related consolidated statements of ~~operations~~earnings, shareholders’ equity and cash flows of Parent and its consolidated Subsidiaries as of and for the fiscal years ended February ~~1, 2014, February 2, 2013 and~~3, 2018, January 28, ~~2012,~~2017 and January 30, 2016, each audited by and accompanied by the unqualified opinion of Deloitte & Touche LLP, independent registered public accounting firm~~, and (B) the unaudited consolidated balance sheets and related statements of operations, shareholders’ equity and cash flows of Parent and its consolidated Subsidiaries as of and for each of the fiscal quarters and the portions of the fiscal year ended May 3, 2014 and May 4, 2013 and (ii)(A) the consolidated balance sheets and related statements of operations and comprehensive income, stockholders’ equity and cash flows of the Acquired Company and its consolidated subsidiaries as of and for the fiscal years ended February 1, 2014, February 2, 2013 and January 28, 2012 and January 29, 2011, each audited by and accompanied by the unqualified opinion of Deloitte & Touche LLP, independent registered public accounting firm, and (B) the unaudited consolidated balance sheet and related statements of operations and cash flows of the Acquired Company and its consolidated subsidiaries as of and for each of the fiscal quarters and the portions of the fiscal year ended May 3, 2014 and May 4, 2013.~~.  Such financial statements (x) present fairly, in all material respects, the financial position and results of operations and cash flows of Parent and its consolidated Subsidiaries ~~or the Acquired Company and its consolidated subsidiaries, as the case may be,~~ as of such dates and for such periods in accordance with GAAP~~, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clauses (i)(B) and (ii)(B) above~~ and (y) comply in all material respects with the requirements of Regulation S-X under the Securities Act.

~~(b)                                 Parent has heretofore furnished to the Lenders a pro forma consolidated balance sheet and related pro forma consolidated statement of operations of the Parent and its consolidated Subsidiaries as of and for the period of 12 consecutive months ended May 3, 2013, prepared giving effect to the Transactions as if the Transactions had occurred on such date, in the case of such balance sheet, or at the beginning of such period, in the case of such statements of operations.  Such pro forma consolidated balance sheet and pro forma statements of operations (i) have been prepared by Parent in good faith based on the same assumptions used to prepare the pro forma financial~~

~~statements included in the Confidential Information Memorandum (which assumptions are believed on the date hereof by Parent to be reasonable), (ii) are based on the best information available to Parent, (iii) accurately reflect all adjustments necessary to give effect to the Transactions, (iv) present fairly, in all material respects, the pro forma financial position and results of operations of Parent and its consolidated Subsidiaries as of and for the period of 12 consecutive months ended on May 3, 2013, as if the Transactions had occurred on such date or at the beginning of such period, as the case may be and (v) comply in all material respects with the requirements of Regulation S-X under the Securities Act (except for the period presented).~~

(b)                                 ~~(c)~~ Since February ~~1, 2014,~~3, 2018, there has been no event, development or circumstance that has had, or would reasonably be expected to have, a Material Adverse Effect on the business, assets, results of operations or financial condition of Parent~~, the Acquired Company and their respective subsidiaries~~ and its Subsidiaries, taken as a whole.

SECTION 3.05.                     Properties.

(a)                                 Parent and each Restricted Subsidiary has good title to, or valid leasehold interests in, all its property material to its business (including its Mortgaged Properties), except for minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and Liens expressly permitted by Section 6.02.

(b)                                 Parent and each Restricted Subsidiary owns, or is licensed to use, all trademarks, service marks, tradenames, trade dress, copyrights, patents, designs and other intellectual property material to its business, and the conduct of their respective businesses, including the use thereof by Parent and the Restricted Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c)                                  Section 3.05 of the Disclosure Letter and Section 3.05 of the Disclosure Letter Supplement sets forth the address of each real property that is owned in fee by the Loan Parties as of the Effective Date ~~(after giving effect to the Merger)~~and the Amendment No. 2 Effective Date, respectively, and, with respect to any such real property that constitutes a Mortgaged Property, the proper jurisdiction for the filing of a Mortgage in respect thereof.  As of the Effective Date and the Amendment No. 2 Effective Date, as applicable, neither Parent nor any Restricted Subsidiary (i) has received notice, or has knowledge, of any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation or (ii) is subject to any right of first refusal, option or other contractual right to sell, transfer or otherwise dispose of any Mortgaged Property or any interest therein that is not of record.

SECTION 3.06.                     Litigation and Environmental Matters.

(a)                                 There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Parent, threatened against or affecting Parent or any Restricted Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions (other than the Disclosed Matters).

(b)                                 Except for the Disclosed Matters or matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither Parent nor any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)                                  Since the ~~date of this Agreement~~Effective Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07.                     Compliance with Laws and Agreements.

(a)                                 Parent and each Subsidiary is in compliance with all laws, including all orders of Governmental Authorities, applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect (it being agreed that this Section does not apply to any law which is specifically addressed in Section 3.06(b), 3.07(b), 3.08, 3.09, 3.10 or 3.14).  No Default has occurred and is continuing.

(b)                                 Parent has implemented and maintains in effect policies and procedures designed to ensure compliance in all material respects by Parent, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Parent, its Subsidiaries and their respective officers and employees and to the knowledge of Parent their respective directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) Parent, any Subsidiary or, to the knowledge of Parent, any of their respective directors, officers or employees, or (b) to the knowledge of Parent, any agent of Parent or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Borrowing, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 3.08.                     Investment Company Status, etc.  No Loan Party is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of ~~1940.~~1940 or (b) an EEA Financial Institution.

SECTION 3.09.                     Taxes.  Parent and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it (including in its capacity as withholding agent), except (a) any Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which Parent or such Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP or (b) to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  There is no current or proposed tax assessment, deficiency or other claim against Parent or any of the Subsidiaries that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.                     ERISA; Labor Matters.

(a)                                 Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred  or is reasonably expected to occur, (ii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, (iii) on the Effective Date, the present value of all accumulated benefit obligations under each Plan that is subject to Title IV of ERISA (based on the assumptions used for purposes of Statement of Accounting Standards Topic No. 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans that are subject to Title IV of ERISA (based on the assumptions used for purposes of Statement of Accounting Standards Topic No. 715) did not, as of the date or dates of the most recent financial statements reflecting such amounts, exceed the fair value of the assets of all such underfunded Plans.

(b)                                 Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) there are no strikes, lockouts, slowdowns or any other labor disputes against Parent or any Restricted Subsidiary pending or, to the knowledge of Parent, threatened, (ii) the hours worked by and payments made to employees of Parent and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act of 1938 or any other applicable federal, state, local or foreign law dealing with such matters and (iii) all payments due from Parent or any Restricted Subsidiary, or for which any claim may be made against Parent or any Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Parent or such Restricted Subsidiary to the extent required by GAAP.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Parent or any Restricted Subsidiary is bound.

SECTION 3.11.                     Disclosure.  Parent has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which Parent or any Restricted Subsidiary is subject, and all other matters known to Parent, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.  Neither the Confidential Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of Parent or any Restricted Subsidiary to the Administrative Agent, any Arranger or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to forecasts and projected financial information, Parent represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time made and at the time so furnished and, if furnished prior to the Effective Date, as of the Effective Date, or, if furnished in connection with Amendment No. 2, as of the Amendment No. 2 Effective Date (it being understood that such forecasts and projections may vary from actual results and that such variances may be material).

SECTION 3.12.                     Subsidiaries and Joint Ventures.  Section 3.12 of the Disclosure Letter and Section 3.12 of the Disclosure Letter Supplement sets forth, as of the Effective Date and the Amendment No. 2 Effective Date, respectively, the name, type of organization and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by Parent or any Subsidiary in, (a) each Subsidiary and (b) each joint venture in which Parent or any Subsidiary owns any Equity Interests, and identifies each Designated Subsidiary.  All the issued and outstanding Equity Interests in each Subsidiary owned by any Loan Party have been (to the extent such concepts are relevant with respect to such Equity Interests) duly authorized and validly issued and are fully paid and non-assessable (except as such rights may arise under mandatory provisions of applicable statutory law that may not be waived and not as a result of any rights contained in organizational documents).  Except as set forth in Section 3.12 of the Disclosure Letter and Section 3.12 of the Disclosure Letter Supplement, as of the Effective Date and the Amendment No. 2 Effective Date, respectively, there is no existing option, warrant, call, right, commitment or other agreement to which Parent or any Subsidiary is a party requiring, and there are no Equity Interests in any Subsidiary outstanding that upon exercise, conversion or exchange would require, the issuance by any Subsidiary of any additional Equity Interests or other securities exercisable for, convertible into, exchangeable for or evidencing the right to subscribe for or purchase any Equity Interests in any Subsidiary.

SECTION 3.13.                     Insurance.  Section 3.13 of the Disclosure Letter and Section 3.13 of the Disclosure Letter Supplement sets forth a description of all insurance maintained by or on behalf of Parent and the Restricted Subsidiaries as of the Effective Date and the Amendment No. 2 Effective Date, respectively.  As of the Effective Date and the Amendment No. 2 Effective Date, as applicable, all premiums due and payable in respect of such insurance have been paid.  Parent believes that the insurance maintained by or on behalf of Parent and the Restricted Subsidiaries is adequate.

SECTION 3.14.                     Federal Reserve Regulations.  Neither Parent nor any Restricted Subsidiary is principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock.  No part of the proceeds of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, in any manner or for any purpose that would entail a violation of Regulations T, U or X of the Board of Governors.

SECTION 3.15.                     Solvency.  Immediately after the consummation of the ~~Transactions~~transactions contemplated to occur on the Amendment No. 2 Effective Date, (a) the fair value of the assets of Parent and its consolidated Subsidiaries, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of Parent and its consolidated Subsidiaries (determined on the basis of such property being liquidated with reasonable promptness in an arm’s-length transaction) will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) Parent and its consolidated Subsidiaries will be able to pay their debts and liabilities, subordinated, contingent or otherwise (it being understood and agreed that for purposes of this Section, contingent liabilities mean the maximum amount of liability that could reasonably be likely to result from pending litigation, asserted claims and assessments, guaranties, indemnification obligations, adjustment of purchase price or other post-closing payment adjustments (including earn-outs and other similar arrangements) and uninsured risks of Parent and its Subsidiaries), as such debts and liabilities become absolute and matured; and (d) Parent and its consolidated Subsidiaries will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Amendment No. 2 Effective Date.

SECTION 3.16.                     Collateral Matters.

(a)                                 The Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral (as defined therein) and (i) when the Collateral (as defined therein) constituting certificated securities (as defined in the UCC) is delivered to the Administrative Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person, and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the remaining Collateral (as defined therein) to the extent perfection can be obtained by filing UCC financing statements, prior and superior to the rights of any other Person, except for rights secured by Liens permitted under Section 6.02, in the case of each of clauses (i) and (ii).

(b)                                 Each Mortgage, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all the applicable mortgagor’s right, title and interest in and to the Mortgaged Properties subject thereto and the proceeds thereof, and when the Mortgages have been filed in the jurisdictions specified therein, the Mortgages will constitute a fully perfected security interest in all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof, prior and superior in right to any other Person, but subject to Liens permitted under Section 6.02.

(c)                                  Upon the recordation of the IP Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the filing of the financing statements referred to in paragraph (a) of this Section, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Collateral Agreement) in which a security interest may be perfected by filing in the United States of America, in each case prior and superior in right to any other Person, but subject to Liens permitted under Section 6.02 (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a security interest in such Intellectual Property acquired by the Loan Parties after the Effective Date).

SECTION 3.17.                     Use of Proceeds.  The proceeds of the Tranche B-2 Term Loans made on the Amendment No. 2 Effective Date ~~will be used solely to finance the Acquisition, finance the Refinancing and the payment of all~~shall be applied, together with amounts in the Proceeds Collateral Account as of the Amendment No. 2 Effective Date, (a) in accordance with Section 2.09(h), (b) to fund the general corporate purposes of the Borrower, and (c) to pay fees and expenses incurred in connection with the ~~foregoing~~Transactions.  The proceeds of the Incremental Term Loans will be used solely for the purpose or purposes set forth in the applicable Incremental Facility Agreement. ~~The Net Proceeds of the Tranche B-1 Term Loans made on the Tranche B-1 Effective Date shall be applied in accordance with Section 2.09.~~

SECTION 3.18.                     Brokers.  No Loan Party utilized the services of any broker or finder in connection with obtaining financing from the Lenders under this Agreement and no brokerage commission or finder’s fee is payable by Parent or any of its Subsidiaries in connection herewith.

SECTION 3.19.                     Plan Assets; Prohibited Transactions.  None of the Borrower or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery  or  performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

ARTICLE IV

Conditions

~~The obligations of the Lenders to make Tranche B Term Loans hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02):~~

~~(a)                                 The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile transmission) that such party has signed a counterpart of this Agreement.~~

~~(b)                                 The Administrative Agent shall have received a Borrowing Request.~~

~~(c)                                  The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Willkie Farr & Gallagher  LLP, New York counsel for the Loan Parties, (ii) Seyfarth Shaw, LLP, Massachusetts counsel for the Loan Parties and (iii) Fulbright & Jaworski LLP, Texas and California counsel for the Loan Parties, in each case, in form and substance reasonably satisfactory to the Administrative Agent.~~

~~(d)                                 The Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing (or equivalent) of each Loan Party as of a recent date prior to the Closing Date, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.~~

~~(e)                                  To the extent required by the penultimate paragraph of this Article IV, the representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the Effective Date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date and the Acquired Company Acquisition Agreement Representations shall be true and correct.~~

~~(f)                                   The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the chief financial officer of Parent, confirming compliance with the conditions set forth in paragraph (e) of this Section, the first sentence of paragraph (h) of this Section and paragraph (j) of this Section.~~

~~(g)                                  The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the chief financial officer of Parent, as to the solvency of Parent and the Subsidiaries on a consolidated basis after giving effect to the Transactions, in the form of Exhibit J.~~

~~(h)                                 The Collateral and Guarantee Requirement shall have been satisfied (subject to the last sentence of the penultimate paragraph of this Section).  The Administrative Agent shall have received a completed Perfection Certificate, dated the Effective Date and signed by an executive officer or a Financial Officer of each of Parent and the Acquired Company, together with all attachments contemplated thereby, including the results of a search of the UCC (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted under Section 6.02 or have been, or substantially contemporaneously with the initial funding of Loans on the Effective Date will be, released.~~

~~(i)                                     The Administrative Agent shall have received evidence that the insurance required by Section 5.08 is in effect, together with endorsements naming the Administrative Agent, for the benefit of the Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.08.~~

~~(j)                                    The Acquisition Tender Offer shall have been consummated, or substantially concurrently with the Effective Date shall be consummated, pursuant to and on the terms set forth in the Acquisition Agreement, and all conditions precedent to the consummation of the Acquisition Tender Offer shall have been satisfied, in each case without giving effect to any amendments, waivers or consents that are adverse in any material respect to the Loan Parties that have not been approved by the Arrangers.~~  [Reserved]

~~(k)                                 The Administrative Agent shall have received reasonably satisfactory evidence that the Refinancing has been completed or will be completed substantially concurrently with the funding of the Tranche B Term Loans.~~

~~(l)                                     The Administrative Agent and the Arrangers shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, payment or reimbursement of all fees and expenses (including fees, charges and disbursements of counsel) required to be paid or reimbursed by any Loan Party under the Commitment Letter, the Fee Letter or any Loan Document.~~

~~(m)                             The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, at least five Business Days prior to the Effective Date to the extent such information was requested at least 10 Business Days prior to the Effective Date.~~

~~(n)                                 Since November 2, 2013, there has not have been or occurred, any Target Material Adverse Effect (as defined in the Acquisition Agreement).~~

~~Notwithstanding anything to the contrary in clause (e) above, the only representations and warranties the making of which shall be a condition to the obligations of the Lenders to make Loans hereunder shall be the Acquired Company Acquisition Agreement Representations and the Specified Representations.  Notwithstanding the foregoing, solely with respect to the matters expressly identified in Section 5.14, the satisfaction of the foregoing conditions shall not be required on the Effective Date, and shall not be a condition to the obligations of the Lenders to make Loans hereunder, but shall be required to be accomplished in accordance with Section 5.14.~~

~~The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.~~

ARTICLE V

Affirmative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, Parent (and to the extent Parent is not the Borrower, the Borrower) covenants and agrees with the Lenders that:

SECTION 5.01.                     Financial Statements and Other Information.  Parent will furnish to the Administrative Agent, on behalf of each Lender:

(a)                                 within 90 days after the end of each fiscal year of Parent, its audited consolidated balance sheet and related consolidated statements of operations, shareholders’ equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all audited by and accompanied by the opinion of Deloitte & Touche LLP or another independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification, exception or emphasis and without any qualification or exception as to the scope of such audit, other than solely with respect to, or resulting solely from, an upcoming maturity date under this Credit Agreement occurring within one year from the time such opinion is delivered) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of Parent and its consolidated Subsidiaries as of the end of and for such fiscal year on a consolidated basis in accordance with GAAP;

(b)                                 within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Parent, its consolidated balance sheet as of the end of such fiscal quarter, the related consolidated statements of operations for such fiscal quarter and the then elapsed portion of the fiscal year and the related consolidated statement of cash flows for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of Parent as presenting fairly, in all material respects, the financial position, results of operations and cash flows of Parent and its consolidated Subsidiaries as of the end of and for such fiscal quarter and such portion of the fiscal year on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c)                                  concurrently with each delivery of financial statements under clause (a) or (b) above, a completed Compliance Certificate signed by a Financial Officer of Parent, (i) certifying, in the case of the financial statements delivered under clause (b) above, that such financial statements present fairly in all material respects the financial position, results of operations and cash flows of Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations of the Total Leverage Ratio and Senior Secured Leverage Ratio as of the end of the applicable fiscal year or fiscal quarter, (iv) if any change in GAAP or in the application thereof has occurred since the date of the consolidated balance sheet of Parent most recently theretofore delivered under clause (a) or (b) above (or, prior to the first such delivery, referred to in Section 3.04) that has had, or could have, a significant effect on the calculations of the Senior Secured Leverage Ratio or the Total Leverage Ratio, specifying the nature of such change and the effect thereof on such calculations, (v) certifying that all notices required to be provided under Sections 5.03 and 5.04 have been provided and (vi) if there are any Unrestricted Subsidiaries setting forth financial information in detail reasonably satisfactory to the Administrative Agent for the applicable period for such Unrestricted Subsidiaries;

(d)                                 ~~within 90 days after the end of each fiscal year of Parent, a completed Supplemental Perfection Certificate, signed by a Financial Officer of Parent, setting forth the information required pursuant to the Supplemental Perfection Certificate;~~[Reserved];

(e)                                  promptly after the Parent is required to file its annual report on Form 10-K with the SEC, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, statement of operations and statement of cash flow) of Parent for each quarter of the upcoming fiscal year;

(f)                                   promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Parent or any Subsidiary with the SEC or with any national securities exchange, or distributed by Parent to its shareholders generally, as the case may be;

(g)                                  promptly after any reasonable written request therefor by the Administrative Agent, copies of (x)(i) each Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) filed by any Loan Party or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) such other documents or governmental reports or filings relating to any Plan and concerning any ERISA Event as the Administrative Agent shall reasonably request and (y)(i) any material documents described in Section 101(k)(1) of ERISA that the Loan Parties or any ERISA Affiliate may request with respect to any Multiemployer Plan  and (ii) any notices described in Section 101(1)(1) of ERISA that the Loan Parties or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Loan Parties or any ERISA Affiliate have not requested such material documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, upon request by the Administrative Agent, the applicable Loan Party or ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof; provided, further that notwithstanding anything herein the rights of the Administrative Agent under Section 5.01(g)(y)(ii) shall be exercised not more than once with respect to the same Multiemployer Plan during any applicable plan year;

~~(h)~~                                 promptly after any request therefor, evidence of insurance renewals as required under Section 5.08 hereunder in form and substance reasonably acceptable to the Administrative Agent; and

~~(i)~~(h)                      promptly after any request therefor, such other information regarding the operations, business affairs and financial condition of Parent or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

~~Information~~Documents required to be delivered pursuant to ~~clause (a), (b) or (f) of this Section~~Section 5.01(a), (b) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered ~~if such information, or one or more annual or quarterly reports containing such information, shall have been posted by~~on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent ~~on an IntraLinks or similar site to which the Lenders have been granted access or shall be~~have access (whether a commercial, third-party website or whether made available ~~on the website of the SEC at http://www.sec.gov.  Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved~~ by the Administrative Agent).

SECTION 5.02.                     Notices of Material Events.  Parent will furnish to the Administrative Agent (for distribution to the Lenders) written notice promptly upon any Financial Officer, or other officer or employee responsible for compliance with the Loan Documents, of Parent or any Subsidiary becoming aware of any of the following:

(a)                                 the occurrence of any Default;

(b)                                 the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Parent or any Restricted Subsidiary, or any adverse development in any such pending action, suit or proceeding not previously disclosed in writing by Parent to the Administrative Agent and the Lenders, that in each case would reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of any Loan Document;

(c)                                  the occurrence of an ERISA Event that has resulted, or would reasonably be expected to result, in a Material Adverse Effect; ~~or~~and

~~(d)~~(d)                  any other development that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of Parent setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.                     Additional Subsidiaries.  If any additional Designated Subsidiary is formed or acquired.  after the Effective Date (or any Excluded Subsidiary becomes a Designated Subsidiary), Parent will promptly notify the Administrative Agent thereof and will, as promptly as practicable, and in any event within 30 days ~~(or, in the case of the Acquired Company and its Subsidiaries that are Designated Subsidiaries immediately following the Merger, within two Business Days after the Effective Date)~~ or, with respect to Mortgaged Property held by such Designated Subsidiary and specifically the items required by subsection (e) of the definition of Collateral and Guarantee Requirement relating thereto, 90 days (or such longer period as the Administrative Agent may agree in writing) after such Designated Subsidiary is formed or acquired (or any Excluded Subsidiary becomes a Designated Subsidiary) cause the Collateral and Guarantee Requirement to be satisfied with respect to such Designated Subsidiary and with respect to any Equity Interests in or Indebtedness of such Designated Subsidiary owned by or on behalf of any Loan Party.

SECTION 5.04.                     Information Regarding Collateral.

(a)                                 Parent will furnish to the Administrative Agent promptly (and in any event within 60 days thereof) written notice of any change in (i) the legal name of any Loan Party, as set forth in its organizational documents, (ii) the jurisdiction of organization or the form of organization of any Loan Party (including as a result of any merger or consolidation), (iii) the location of the chief executive officer of any Loan Party or (iv) the organizational identification number, if any, and the Federal Taxpayer Identification Number of such Loan Party, in each case, only with respect to any Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a UCC financing statement, of such Loan Party.  Parent agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral affected thereby.  Parent also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b)                                 If (i) any material assets are acquired by any Loan Party after the Effective Date (other than assets constituting Collateral under the Collateral Documents that become subject to the Lien of the Collateral Documents upon the acquisition thereof) or (ii) any Mortgaged Property is acquired by any Loan Party after the Effective Date, Parent will promptly notify the Administrative Agent thereof and will cause such assets to be subjected to a Lien securing the Secured Obligations and will take such actions  as shall be necessary or reasonably requested by the Administrative Agent to satisfy the Collateral and Guarantee Requirement, including, without limitation, to grant and perfect such Lien, all at the expense of Parent and, in the case of clause (i), all to the extent required by the Collateral Documents.  It is understood and agreed that, notwithstanding anything to the contrary set forth in this Agreement or in any Collateral Document, the Loan Parties shall not be required to (A) grant leasehold mortgages, (B) obtain landlord lien waivers, estoppels, collateral access agreements or bailee agreements with respect to any of their retail operating store locations, unless required pursuant to the  ABL Credit Agreement or related loan documents or (C) enter into Control Agreements in respect of any Excluded Account.

SECTION 5.05.                     Existence; Conduct of Business.  Parent will, and will cause each Restricted Subsidiary to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except in the case of clause (ii) where failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution, disposition or other transaction permitted under Section 6.03 or 6.05.

SECTION 5.06.                     Payment of Obligations.  Parent will, and will cause each Restricted Subsidiary to, pay or discharge all its material obligations, including Tax liabilities (whether or not shown on a Tax return), before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) Parent or such Restricted Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP and (iii) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation or (b) the failure to make payment would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.07.                     Maintenance of Properties.  Parent will, and will cause each Restricted Subsidiary (other than an Immaterial Subsidiary) to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08.                     Insurance.  Parent will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.  Each such policy of liability or casualty insurance maintained by or on behalf of Loan Parties shall (a) in the case of each liability insurance policy (other than workers’ compensation, director and officer liability or other policies in which such endorsements are not customary), name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder, (b) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as a loss payee thereunder and (c) endeavor to provide for at least 30 days’ (or such shorter number of days as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent of any cancellation of such policy.  With respect to each Mortgaged Property that is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under Flood Insurance Laws, then, the applicable Loan Party (i) has obtained, and will maintain, with financially sound and reputable insurance companies, such flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, including, without limitation, evidence of annual renewals of such insurance.

SECTION 5.09.                     Books and Records; Inspection and Rights.  Parent will, and will cause each Restricted Subsidiary to, (a) keep proper books of record and account in which full, true and correct (in all material respects) entries in accordance with GAAP and applicable law are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), upon reasonable prior notice (but in no event more than once each fiscal year of Parent unless an Event of Default has occurred and is continuing), to visit and inspect its properties, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its officers and, accompanied by one or more such officers or their designees if requested by Parent, independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested.  Unless an Event of Default has occurred and is continuing, the Borrower shall have the right to have a representative present at any and all inspections.

SECTION 5.10.                     Compliance with Laws.  Parent will, and will cause each Restricted Subsidiary to, comply with all laws (including Environmental Laws and orders of any Governmental Authority) applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.11.                     Use of Proceeds.  The Borrower will use the proceeds of the Loans only for the purposes set forth in Section 3.17.  The Borrower will not request any Loan, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of  any Sanctions applicable to any party hereto.

SECTION 5.12.                     Further Assurances.  The Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents) that are required under the Collateral Documents or this Agreement to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times (subject to the last paragraph of the Collateral and Guarantee Requirement definition).  The Borrower will provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

SECTION 5.13.                     Maintenance of Ratings.  Parent will use commercially reasonable efforts to maintain continuously in effect a corporate rating from S&P and a corporate family rating from Moody’s, in each case in respect of Parent, and a rating of the credit facilities created hereunder by each of S&P and Moody’s, it being understood that there is no obligation to maintain any particular rating at any time.

SECTION 5.14.                     Certain Post-Closing Collateral Obligations.

(a)                                 ~~(a)~~                                          Parent will, and will cause the other Loan Parties to, deliver each of the items set forth in subsection (e) of the definition of Collateral and Guarantee Requirement within 90 days of the Effective Date with respect to each Mortgaged Property (subject to the last paragraph of the Collateral and Guarantee Requirement definition).

(b)                                 ~~(b)~~                                          The Loan Parties shall deliver, when and as required by the terms of the Post-Closing Letter Agreement, the items referenced therein.

SECTION 5.15.                     Pledge of Capital Stock.  The Loan Parties will pledge or cause to be pledged all of the issued and outstanding Capital Stock of each Restricted Subsidiary held by a Loan Party (other than any Excluded Assets (as defined in the applicable Collateral Documents)) in accordance with, and to the extent required by, the requirements of the Collateral Documents to the Collateral Agent for the benefit of the Secured Parties to secure the Obligations.

SECTION 5.16.                     Lender Conference Calls.  Parent will hold and participate in an annual conference call for Lenders to discuss financial information delivered pursuant to Section 5.01(a)~~.  Parent will hold such conference call following the delivery of the required financial information for such fiscal year pursuant to Section 5.01(a)  and~~ not later than ten Business Days from the time Parent delivers the financial information as set forth in Section 5.01(a)~~.~~; provided that to the extent Parent holds an annual earnings call for its stockholders, such call shall be deemed to satisfy the requirement for a Lender conference call pursuant to this Section 5.16.  Prior to each conference call, at the request of Parent, the Administrative Agent shall notify the Lenders of the time and date of such conference call.

SECTION 5.17.                     Designation of Subsidiaries.  Parent may at any time designate any Restricted Subsidiary of Parent (other than the Borrower) as an Unrestricted Subsidiary; provided that (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Total Leverage Ratio, calculated on a Pro Forma Basis, shall not exceed 3.75:1.00, and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating compliance with such ratio and (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the ABL Credit Agreement or any Specified Indebtedness.  The designation of any Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an Investment by Parent therein at the date of designation in an amount equal to the fair market value of Parent’s or its Restricted Subsidiaries’ (as applicable) Investments therein.

ARTICLE VI

Negative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, Parent (and, if Parent is not the Borrower, the Borrower) covenants and agrees with the Lenders that:

SECTION 6.01.                     Indebtedness; Certain Equity Securities.

(a)                                 Parent will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i)                  Indebtedness created under the Loan Documents;

(ii)               Indebtedness existing on the ~~date hereof~~Effective Date and set forth in Section 6.01 of the Disclosure Letter and Refinancing Indebtedness in respect thereof;

(iii)            Indebtedness of Parent to any Restricted Subsidiary and of any Restricted Subsidiary to Parent or any other Restricted Subsidiary (other than Indebtedness permitted under Section 6.01(a)(xx));

provided that (A) such Indebtedness shall not have been transferred to any Person other than Parent or any Restricted Subsidiary, (B) any such Indebtedness owing by any Loan Party to a Restricted Subsidiary that is not a Loan Party shall be unsecured and subordinated in right of payment to the Loan Document Obligations on terms customary for intercompany subordinated Indebtedness, as reasonably determined by the Administrative Agent and (C) any such Indebtedness shall be incurred in compliance with Section 6.04;

(iv)                    Guarantees incurred in compliance with Section 6.04;

(v)                       Indebtedness of Parent or any Restricted Subsidiary (A) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and Synthetic Lease Obligations, provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets or (B) assumed in connection with the acquisition of any fixed or capital assets, and Refinancing Indebtedness in respect of any of the foregoing; provided that the aggregate principal amount of Indebtedness permitted by this clause (v) shall not exceed $~~50,000,000~~75,000,000 at any time outstanding;

(vi)                    Indebtedness in respect of netting services, overdraft protections deposit and checking accounts, in each case, in the ordinary course of business;

(vii)                 Indebtedness in respect of letters of credit, bank guarantees and similar instruments issued for the account of Parent or any Restricted Subsidiary in the ordinary course of business supporting obligations under workers’ compensation, unemployment insurance and other social security laws;

(viii)              Indebtedness of Parent or any Restricted Subsidiary in the form of bona fide purchase price adjustments or earn-outs incurred in connection with any Permitted Acquisition or other Investment permitted by Section 6.04;

(ix)                    the Senior Notes and any Refinancing Indebtedness in respect thereof;

(x)                       Indebtedness under the ABL Credit Agreement in an aggregate principal amount not to exceed the greater of (A) $650,000,000 and (B) the Borrowing Base (measured as of the date of incurrence) at any time outstanding;

(xi)                    Indebtedness of Loan Parties in respect of surety bonds (whether bid performance or otherwise) and performance and completion guarantees and other obligations of a like nature, in each case incurred in the ordinary course of business;

(xii)                 (A) Permitted Debt; provided that, after giving effect to the incurrence of such Indebtedness and any related transaction on a Pro Forma Basis the Total Leverage Ratio shall not exceed ~~3.75~~4.00 to 1.00 (in each case calculated as of the last day of the fiscal quarter of Parent then most recently ended for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b)); provided, further, that (I) the aggregate principal amount of Indebtedness of the Restricted Subsidiaries that are not Loan Parties permitted by this clause (xii) shall not exceed $50,000,000 at any time outstanding and (B) Refinancing Indebtedness in respect of Indebtedness incurred pursuant to clause (A) above;

(xiii)              Incremental Equivalent Debt, Refinancing Debt Securities and Refinancing Indebtedness in respect thereof;

(xiv)             Indebtedness incurred under leases of real property in respect of tenant improvements ;

(xv)                Indebtedness of Parent or any Restricted Subsidiary assumed in connection with any Permitted Acquisition so long as such Indebtedness is not incurred in contemplation of such Permitted Acquisition and any Refinancing Indebtedness in respect thereof;

(xvi)             other Indebtedness in an aggregate principal amount not to exceed $~~50,000,000~~100,000,000 at any time outstanding;

(xvii)          Indebtedness consisting of (a) the financing of insurance premiums and (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xviii)       obligations under any agreement governing the provision of treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services; ~~and~~

(xix)             Indebtedness in the form of Swap Agreements permitted under Section ~~6.07.~~6.07; and

(xx)                Indebtedness of Parent to any Restricted Subsidiary and of any Restricted Subsidiary to Parent or any other Restricted Subsidiary incurred for the purposes of sourcing inventory or managing cash of Parent and the Restricted Subsidiaries; provided that (A) such Indebtedness shall not have been transferred to any Person other than Parent or any Restricted Subsidiary, and (B) any such Indebtedness owing by any Loan Party to a Restricted Subsidiary that is not a Loan Party shall be unsecured and subordinated in right of payment to the Loan Document Obligations on terms customary for intercompany subordinated Indebtedness, as reasonably determined by the Administrative Agent.

(b)                                 Parent will not, and will not permit any Restricted Subsidiary to, issue any Disqualified Stock, other than, in the case of the Restricted Subsidiaries, to Parent or a Restricted Subsidiary; provided that any issuance of Equity Interests of any Restricted Subsidiary that is not a Loan Party to any Loan Party shall be subject to Section 6.04.

SECTION 6.02.                     Liens.  Parent will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)                                          Liens created under the Loan Documents, including, for avoidance of doubt, Liens securing Secured Swap Obligations (as defined in the Collateral Agreement);

(b)                                          Permitted Encumbrances;

(c)                                           any Lien on any asset of Parent or any Restricted Subsidiary existing on the ~~date hereof~~Effective Date and set forth in Section 6.02 of the Disclosure Letter; provided that (i) such Lien shall not apply to any other asset of Parent or any Restricted Subsidiary and (ii) such Lien shall secure only those obligations that it secures on the ~~date hereof~~Effective Date and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof;

(d)                                          any Lien existing on any asset prior to the acquisition thereof by Parent or any Restricted Subsidiary or existing on any asset of any Person that becomes (including pursuant to a Permitted Acquisition) a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into a Restricted Subsidiary in a transaction permitted hereunder) after the ~~date hereof~~Effective Date prior to the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary (or such merger or consolidation), (ii) such Lien shall not apply to any other assets of Parent or any Restricted Subsidiary (other than, in the case of any such merger or consolidation, the assets of any special purpose merger Restricted Subsidiary that is a party thereto) and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary (or is so merged or consolidated), and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof;

(e)                                           Liens on fixed or capital assets acquired, constructed or improved by Parent or any Restricted Subsidiary; provided that (i) such Liens secure only Indebtedness permitted by Section 6.01(a)(v) and obligations relating thereto not constituting Indebtedness and (ii) such Liens shall not apply to any other asset of Parent or any Restricted Subsidiary (other than the proceeds and products thereof); provided, further, that in the event purchase money obligations are owed to any Person with respect to financing of more than one purchase of any fixed or capital assets, such Liens may secure all such purchase money obligations and may apply to all such fixed or capital assets financed by such Person;

(f)                                            in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.05, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(g)                                           in the case of (i) any Restricted Subsidiary that is not a wholly-owned Restricted Subsidiary or (ii) the Equity Interests in any Person that is not a Restricted Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Restricted Subsidiary or such other Person set forth in the organizational documents of such Restricted Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;

(h)                                          Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by Parent or any Restricted Subsidiary in connection with any letter of intent or purchase agreement for a Permitted Acquisition or other transaction permitted hereunder;

(i)                                              Liens securing Indebtedness permitted by Section 6.01(a)(x) and obligations relating thereto not constituting Indebtedness; provided that any such Liens on assets of the Loan Parties are subject to the Intercreditor Agreement;

(j)                                             any Lien on assets of any Foreign Subsidiary; provided that such Lien shall secure only Indebtedness of such Foreign Subsidiary permitted by Section 6.01 and obligations relating thereto not constituting Indebtedness;

(k)                                          other Liens securing Indebtedness or other obligations in an aggregate principal amount not to exceed $~~50,000,000~~100,000,000 at any time outstanding; ~~and~~

~~(l)~~(l)                                   Liens on the Collateral securing obligations in respect of Indebtedness permitted by Section 6.01(a)(xiii) which Liens rank pari passu with or junior to the Liens securing the Secured Obligations; provided that a duly authorized representative of the holders of such Indebtedness has entered into the Pari Passu Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement and, if the Intercreditor Agreement is then in effect, a supplement to the Intercreditor Agreement~~.~~; and

(m)                                      posted margin to the extent required by applicable governmental regulations or clearinghouse requirements to be used to secure Swap Agreements permitted by Section 6.07.

SECTION 6.03.                     Fundamental Changes; Business Activities.

(a)                                 Parent will not, and will not permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Restricted Subsidiary (other than the Borrower) may merge into Parent in a transaction in which Parent is the surviving corporation, (ii) any Person (other than Parent or the Borrower) may merge into or consolidate with any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary and, if any party to such merger or consolidation is a Loan Party, a Loan Party, (iii) any Restricted Subsidiary may merge into or consolidate with any Person (other than Parent or the Borrower) in a transaction permitted under Section 6.05 in which, after giving effect to such transaction, the surviving entity is not a Restricted Subsidiary, and (iv) any Restricted Subsidiary may liquidate or dissolve if Parent determines in good faith that such liquidation or dissolution is in the best interests of Parent and is not materially disadvantageous to the Lenders; provided that any such merger or consolidation involving a Person that is not a wholly owned Restricted Subsidiary immediately prior to such merger or consolidation shall not be permitted unless it is also permitted by Section ~~6.04 and (v) the Borrower may merge into a newly formed Domestic Subsidiary of Parent in connection with a  Permitted Borrower Reorganization.  Nothing in this paragraph shall prohibit Parent or any Restricted Subsidiary from effecting the Acquisition.~~6.04.

(b)                                 Parent will not, and will not permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by ~~Parent~~the Borrower and the Restricted Subsidiaries on the ~~date hereof (after giving effect to the Acquisition)~~Effective Date and businesses reasonably related or complementary thereto.

SECTION 6.04.                     Investments, Loans, Advances, Guarantees and Acquisitions.  Parent will not, and will not permit any Restricted Subsidiary to, purchase, hold, acquire (including pursuant to any merger or consolidation), make or otherwise permit to exist any Investment in any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all the assets of any other Person or of a business unit, division, product line or line of business of any other Person, except:

(a)                                          Investments in cash and Cash Equivalents;

(b)                                          Investments existing on the ~~date hereof~~Effective Date and set forth on Section 6.04 of the Disclosure Letter (but not any additions thereto (including any capital contributions) made after the ~~date hereof~~Effective Date);

(c)                                           Investments by Parent and the Restricted Subsidiaries in Equity Interests in their respective subsidiaries (other than Investments permitted under Section 6.04(o)); provided that (i) such subsidiaries are Subsidiaries prior to such Investments, (ii) the aggregate amount of such Investments by the Loan Parties in, and loans and advances by the Loan Parties to, and Guarantees by the Loan Parties of Indebtedness and other obligations of, Restricted Subsidiaries that are not Loan Parties (excluding all such Investments, loans, advances and Guarantees existing on the ~~date hereof~~Effective Date and permitted by clause (b) above), together with Investments, loans, advances and Guarantees pursuant to clauses (d) and (e) below~~)~~, shall not exceed $50,000,000 at any time outstanding;

(d)                                          loans or advances made by Parent to any Restricted Subsidiary or made by any Restricted Subsidiary to Parent or any other Restricted Subsidiary (other than loans or advances permitted under Section 6.04(o)); provided that (i) the Indebtedness resulting therefrom is permitted by Section 6.01(a)(iii), and (ii) the amount of such loans and advances made by the Loan Parties to Restricted Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (c) above;

(e)                                           Guarantees by Parent or any Restricted Subsidiary of Indebtedness or other obligations of Parent or any Restricted Subsidiary (including any such Guarantees (i) arising as a result of any such Person being a joint and several co-applicant with respect to any letter of credit or letter of guaranty or (ii) of any leases of retail store locations and related obligations arising thereunder); provided that the aggregate amount of Indebtedness and other obligations of Restricted Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in clause (c) above;

(f)                                            other Investments in an amount not to exceed the Available Amount; provided that, at the time each such Investment is made no Event of Default shall have occurred and be continuing or would result therefrom;

(g)                                           Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(h)                                          any Permitted Acquisition;

(i)                                              deposits, prepayments and other credits to suppliers, lessors and landlords made in the ordinary course of business;

(j)                                             advances by Parent or any Restricted Subsidiary to employees in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes;

(k)                                          Investments made as a result of receipt of non-cash consideration from a sale, transfer or other disposition of assets permitted under Section 6.05(g);

(l)                                              Investments in the form of Swap Agreements permitted under Section 6.07;

(m)                                      investments constituting deposits described in clauses (c) and (d) of the definition of “Permitted Encumbrances” and endorsements of instruments for collection or deposit in the ordinary course of business;

(n)                                          other Investments in an aggregate amount not to exceed $~~75,000,000~~100,000,000 at any time outstanding; and

~~(o)                                          the Acquisition.~~(o)   Investments, loans and advances made by Parent to any Restricted Subsidiary or made by any Restricted Subsidiary to Parent or any other Restricted Subsidiary made after the Amendment No. 2 Effective Date for the purposes of sourcing inventory or managing cash of Parent and the Restricted Subsidiaries; provided that any Indebtedness resulting therefrom is permitted by Section 6.01(a)(xx).

For the purposes of this Section, any unreimbursed payment by Parent or any Restricted Subsidiary for goods or services delivered to any Subsidiary shall be deemed to be an Investment in such Subsidiary.

SECTION 6.05.                     Asset Sales.  Parent will not, and will not permit any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will Parent permit any Restricted Subsidiary to issue any additional Equity Interests in such Restricted Subsidiary (other than to Parent or any other Restricted Subsidiary in compliance with Section 6.04, and other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law), except:

(a)                                          (i) sales of inventory, (ii) sales, transfers and other dispositions of used, surplus, obsolete or outmoded machinery or equipment and (iii) dispositions of cash and Cash Equivalents, in each case (other than in the case of clause (iii)) in the ordinary course of business;

(b)                                          sales, transfers, leases and other dispositions to Parent or any Restricted Subsidiary; provided that any such sales, transfers, leases or other dispositions involving a Restricted Subsidiary that is not a Loan Party shall be made in compliance with Sections 6.04 and 6.09;

(c)                                           the sale or discount of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not in connection with any financing transaction;

(d)                                          dispositions of assets subject to any casualty or condemnation proceeding (including in lieu thereof);

(e)                                           leases or subleases of real property granted by Parent or any Restricted Subsidiary to third Persons not interfering in any material respect with the business of Parent or any Restricted Subsidiary, including, without limitation, retail store lease assignments and surrenders;

(f)                                            the sale, transfer or other disposition of patents, trademarks, copyrights and other intellectual property (i) in the ordinary course of business, including pursuant to non-exclusive licenses of intellectual property, or (ii) which, in the reasonable judgment of Parent or any Restricted Subsidiary, are determined to be uneconomical, negligible or obsolete in the conduct of business; and

(g)                                           sales, transfers and other dispositions of assets that are not permitted by any other clause of this Section; provided that the aggregate fair value of all assets sold, transferred or otherwise disposed of in reliance on this clause (g) during any fiscal year of Parent shall not exceed ~~10~~15% of Total Assets as of the last day ~~or~~of the immediately preceding year;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (a)(ii), (a)(iii), (b) or (d) above) shall be made for fair value and, in the case of sales, transfers, leases and other dispositions permitted by clauses (c), (f)(ii) and (g) above, for at least 75% cash consideration; provided that for purposes of the foregoing, the amount of (i) any liabilities (as shown on the Parent’s most recent balance sheet or in the notes thereto) of Parent or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Secured Obligations) that are assumed by the transferee of any such assets and from which Parent and all Restricted Subsidiaries have been validly released by all creditors in writing, (ii) any securities received by Parent or such Restricted Subsidiary from such transferee that are converted by Parent or such Restricted Subsidiary into cash (to the extent of the cash received) within 90 days following the closing of such Asset Sale, and (iii) any Designated Noncash Consideration received by Parent or any of its Restricted Subsidiaries in such asset sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed $40,000,000, shall be deemed to be cash for purposes of this paragraph and for no other purpose.

SECTION 6.06.                     Sale/Leaseback Transactions.  Parent will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction, except for any such sale of any fixed or capital assets that is made for cash consideration in an amount not less than the cost of such fixed or capital asset ~~and is consummated within 180 days after Parent or a Restricted Subsidiary acquires or completes the construction of such fixed or capital assets~~.

SECTION 6.07.                     Swap Agreements.  Parent will not, and will not permit any Restricted Subsidiary to, enter into any Swap Agreement, other than Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which Parent or a Restricted Subsidiary is exposed in the conduct of its business or the management of its liabilities and not for speculative purposes.

SECTION 6.08.                     Restricted Payments; Certain Payments of Indebtedness.

(a)                                 Parent will not, and will not permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that (i) Parent may declare and pay dividends with respect to its Equity Interests payable solely in additional Equity Interests (other than Disqualified Stock) of Parent, (ii) any Restricted Subsidiary may declare and pay dividends or make other distributions with respect to its Equity Interests, or make other Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests (or, if not ratably, on a basis more favorable to Parent and the Restricted Subsidiaries), (iii) Parent may make Restricted Payments, not exceeding $5,000,000 during any fiscal year of Parent, pursuant to and in accordance with stock option plans or other benefit plans for management or employees of Parent and the Restricted Subsidiaries (with any unused amount available in the following fiscal year only), (iv) Parent may repurchase Equity Interests upon the exercise of stock options, deferred stock units, performance units and restricted shares to the extent such Equity Interests represent a portion of the exercise price of such stock options, deferred stock units, performance units or restricted shares, (v) Parent may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in Parent in connection with the exercise of warrants, options or other securities convertible into or exchangeable for shares of common stock in Parent, (vi) Parent may make other Restricted Payments, provided that at the time of and immediately after giving effect to any such Restricted Payment referred to in this clause (vi), (A) no Event of Default shall have occurred and be continuing, (B) after giving effect to such Restricted Payment and any related transaction on a Pro Forma Basis the Total Leverage Ratio shall not exceed ~~3.50~~4.00 to 1.00 (calculated as of the last day of the fiscal quarter of Parent then most recently ended for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b)), (C) the amount of such repurchase or other Restricted Payment shall not exceed the Available Amount as of the date thereof and (D) Parent shall have delivered to the Administrative Agent a certificate of a Financial Officer of Parent in form reasonably satisfactory to the Administrative Agent conforming compliance with this clause (vi), including computations demonstrating compliance with the requirement set forth in ~~clause (B) above~~the foregoing subclause (vi)(B), (vii) Parent may make other Restricted Payments, provided that at the time of and immediately after giving effect to any such Restricted Payment referred to in this clause (vii), (A) no Event of Default shall have occurred and be continuing, (B) after giving effect to such Restricted Payment and any related transaction on a Pro Forma Basis the Total Leverage Ratio shall not exceed 2.50 to 1.00 (calculated as of the last day of the fiscal quarter of Parent then most recently ended for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b)) and (C) Parent shall have delivered to the Administrative Agent a certificate of a Financial Officer of Parent in form reasonably satisfactory to the Administrative Agent conforming compliance with this clause (vii), including computations demonstrating compliance with the requirement set forth in the foregoing subclause (vii)(B), (viii) so long as no Event of Default has occurred and is continuing, Parent may declare and make Restricted Payments in an aggregate amount not to exceed $~~10,000,000~~15,000,000 in any fiscal quarter in respect of dividends on Parent’s common stock~~; provided that such amount shall increase to $15,000,000 in any fiscal quarter if the Senior Secured Leverage Ratio as of the end of the most recent fiscal quarter for which a Compliance Certificate has been delivered is less than 2.00 to1.00 and (viii~~, and (ix) Parent and its Restricted Subsidiaries may make other Restricted Payments in an amount not to exceed $~~50,000,000~~100,000,000 in the aggregate.

(b)                                 Parent will not, and will not permit any Restricted Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness permitted by Section 6.01(xii), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Specified Indebtedness or any Indebtedness to a Restricted Subsidiary that is not Loan Party, except:

(i)                  payments of regularly scheduled interest and principal payments as and when due in respect of any Specified Indebtedness, other than payments in respect of any Subordinated Indebtedness prohibited by the subordination provisions thereof;

(ii)               refinancings of Specified Indebtedness with the proceeds of other Indebtedness permitted under Section 6.01;

(iii)            payments of or in respect of Indebtedness solely by issuance of the common stock of Parent;

(iv)           payments of or in respect of Indebtedness incurred by any Restricted Subsidiary that is not a Loan Party; ~~and~~

(v)              other payments of or in respect of Indebtedness; provided that at the time of and immediately after giving effect thereto, (A) no Default or Event of Default shall have occurred and be continuing, (B) after giving effect to such payments and any related transaction on a Pro Forma Basis the Total Leverage Ratio shall not exceed ~~3.50~~2.50 to 1.00 (calculated as of the last day of the fiscal quarter of Parent then most recently ended for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b)), and (C) ~~the amount of such payment shall not exceed the Available Amount as of the date thereof and (D)~~ Parent shall have delivered to the Administrative Agent a certificate of a Financial Officer of Parent in form reasonably satisfactory to the Administrative Agent conforming compliance with this clause (~~vi~~v), including computations demonstrating compliance with the requirement set forth in clause (B) above; and

(vi)           payments of or in respect of intercompany Indebtedness to Restricted Subsidiaries that are not Loan Parties so long as no Default or Event of Default shall have occurred and be continuing.

For the avoidance of doubt, anything to the contrary contained herein notwithstanding, the Borrower shall be permitted to repay, prepay, redeem, repurchase or make a tender offer for all or a portion of the Senior Notes.

(c)                                  Parent will not, and will not permit any of the Restricted Subsidiaries to amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any documentation governing Specified Indebtedness or the Senior Notes.

SECTION 6.09.                     Transactions with Affiliates.  Parent will not, and will not permit any Restricted Subsidiary to, sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to Parent or such Restricted Subsidiary than those that would prevail in an arm’s-length transaction with unrelated third parties, (b) transactions between or among Parent and the Restricted Subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.08, (d) the payment of reasonable fees and compensation to, and the providing of reasonable indemnities on behalf of, directors and officers of Parent or any Restricted Subsidiary, as determined by the board of directors of Parent in good faith and (e) the transactions described in Section 6.09 of the Disclosure Letter.

SECTION 6.10.                     Restrictive Agreements.  Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that restricts or imposes any condition upon (a) the ability of Parent or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its assets to secure the Loan ~~Agreement~~Document Obligations or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to Parent or to Guarantee the Loan Agreement; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by any Loan Document, (B) restrictions and conditions existing on the Effective Date identified in Section 6.10 of the Disclosure Letter (but shall apply to any amendment or modification), (C) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (D) in the case of any Restricted Subsidiary that is not a wholly-owned Restricted Subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreement, provided that such restrictions and conditions apply only to such Restricted Subsidiary and to any Equity Interests in such Restricted Subsidiary, (E) restrictions and conditions set forth in the definitive documentation governing the ABL Credit Agreement and the Senior ~~Note~~Notes, provided that, in the case of clause (a) above, such restrictions and conditions are no more onerous than those set forth in the ABL Credit Agreement and the Senior Notes Indenture as in effect on the Effective Date,  (F) restrictions and conditions imposed by agreements relating to Indebtedness of Restricted Subsidiaries that are not Loan Parties permitted under Section 6.01(a) and (G) cash to secure letters of credit and other segregated deposits that are permitted pursuant to Section 6.02(h), provided that such restrictions and conditions apply only to such Restricted Subsidiaries that are not Loan Parties, (ii) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 6.01(a)(v) if such restrictions or conditions apply only to the assets securing such Indebtedness and (B) customary provisions in leases and other agreements restricting the assignment thereof and (iii) clause (b) of the foregoing shall not apply to restrictions and conditions imposed by agreements relating to Indebtedness of any Restricted Subsidiary in existence at the time such Restricted Subsidiary became a Restricted Subsidiary and otherwise permitted under Section 6.01(a) (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition), provided that such restrictions and conditions apply only to such Restricted Subsidiary.  Nothing in this paragraph shall be deemed to modify the requirements set forth in the definition of the term “~~Guarantee and~~ Collateral and Guarantee Requirement” or the obligations of the Loan Parties under Sections 5.03, 5.04 or 5.12 or under the Collateral Documents.

SECTION 6.11.                     Amendment of Organizational Documents.  Parent will not, or will permit any Restricted Subsidiary to, amend, modify or waive any of its rights under its certificate of incorporation, by-laws or other organizational documents, in either case, to the extent such amendment, modification or waiver would be adverse in any material respect to the rights or interests of the Lenders hereunder or under any other Loan Document.

SECTION 6.12.                     Changes in Fiscal Periods.  Parent will not change its fiscal year or its method of determining fiscal quarters.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)                                          the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)                                          the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c)                                           any representation, warranty or certification made or deemed made by or on behalf of Parent or any Restricted Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made;

(d)                                          Parent shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.05 (with respect to the existence of Parent or the Borrower) or 5.11 or in Article VI;

(e)                                           any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after the earlier of (i) any Loan Party’s knowledge of such breach or (ii) notice thereof from the Administrative Agent;

(f)                                            Parent or any Restricted Subsidiary shall fail to make any payment (whether of principal, interest, termination payment or other payment obligation and regardless of amount) in respect of any Material Indebtedness (other than the Obligations), when and as the same shall become due and payable (after giving effect to any applicable grace period);

(g)                                           any event or condition shall occur that results in any Material Indebtedness becoming due or being terminated or required to be prepaid, repurchased, redeemed or defeased prior to its scheduled maturity, or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Swap Agreement, the applicable counterparty, to cause any Material Indebtedness to become due, or to terminate or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness or (ii) any Indebtedness that becomes due as a result of a voluntary refinancing thereof permitted under Section 6.01; provided, further, that no such event under the ABL Credit Agreement shall constitute an Event of Default under this clause (g) until the earliest to occur of (x) 30 days after the date of such Event of Default (during which period such Event of Default is not waived or cured), (y) the acceleration of the Indebtedness under the ABL Credit Agreement and (z) the exercise of remedies by the administrative agent or lenders under the ABL Credit Agreement in respect of a material portion of the ABL Priority Collateral;

(h)                                          an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Parent or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                                     Parent or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation (other than any liquidation permitted by Section 6.03(a)(iv)), reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors, or the board of directors (or similar governing body) of Parent or any Material Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to above in this clause (i) or clause (i) of this Article;

(j)                                    Parent or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)                                 one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment and has not denied coverage) shall be rendered against Parent or any Restricted Subsidiary, or any combination thereof, and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Parent or any Restricted Subsidiary to enforce any such judgment;

(l)                                     one or more ERISA Events shall have occurred that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(m)                             a Change in Control shall occur;

(n)                                 any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party ~~or any other Person~~ contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document;

(o)                                 any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien or any material Collateral, with the priority required by the applicable Collateral Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents to a Person that is not a Loan Party, (ii) the release thereof as provided in the applicable Collateral Document or Section 9.16 or (iii) as a result of the failure of the Administrative Agent to (A) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Agreement or (B) continue in accordance with applicable law the effectiveness of any UCC financing statement;

(p)                                 the Intercreditor Agreement is not or ceases to be binding on or enforceable against any party thereto (or against any Person on whose behalf any such party makes any covenant or agreements therein), or shall otherwise not be effective to create the rights and obligations purported to be created thereunder, in each case in any respect material to the Administrative Agent or the other Secured Parties;

~~(q)                                 the Merger shall not have been consummated within one Business Day after the Effective Date (unless such failure is the result of a failure of the Secretary of State of the State of Delaware to recognize the Merger on a timely basis);~~(q) [Reserved];

then, and in every such event (other than an event with respect to Parent or the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part (but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of Borrower hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in the case of any event with respect to Parent or the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall immediately and automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower to the extent permitted by applicable law.

ARTICLE VIII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to serve as administrative agent and collateral agent under the Loan Documents, and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders hereby grants to the Administrative Agent any required powers of attorney to execute any Collateral Document governed by the laws of such jurisdiction on such Lender’s behalf.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Parent or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties), (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Parent or any Subsidiary or any other Affiliate thereof that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the

Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own bad faith, gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment).  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by Parent or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.  Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any loss, cost or expense suffered by the Borrower or any Lender as a result of, any determination of the All-in Yield.

The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof).  The Administrative Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for Parent), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all their duties and exercise their rights and powers through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the bad faith, negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with bad faith, gross negligence or willful misconduct in the selection of such sub-agents.

Subject to the terms of this paragraph, the Administrative Agent may resign at any time from its capacity as such.  In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents.  The fees payable by Parent to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by Parent and such successor.  Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any farther action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender.  Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

Except with respect to the exercise of setoff rights of any Lender in accordance with the Loan Documents or with respect to a Lender’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.  In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Loan Document Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition.

In furtherance of the foregoing and not in limitation thereof, no Swap Agreement the obligations under which constitute Secured Obligations will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document.  By accepting the benefits of the Collateral, each Secured Party that is a party to any such Swap Agreement shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is a Permitted Encumbrance or that is permitted by Section 6.02(d), (e), (g) and (h).  The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.10, 2.11, 2.13, 2.14, 2.15 and 9.03) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(c)                                  and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03).

To the extent required by any applicable laws (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax.  Without limiting or expanding the provisions of Section 2.15, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective).  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this paragraph.  The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Notwithstanding anything herein to the contrary, neither the Arrangers nor any Person named on the cover page of this Agreement as a Syndication Agent shall have any duties or obligations under this Agreement or any other

Loan Document (except in its capacity, as applicable, as a Lender), but all such Persons shall have the benefit of the indemnities provided for hereunder.

The provisions of this Article are solely for the benefit of the Administrative Agent, the Arrangers, the Syndication Agent and the Lenders, and, except solely to the extent of Parent’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of Parent or any other Loan Party shall have any rights as a third party beneficiary of any such provisions.  Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

ARTICLE IX

Miscellaneous

SECTION 9.01.                     Notices.

(a)                                 Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section) and notices in respect of Disqualified Institutions (which shall be delivered as specified in the definition of “Disqualified Institutions”), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)                               if to Parent or the Borrower, to it at (A) The Men’s Wearhouse, Inc., ~~40650 Encyclopedia Circle~~6100 Stevenson Boulevard, Fremont, California 94538, Attention: ~~Jon Kimmins~~Jack Calandra, Chief Financial Officer (Fax No. ~~(510) 657-0872~~713-578-9871, Email: jack.calandra@tailoredbrands.com), and (B) The Men’s Wearhouse, Inc., 6380 Rogerdale Road, Houston, Texas 77072, Attention: Laura Ann Smith, Vice President, Assistant General Counsel — Corporate ~~Compliance~~ and Securities Law (Fax. No. ~~(281) 776-7150), with a copy to Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019-6099, Attention: Jeffrey M. Goldfarb (Fax No. (121) 728-9507~~713-578-9871, Email: lauraann.smith@tailoredbrands.com), with a copy to Vorys, Sater, Seymour and Pease LLP, 700 Louisiana Street, Suite 4100, Houston, Texas 77002, Attention: Stephen Browning (Fax No. 713-588-7078, Email: sdbrowning@vorys.com);

(ii)               if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 S. Dearborn Street, Mail Code IL1-0010, 7th Floor, Chicago, IL 60603, Attention of La Desiree Williams (Fax No. 888-292-9533) (with a copy to JPMorgan Chase Bank, N.A., ~~270 Park Avenue, 44~~383 Madison Ave., 27th Floor, ~~Mail Code:  NY1K855,~~ New York, New York ~~10177,~~10179, Attention of ~~Warfield Price~~Ryan Griswold (Fax No. ~~917-463-3267~~347.368.2211, Email: ryan.p.griswold@jpmorgan.com); and

(iii)            if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

~~All such notices and other communications (i)~~Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received ~~or (ii)~~; notices sent by facsimile shall be deemed to have been given when sent (~~or~~except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next ~~Business Day~~business day for the recipient) ~~and (iii)~~.  Notices delivered through ~~electronic communications~~Approved Electronic Platforms, to the extent provided in paragraph (b) ~~of this Section~~below, shall be effective as provided in ~~such~~said paragraph (b).

(b)                                 Notices and other communications to the Lenders hereunder maybe delivered or furnished by ~~electronic communications (including e-mail and internet or intranet websites)~~using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or ~~Parent~~the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  ~~All such~~

(c)                                  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications ~~(i)~~ sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement)~~; provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient~~, and (ii) notices or communications posted to an ~~internet~~Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (~~b)(~~i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d)                                 ~~(c)~~ Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

~~(d)                                 Parent agrees that the Administrative Agent may, but shall not be obligated to, make any Communication by posting such Communication on Debt Domain, Intralinks, Syndtrak or a similar electronic transmission system (the “Platform”).  The Platform is provided “as is” and “as available.”  Neither the Administrative Agent nor any of its Related Parties warrants, or shall be deemed to warrant, the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Administrative Agent or any of its Related Parties in connection with the Communications or the Platform.~~

SECTION 9.02.                     Waivers; Amendments.

(a)                                 No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  Without limiting the generality of the foregoing, the execution and delivery of this Agreement or the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)                                 Except as provided in Sections 2.18, 2.19, 9.02(c) and 9.19, and subject to Section 2.12, none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, Parent, the Administrative Agent and the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that (i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower, Parent and the Administrative Agent to cure any technical error, ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (ii) no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender, (B) reduce or forgive the principal amount of any Loan or reduce the rate of interest thereon or reduce or forgive any interest or fees (including any prepayment fees) payable hereunder without the written consent of each Lender directly affected thereby, (C) postpone the scheduled maturity date of any Loan, or the date of any scheduled payment of the principal amount of any Term Loan under Section 2.06, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (D) change Section 2.16(b) or 2.16(c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, (E) change any of the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be); provided that, with the consent of the Required Lenders, the provisions of this Section and the definition of the term “Required Lenders” may be amended to include references to any new class of loans created under this Agreement (or to lenders extending such loans) on substantially the same basis as the corresponding references relating to the existing Classes of Loans or Lenders, (F) release substantially all of the value of the Guarantees provided by the Guarantors (including, in each case, by limiting liability in respect thereof) created under the Collateral Agreement without the written consent of each Lender (except as expressly provided in Section 9.16 or the Collateral Agreement) (including any such release by the Administrative Agent in connection with any sale or other disposition of any Subsidiary upon the exercise of remedies under the Collateral Documents), it being understood that an amendment or other modification of the type of obligations guaranteed under the Collateral Agreement shall not be deemed to be a release or limitation of any Guarantee), (G) release all or substantially all the Collateral from the Liens of the Collateral Documents, without the written consent of each Lender (except as expressly provided in Section 9.16 or the applicable Collateral Document (including any such release by the Administrative Agent in connection with any sale or other disposition of the Collateral upon the exercise of remedies under the Collateral Documents), it being understood that an amendment or other modification of the type of obligations secured by the Collateral Documents shall not be deemed to be a release of the Collateral from the Liens of the Collateral Documents), and (H) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders representing a Majority in Interest of each affected Class; provided, further, that (1) no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Administrative Agent without the prior written consent of the Administrative Agent and (2) any amendment, waiver or other modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.  Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of, in the case of any amendment, waiver or other modification referred to in clause (ii) of the first proviso of this paragraph, any Lender that receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, waiver or other modification becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such amendment, waiver or other modification.

(c)                                  Notwithstanding anything herein to the contrary, the Administrative Agent may, without the consent of any Secured Party, consent to a departure by any Loan Party from any covenant of such Loan Party set forth in this Agreement, the Collateral Agreement or in any other Collateral Document to the extent such departure is consistent with the authority of the Administrative Agent set forth in the definition of the term “Collateral and Guarantee Requirement.”  Additionally, the Administrative Agent may, without the consent of any Lender~~:  (i)~~, enter into any Junior Lien Intercreditor Agreement or Pari Passu Intercreditor Agreement (or any amendment or supplement thereto) to the extent the Loan Parties have incurred Indebtedness secured by Liens that are required to be subject to the Junior Lien Intercreditor Agreement or Pari Passu Intercreditor Agreement ~~and (ii) enter into any supplements to the Loan Documents contemplated by the definition of Permitted Borrower Reorganization~~.

(d)                                 The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender.  Any amendment, waiver or other modification effected in accordance with this Section 9.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

SECTION 9.03.                     Expenses; Indemnity; Damage Waiver.

(a)                                 Parent (and if Parent is not the Borrower, the Borrower) shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Syndication Agent, the Arrangers and their respective Affiliates, including the reasonable and documented fees, charges and disbursements of one primary counsel for the Administrative Agent, the Arranger and their Affiliates, and if deemed necessary by the Administrative Agent, one local counsel in each applicable jurisdiction, in connection with the structuring, arrangement and syndication of the credit facilities provided for herein and any credit or similar facility refinancing or replacing, in whole or in part, any of the credit facilities provided for herein, including the preparation, execution and delivery of the Commitment Letter and the Fee Letter, as well as the preparation, execution, delivery and administration of this Agreement, the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the.  transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent, any Arranger or any Lender, including the fees, charges and disbursements of any counsel for any of the foregoing, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)                                 Parent (and if Parent is not the Borrower, the Borrower) shall indemnify the Administrative Agent (and any subagent thereof), each Arranger, the Syndication Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the structuring, arrangement and the syndication of the credit facilities provided for herein, the preparation, execution, enforcement, delivery and administration of the Commitment Letter, the Fee Letter, this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Commitment Letter, the Fee Letter, this Agreement or the other Loan Documents of their obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on, at, under to or from any property currently or formerly owned or operated by Parent or any of its Subsidiaries, or any Environmental Liability related in any way to Parent or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether such proceeding is initiated against or by any party to this Agreement, or any Affiliate thereof, by an Indemnitee or any third party or whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee.  This Section shall, not apply to any Taxes (other than Other Taxes or any Taxes that represent losses, claims, damages or related expenses arising from any non-Tax claim).

(c)                                  To the extent that Parent (and if Parent is not the Borrower, the Borrower)  fails to indefeasibly pay any amount required to be paid by them under paragraph (a) or (b) of this Section to the Administrative Agent (or any sub-agent thereof) or any Related Party of the Administrative Agent (or any sub-agent thereof) (and without limiting its obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or such sub-agent) in its capacity as such, or against any Related Party of the Administrative Agent (or any sub-agent thereof) acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  For purposes of this Section, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total outstanding Loans and unused Commitments, in each case, at the time (or most recently outstanding and in effect).

(d)                                 To the extent permitted by applicable law, ~~Parent (and if Parent is not~~(i) the Borrower~~, the Borrower)~~ shall not assert, ~~or permit any of its Affiliates or Related Parties to assert,~~ and the Borrower hereby waives, any claim against any Indemnitee ~~(i)~~ for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the ~~internet),~~

~~or (ii)~~Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided that, nothing in this clause (d)(ii) shall relieve Parent or the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e)                                  All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

SECTION 9.04.                     Successors and Assigns.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) Parent ~~(except in connection with a Permitted Borrower Reorganization)~~ and the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by Parent and the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section), the Arrangers, the Syndication Agent and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent and the Related Parties of any of the Administrative Agent, the Arrangers, the Syndication Agent and any Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Subject to the conditions set forth in paragraph (b)(~~ii~~iii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(i)                  the Borrower; provided that no consent of Borrower shall be required (1) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, (2) ~~for an assignment by any Initial Lender~~ in connection with the primary syndication of the ~~credit facility provided for herein at any time prior to the 60th day following the Effective Date, (3) for any assignment of Tranche B-1~~Tranche B-2 Term Loans ~~by a Lender party to Incremental Facility Agreement No. 1 within 60 days of the Tranche B-1 Effective Date, or (4)~~, or (3) if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing, for any other assignment; provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof; and

(ii)               the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(iii)            Assignments shall be subject to the following additional conditions:

~~(A)~~ (A)           except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $~~1,000,000~~500,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

~~(B)~~ (B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

~~(C)~~ (C)           the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $~~3,500, provided that only one such processing and recordation fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender~~3,500; and

~~(D)~~ (D)           the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws.

(iv)           Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

(v)              The Administrative Agent, acting solely for this purpose as a ~~nonfiduciary~~non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and records of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and, as to entries pertaining to it, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(vi)           Upon receipt by the Administrative Agent of an Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and the processing and recordation fee referred to in this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto.  Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.

(vii)        No such assignment shall be made to Parent or any of its Subsidiaries, except as set forth in Section 9.04(e).

(viii)     Notwithstanding any other provision of this Agreement, no Lender will assign or sell participations in its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) to any Person that is a Disqualified Institution.  The Administrative Agent shall not have any duty to ascertain, monitor or enforce compliance with the schedule of Disqualified Institutions. The Administrative Agent may, and the Borrower hereby expressly authorizes the Administrative Agent to, (A) post the schedule of Disqualified Institutions provided by the Borrower, and any updates thereto from time to time in accordance with the definition of “Disqualified Institutions,” to an Approved Electronic Platform available to Lenders, Participants, prospective Lenders and prospective  Participants, including for Public-Siders, and/or (B) provide the schedule of Disqualified Institutions to each Lender, Participant, prospective Lender or prospective Participant requesting the same whether or not such Lenders, Participants or prospective counterparties are Disqualified Institutions.

(c)                                  (i)  Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more Eligible Assignees (“Participants”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and Loans of any Class); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant or requires the approval of all the Lenders.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 (subject to the requirements and limitations therein, including the requirements under Section 2.15(e) (it being understood that the documentation required under Section 2.15(e) shall be delivered solely to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (x) agrees to be subject to the provisions of Sections 2.16 and 2.17 as if it were an assignee under paragraph (b) of this Section and (y) shall not be entitled to receive any greater payment under Section 2.13 or 2.15, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.17(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.

(ii)                                Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain records of the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments or Loans or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment or Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the

Participant Register shall be conclusive absent manifest error, and the Borrower and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)                                  Notwithstanding anything to the contrary contained in this Section 9.04 or any other provision of this Agreement, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, each Lender shall have the right at any time to sell, assign or transfer all or a portion of the Loans owing to it to the Borrower on a non-pro rata basis, subject to the following limitations:

(i)                  ~~Such~~such sale, assignment or transfer shall be pursuant to one or more modified Dutch auctions conducted by the Borrower (each, an “Auction”) to repurchase all or any portion of the Loans; provided that (A) notice of and the option to participate in the Auction shall be provided to all Lenders and (B) the Auction shall be conducted pursuant to such procedures as the Auction Manager may establish, which are consistent with this Section 9.04(e) and the Auction Procedures and are otherwise reasonably acceptable to the Borrower, the Auction Manager and the Administrative Agent;

(ii)               ~~With~~with respect to all repurchases made by the Borrower or any of its Subsidiaries pursuant to this Section 9.04(e), (A) the Borrower shall deliver to the Auction Manager an officer’s certificate stating that, as of the launch date of the related Auction and the effective date of any such repurchase, it is not in possession of any information regarding the Borrower or its Subsidiaries, or their assets, the Loan Parties’ ability to perform the Obligations or any other matter regarding the Borrower or its Subsidiaries that may be material to a decision by any Lender to participate in any Auction or repurchase any such Loans that has not previously been disclosed to the Auction Manager, the Administrative Agent and the non-public Lenders, (B) the Borrower shall not use the proceeds of any borrowings under the ABL Credit Agreement to repurchase such Loans and (C) the assigning Lender and the Borrower shall execute and deliver to the Auction Manager an Assignment and Assumption with respect to such repurchase; and

(iii)            ~~Immediately~~immediately following a repurchase by the Borrower or its Subsidiaries pursuant to this Section 9.04(e), the Loans so repurchased shall, without further action by any Person, be deemed canceled and no longer outstanding (and may not be resold by the Borrower or such Subsidiary) for all purposes of this Agreement and all other Loan Documents.

SECTION 9.05.                     Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Arranger, the Syndication Agent, any Lender or any Affiliate of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.13, 2.14, 2.15, 2.16(e) and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.                     Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates under the Commitment Letter and any commitment advices submitted by them (but do not supersede any other provisions of the Commitment Letter or the Fee Letter (or any separate letter agreements with respect to fees payable to the Administrative Agent) that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect).  Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.                     Severability.  Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.                     Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of any Loan Party against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured.  The applicable Lender shall notify the Borrower and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09.                     Governing Law; Jurisdiction; Consent to Service of Process.

(a)                                 This Agreement ~~shall be construed in accordance with and governed by the law of the State of New York.  Notwithstanding the foregoing, (i) interpretation the definition of “Company Material Adverse Effect” (as defined in Acquisition Agreement) or the equivalent term under the Acquisition Agreement and whether a Company Material Adverse Effect has occurred, (ii) the determination of the accuracy of any Acquisition Agreement Representation and whether as a result of any inaccuracy thereof the Borrower has the right (taking into account any applicable cure provisions) to terminate its obligations under the Acquisition Agreement or decline to consummate the Acquisition and (iii) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.~~and the other Loan Documents (except to the extent expressly provided in any other Loan Document) shall be construed in accordance with and governed by the law of the State of New York.

(b)                                 Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Lender or Secured Party relating to this Agreement, any other Loan Document, the Collateral or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.

(c)                                  ~~(b)~~ Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction ~~of the Supreme Court of the State of New York sitting in New York County and~~ of the United States District Court of the Southern District of New York sitting in the  Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the  Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and the Borrower hereby irrevocably and unconditionally agrees that all claims ~~arising out of or relating to this Agreement or any other Loan Document brought by it or any of its Affiliates shall be brought, and shall~~in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined~~, exclusively~~ in such ~~New York State or,~~ Federal (to the extent permitted by law~~, in such Federal~~) or New York State court.  Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or any of its properties in the courts of any jurisdiction.

(d)                                 ~~(c) Parent and~~Each of the ~~Borrower each~~parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (~~b~~c) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e)                                  ~~(d)~~ Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.                     WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.                     Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.                     Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below) with the same degree of care that it uses to protect its own confidential information, but in no event less than a commercially reasonable degree of care, except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other agents and advisors, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to Parent or any Subsidiary or its obligations, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or the Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (h) with the consent of the Borrower or (i) to the extent such Information (i)

becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender or any Affiliate of any of the foregoing on a non-confidential basis from a source other than Parent; provided that, in the case of clause (c) above, the party disclosing such information shall provide to Parent prior written notice of such disclosure to the extent permitted by applicable law (and to the extent commercially feasible under the circumstances) and shall cooperate with Parent in obtaining a protective order for, or other confidential treatment of, such disclosure.  For the purposes of this Section, “Information” means all information received from ~~Parent~~any Loan Party relating to Parent, Borrower or any Subsidiary or their respective businesses or the Collateral, other than any such information that is available to the Administrative Agent ~~or~~, any Arranger, any Lender~~,~~ or any Affiliate of any of the foregoing~~,~~ on a non-confidential basis prior to disclosure by ~~Parent~~such Loan Party and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from ~~Parent~~a Loan Party after the ~~date hereof~~Effective Date, such information is clearly identified at the time of delivery as confidential. . Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information

SECTION 9.13.                     Several Obligations; Nonreliance; Violation of Law.  The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to ~~Parent~~the Borrower in violation of applicable law.

SECTION 9.14.                     USA Patriot Act Notice.  Each Lender that is subject to the requirements of the USA PATRIOT Act of 2001 (the “Patriot Act”) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with ~~such~~the Patriot Act.

SECTION 9.15.                     Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.16.                     Release of Liens and Guarantees.  A Guarantor (other than Parent) shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Collateral Documents in Collateral owned by such Guarantor shall be automatically released, upon the consummation of any transaction permitted by this Agreement as a result of which such Guarantor ceases to be a Restricted Subsidiary (including any voluntary liquidation or dissolution of such Guarantor in accordance with Section 6.03); provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise.  Upon any sale or other transfer by any Loan Party (other than to Parent or any other Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Collateral Document in any Collateral pursuant to Section 9.02, the security interests in such Collateral created by the Collateral Documents shall be automatically released.  In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

SECTION 9.17.                     No Fiduciary ~~Relationship~~Duty, etc.  ~~Parent, on behalf of itself and the Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, Parent, the Subsidiaries and its other Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Syndication Agent, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Arrangers, the Syndication Agent, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.  The Administrative Agent, the Arrangers, the Syndication Agent, the Lenders and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of Parent, the Subsidiaries and its other Affiliates, and none of the Administrative Agent, the Arrangers, the Syndication Agent, the Lenders or their Affiliates has any obligation to disclose any of such interests to Parent, the Subsidiaries or its other Affiliates.  To the fullest extent permitted by law, Parent hereby waives and releases any claims that it or any of its Affiliates may have against the Administrative Agent, the Arrangers, the Syndication Agent, the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.~~Each of  Parent and the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to Parent and the Borrower with respect to the Loan Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, Parent or the Borrower or any other person.  Each of Parent and the Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby.  Additionally, each of Parent and the Borrower acknowledges and agrees that no Credit Party is advising Parent or the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction.  Each of Parent and the Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Credit Parties shall have no responsibility or liability to Parent or the Borrower with respect thereto.

Each of  Parent and the Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services.  In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, Parent, the Borrower and other companies with which Parent and the Borrower may have commercial or other relationships.  With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In addition, each of Parent and the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which Parent or the Borrower may have conflicting interests regarding the transactions described herein and otherwise.  No Credit Party will use confidential information obtained from Parent or the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with Parent or the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies.  Each of  Parent and the Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to Parent or the Borrower, confidential information obtained from other companies.

SECTION 9.18.                     Non-Public Information.

(a)                                 ~~Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by Parent or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI.  Each Lender represents to Parent and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that~~

~~may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws:~~EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND  ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS

(b)                                 ~~Parent and each Lender acknowledge that, if information furnished by the Loan Parties pursuant to or in connection with this Agreement is being distributed by the Administrative Agent through the Platform, (i) the Administrative Agent may post any information that Parent has indicated as containing MNPI solely on that portion of the Platform designated for Private Side Lender Representatives and (ii) if Parent has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains MNPI, the Administrative Agent reserves the right to post such information solely on that portion of the Platform designated for Private Side Lender Representatives.  Parent agrees to clearly designate all information provided to the Administrative Agent by or on behalf of Parent that is suitable to be made available to Public Side Lender Representatives, and the Administrative Agent shall be entitled to rely on any such designation by Parent without liability or responsibility for the independent verification thereof.~~ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

(c)                                  The Borrower represents and warrants that each of it and its Controlling and Controlled entities, and Parent and Parent’s Controlling and Controlled entities, in each case, if any (collectively with the Borrower, the “Relevant Entities”), either (i) has no SEC registered or unregistered, publicly traded securities outstanding, or (ii) files its financial statements with the SEC and/or makes its financial statements available to potential holders of its securities, and, accordingly, the Borrower hereby (i) authorizes the Administrative Agent to make the financial statements to be provided under Sections 5.01(a) and (b) above, along with the Loan Documents and the list of Disqualified Institutions, available to Public-Siders and (ii) agrees that at the time such financial statements are provided hereunder, they shall already have been made available to holders of its and Parent’s securities (and that such list of Disqualified Institutions either (i) does not include MNPI or (ii) has been, or is concurrently being, made available to holders of its and Parent’s securities).  The Borrower will not request that any other material be posted to Public-Siders without expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws or that the Relevant Entities have no outstanding SEC registered or unregistered, publicly traded securities.  Notwithstanding anything herein to the contrary, in no event shall the Borrower request that the Administrative Agent make available to Public-Siders budgets or any certificates, reports or calculations with respect to the Borrower’s compliance with the covenants contained herein.

SECTION 9.19.                     Intercreditor Agreement.  The Lenders acknowledge that the obligations of the Loan Parties under the ABL Credit Agreement are secured by Liens on assets of the Loan Parties that constitute Collateral and that the relative Lien priority and other creditor rights of the Secured Parties and the secured parties under the ABL Credit Agreement  ~~will be~~are set forth in the Intercreditor Agreement.  Each Lender hereby acknowledges that it has received a copy of the Intercreditor Agreement.  Each Lender hereby irrevocably (a) consents to the subordination of the Liens on the ABL Priority Collateral securing the Secured Obligations on the terms set forth in the Intercreditor Agreement, (b) authorizes and directs the Administrative Agent to execute and deliver the Intercreditor Agreement and any documents relating thereto, in each case on behalf of such Lender and without any further consent, authorization or other action by such Lender, (c) agrees that~~, upon the execution and delivery thereof,~~ such Lender will be bound by the provisions of the Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of the Intercreditor Agreement and (d) agrees that no Lender shall have any right of action whatsoever against the Administrative Agent as a result of any action taken by the Administrative Agent pursuant to this Section or in accordance with the terms of the Intercreditor Agreement.  Each Lender hereby further irrevocably authorizes and directs the Administrative Agent (i) to take such actions as shall be required to release Liens on the Collateral in accordance with the terms of the Intercreditor Agreement and (ii) to enter into such amendments, supplements or other modifications to the Intercreditor Agreement in connection with any extension, renewal, refinancing or replacement of any Secured Obligations and the ABL Credit Agreement as are reasonably acceptable to the Administrative Agent to give effect thereto, in each case on behalf of such Lender and without any further consent, authorization or other action by such Lender.  The Administrative Agent shall have the benefit of the provisions of Article VIII with respect to all actions taken by it pursuant to this Section or in accordance with the terms of the Intercreditor Agreement to the full extent thereof. The foregoing provisions are intended as an inducement to the secured parties under the ABL Credit Agreement  to extend credit to the Borrower and such secured parties are intended third party beneficiaries of such provisions.

SECTION 9.20.                     Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                                a reduction in full or in part or cancellation of any such liability;

(ii)                                a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                                 the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 9.21.                     Posting of Communications.

(a) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Amendment No. 2 Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY CO-DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d) Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e) Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f) Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.22.                     Credit Bidding.  The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

SECTION 9.23.       Certain ERISA Matters.  (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i) none of the Administrative Agent, or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent, or any Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c) The Administrative Agent, and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

[End of document. Signature pages intentionally omitted]

Schedule 1.01

Disqualified Institutions

None.

[Tailored Brands – Schedule 1.01]

EXHIBIT B

FORM OF TERM LENDER CONSENT

TERM LENDER CONSENT

Consent to Amendment No. 2 to that certain Term Credit Agreement dated as of June 18, 2014, among The Men’s Wearhouse, Inc., a Texas corporation, JPMorgan Chase Bank, N.A., as administrative agent, and each lender from time to time party thereto (as amended, restated, amended and restated, modified or supplemented and in effect on the date hereof).

Tranche B Term Lenders: Please indicate your election by checking the box under column A, B or C below and then complete and execute the signature block below.

A	B	C
CONSENT AND CONVERT	CONSENT AND	DECLINE
ON A “CASHLESS ROLL” BASIS	REPAY AND REALLOCATE	CONSENT

The undersigned consents and requests conversion on a “cashless roll” basis of all floating rate Tranche B Term Loans into floating rate Tranche B-2 Term Loans and waives payment of any breakage costs relating to such conversion.

The undersigned consents and requests repayment of all floating rate Tranche B Term Loans and reallocation to floating rate Tranche B-2 Term Loans and waives payment of any breakage costs relating to such repayment and reallocation.

☐	☐	☐

Tranche B-1 Term Lenders: Please indicate your election by checking the box under column A, B or C below and then complete and execute the signature block below.

A	B	C
CONSENT AND CONVERT	CONSENT AND	DECLINE
ON A “CASHLESS ROLL” BASIS	REPAY AND REALLOCATE	CONSENT

The undersigned consents and requests conversion on a “cashless roll” basis of all fixed rate Tranche B-1 Term Loans into fixed rate Tranche B-3 Term Loans and waives payment of any breakage costs relating to such conversion.

The undersigned consents and requests repayment of all fixed rate Tranche B-1 Term Loans and reallocation to fixed rate Tranche B-3 Term Loans and waives payment of any breakage costs relating to such repayment and reallocation.

☐	☐	☐

(Name of institution)

By:
Name:
Title:
If a second signature block is required

By:
Name:
Title:

[The Men’s Wearhouse, Inc. — Term Lender Consent Signature Page]

TERM LENDER CONSENT

Consent to Amendment No. 2 to that certain Term Credit Agreement dated as of June 18, 2014, among The Men’s Wearhouse, Inc., a Texas corporation, JPMorgan Chase Bank, N.A., as administrative agent, and each lender from time to time party thereto (as amended, restated, amended and restated, modified or supplemented and in effect on the date hereof).

Tranche B Term Lenders: Please indicate your election by checking the box under column A or B below and then complete and execute the signature block below.

A	B
CONSENT AND CONVERT	CONSENT AND
ON A “CASHLESS ROLL” BASIS	REPAY AND REALLOCATE

The undersigned consents and requests conversion on a “cashless roll” basis of all floating rate Tranche B Term Loans into floating rate Tranche B-2 Term Loans and waives payment of any breakage costs relating to such conversion.

The undersigned consents and requests repayment of all floating rate Tranche B Term Loans and reallocation to floating rate Tranche B-2 Term Loans and waives payment of any breakage costs relating to such repayment and reallocation.

☐	☐

Tranche B-1 Term Lenders: Please indicate your election by checking the box under column A or B below and then complete and execute the signature block below.

A	B
CONSENT AND CONVERT	CONSENT AND
ON A “CASHLESS ROLL” BASIS	REPAY AND REALLOCATE
The undersigned consents and requests conversion on a “cashless roll” basis of all Tranche B-1 Term Loans into Tranche B-2 Term Loans.	The undersigned consents and requests repayment of all Tranche B-1 Term Loans and reallocation to Tranche B-2 Term Loans.
☐	☐

(Name of institution)

By:
Name:
Title:
If a second signature block is required

By:
Name:
Title:

[The Men’s Wearhouse, Inc. — Term Lender Consent Signature Page]